   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 26, 2000

                                                      REGISTRATION NO. 333-35906
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                            ------------------------


                        DIGITAL:CONVERGENCE CORPORATION


             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                                    7373                               75-2791929
 (State or Other Jurisdiction              (Primary Standard Industrial                (I.R.S. Employer
              of                           Classification Code Number)                Identification No.)
Incorporation or Organization)


                                                                           PATRICK V. STARK
                                                                       EXECUTIVE VICE PRESIDENT
              9101 N. CENTRAL EXPRESSWAY                            DIGITAL:CONVERGENCE CORPORATION
                       6TH FLOOR                                      9101 N. CENTRAL EXPRESSWAY
                  DALLAS, TEXAS 75231                                          6TH FLOOR
                    (214) 292-6000                                        DALLAS, TEXAS 75231
  (Address, Including Zip Code, and Telephone Number,                       (214) 292-6000
                       Including                           (Name, Address, Including Zip Code, and Telephone
Area Code, of Registrant's Principal Executive Offices)   Number, Including Area Code, of Agent For Service)


                            ------------------------

                        COPIES OF ALL COMMUNICATIONS TO:


                MARK EARLY
            P. GREGORY HIDALGO                                CLAUDE S. SERFILIPPI
          VINSON & ELKINS L.L.P.                             CHADBOURNE & PARKE LLP
       2001 ROSS AVENUE, SUITE 3700                           30 ROCKEFELLER PLAZA
            DALLAS, TEXAS 75201                             NEW YORK, NEW YORK 10112
         TELEPHONE: (214) 220-7700                          TELEPHONE: (212) 408-5100
         FACSIMILE: (214) 220-7716                          FACSIMILE: (212) 541-5369


                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to rule 434, please check the following box. / /

                           --------------------------


                        CALCULATION OF REGISTRATION FEE



                   TITLE OF EACH CLASS OF                          PROPOSED MAXIMUM            AMOUNT OF
                SECURITIES TO BE REGISTERED                   AGGREGATE OFFERING PRICE(1)   REGISTRATION FEE
Common Stock, $0.01 par value...............................         $126,500,000              $33,396(2)



(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.



(2) $26,400 was previously paid in connection with the initial filing of the Registration Statement on April 28, 2000.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



    This registration statement contains two forms of prospectus: one (the
"U.S. Prospectus") to be used in connection with an offering in the U.S. and Canada (the "U.S. Offering") of Common Stock of Digital:Convergence Corporation (the "Company") (which includes Common Stock subject to the U.S. Underwriters' over-allotment option) and one (the "International Prospectus") to be used in connection with a concurrent international offering outside the U.S. and Canada (together with the U.S. Offering, the "Offerings") of Common Stock of the Company (which includes Common Stock subject to the International Managers' over-allotment option). The U.S. Prospectus and the International Prospectus will be identical in all respects except for the front cover and back cover pages of the prospectuses and the information under the caption "Underwriting." The form of the U.S. Prospectus is included herein and is followed by those pages to be used in the International Prospectus that differ from those in the U.S. Prospectus. Each of the pages to be used in the International Prospectus included herein is labeled "Alternative Page for International Prospectus." Final forms of these prospectuses will be filed with the Securities and Exchange Commission pursuant to Rule 424(b).

[inside front cover page of the prospectus]



    This prospectus has been Internet Enhanced-TM-. The inside cover of this prospectus will contain photographs of consumer products and excerpts from selected magazines and newspapers, including barcodes. Potential investors will be able to access the related website either by using our :CueCat device to swipe the code or by typing the related web page address.

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED       , 2000
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS


                               10,000,000 SHARES


                                     [LOGO]

                                  COMMON STOCK

                               ------------------


   This is Digital:Convergence Corporation's initial public offering of common stock. Digital:Convergence Corporation is selling all of the shares in this
offering. The U.S. underwriters are offering       shares in the U.S. and Canada
and the international managers are offering       shares outside the U.S. and
Canada.



   We expect the public offering price to be $11.00 per share. Currently, no public market exists for the shares. After pricing of the offering, we expect that the shares will be quoted on the Nasdaq National Market under the symbol "DGTL."



   INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 OF THIS PROSPECTUS.


                             ---------------------


                                                                 PER SHARE           TOTAL
                                                                 ---------           -----
   Public offering price....................................         $                 $
   Underwriting discount....................................         $                 $
   Proceeds, before expenses, to Digital:Convergence
 Corporation................................................         $                 $



   The U.S. underwriters may also purchase up to an additional 1,500,000 shares from Digital:Convergence Corporation at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The international managers may similarly purchase up to an
additional       shares from Digital:Convergence Corporation.


   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   The shares of common stock will be ready for delivery on or about           ,
2000.

                            ------------------------


MERRILL LYNCH & CO.                                                  ING BARINGS

                                ----------------

            BANC OF AMERICA SECURITIES LLC  BEAR, STEARNS & CO. INC.
                                ----------------

                The date of this prospectus is           , 2000

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Summary.....................................................      1
Risk Factors................................................      9
Forward-Looking Statements..................................     21
Use of Proceeds.............................................     22
Dividend Policy.............................................     23
Capitalization..............................................     24
Dilution....................................................     25
Selected Consolidated Financial Data........................     26
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     28
Business....................................................     39
Management..................................................     59
Certain Relationships and Related Transactions..............     66
Security Ownership of Principal Stockholders and
  Management................................................     71
Description of Capital Stock................................     73
Shares Eligible for Future Sale.............................     79
Certain Material U.S. Federal Tax Considerations for
  Non-United States Holders of Common Stock.................     81
Underwriting................................................     84
Legal Matters...............................................     88
Experts.....................................................     88
Where You Can Find More Information.........................     88
Index to Financial Statements...............................    F-1


                            ------------------------

    You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                    SUMMARY


    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE CONSOLIDATED FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS PROSPECTUS TO THE TERM "YOU" REFER TO A PROSPECTIVE INVESTOR.



                        DIGITAL:CONVERGENCE CORPORATION



    We are a company whose technology allows media companies, manufacturers and virtually all organizations to link their printed or broadcast content and advertisements and products, directly to web pages deep within their websites. Our technology reduces the need for time-intensive input of website addresses and web navigation, allowing Internet users to quickly and easily obtain relevant information or conduct e-commerce activities. Our :CRQ-TM- software sends an Internet user's web browser to a specific web page in response to a proprietary digital signal called a "cue," which is transmitted either by any enabled television broadcast or by our :CueCat-TM- device. Our :CueCat, a hardware device similar in size to a computer mouse, generates the digital signal when it is used to swipe our proprietary codes called "print cues" in print media or to swipe barcodes on consumer products. We believe that our technology empowers media companies and corporate advertisers to enhance their content and advertisements and to transform television broadcasts or other electronic media, print media or items bearing print cues or barcodes into powerful new editorial, advertising, promotional or e-commerce opportunities. Our technology works with both television and print applications.



    We initiated a nationwide roll-out of our technology in August 2000. We have purchased and plan to distribute, free to the public, approximately 10 million :CueCat devices and approximately 10 million CD-ROMs containing our :CRQ
software by the end of 2000. As of September 30, 2000, over    million of each
of our :CueCat devices and :CRQ CD-ROMs have been distributed to the public and
over       million users have installed our :CRQ software. We plan to distribute at least an additional 40 million of each of our :CueCat devices and :CRQ CD-ROMs by the end of 2001. We have partnered with RadioShack Corporation to produce our :CueCat devices and make them and our :CRQ CD-ROMs available in over 7,000 RadioShack retail outlets throughout the U.S. We have also partnered with A.T. Cross Company to produce by the end of 2000 a mobile scanning device that can be used to swipe and store print cues and barcodes for later uploading to a computer. We are also in discussions with manufacturers to produce other mobile scanning devices. Until our wireless :CRQ technology is released, an Internet user must connect an audio cable from the television to the computer in order to use our technology with television broadcasts or other electronic media. Although we expect that our strategic partners will distribute at least
2 million audio cables by the end of 2000 without charge to their customers or subscribers, other Internet users will have to purchase the audio cable.



    To assist in the promotion, marketing and deployment of our technology, we have established strategic media, advertising and distribution partnerships with National Broadcasting Company, Inc., Belo Corp., Forbes, The Milwaukee Journal Sentinel, Wired Magazine, the E.W. Scripps Company, Parade Magazine, Adweek Magazines and others. These partners have agreed to implement our technology in television and cable networks, local television broadcasts and print publications. Forbes and Wired Magazine have mailed over 1.2 million of our :CueCat devices, :CRQ CD-ROMs and audio cables to their subscribers and have also begun using print cues starting with their September and October magazine issues, respectively. We expect that NBC's cable networks, CNBC and MSNBC, will begin using cues in their broadcasts by the end of 2000 and that the NBC Television Network will begin using cues in their broadcasts in January 2001. We expect that these relationships, taken together, will provide us with broad media exposure. The NBC Television Network reaches approximately 99% of

U.S. households, and CNBC and MSNBC reach more than 71 million and 52 million cable households, respectively. On the local television station level, we expect to deploy our technology in markets covering over 60% of U.S. households by the second half of 2001.



    Our net revenues and net losses for the year ended December 31, 1999 were $1.5 million and $4.0 million, respectively. We had no revenues during the six months ended June 30, 2000 and recognized a net loss of $112.8 million during this period.We expect that our principal source of revenues will be derived by linking barcodes and proprietary codes to Internet web pages. For example, beginning in the first quarter of 2001, we anticipate generating revenues by charging broadcasters, publishers, merchants and advertisers an annual license fee and/or usage fees for the use of broadcast and print cues.


MARKET OPPORTUNITY


    Companies are investing billions of dollars in the development, execution and promotion of Internet strategies. The growth in the number of websites and web pages, combined with the rapidly expanding number of Internet users and volume of e-commerce transactions, creates significant challenges and opportunities for businesses across multiple industries. For example, advertisers are increasingly seeking highly targeted marketing programs that will generate measurable returns on investment, intensifying the pressure on television programmers to efficiently convert viewers into customers of their advertising clients. Traditional publishers are experiencing competitive pressures from the electronic distribution of information and content because information in print is static and often out of date by the time it reaches the reader. We believe that our technology provides powerful solutions for a number of these and other challenges, as well as new revenue opportunities. We also believe that it is critical that we establish our technology as the market standard as rapidly as possible in order to take full advantage of this market opportunity. To quickly establish our technology on a broad scale, we have initially targeted the following sectors for our roll-out:



    - broadcast and cable media;



    - print media, including newspapers, magazines, catalogs and direct mail;



    - coded consumer products; and



    - targeted industry segments, including the travel, advertising, education and insurance industries.



    Broadcast, cable and the print media alone represented approximately $153.6 billion in advertising expenditures and approximately $391.7 billion in direct response purchases of goods and services, including catalog sales, in 1999.



    While the number of Internet users is growing at an unprecedented pace, we believe the volume of online information has made it increasingly difficult for users to navigate the Internet effectively and efficiently. We believe that this volume often has made finding relevant information a frustrating and time-consuming experience. As websites continue to proliferate and grow in size and complexity, we believe that users want a more precise tool than is currently available that takes them directly to a specific web page deep within a website.



THE DIGITAL:CONVERGENCE SOLUTION



    We believe that our technology provides broadcasters, publishers, retailers, manufacturers and advertisers with a simple, cost-effective means of applying the potential of the Internet with all forms of traditional media. In addition, our technology addresses the needs of Internet users for a more satisfying Internet experience. Elements of our solution include Internet Enhanced-TM-broadcasting, print and coded products and our :CueChannel-TM-, a horizontal bar containing related information and advertisements that appears at the bottom of a user's
Windows-Registered Trademark- desktop. Windows is a registered trademark of Microsoft Corporation.



    INTERNET ENHANCED BROADCASTING



    A broadcast can be linked to a website, or Internet Enhanced, by simply embedding a cue in the broadcast. Instead of requiring viewers to recall and manually enter a website address briefly displayed on their television screens, our :CRQ software enables an Internet Enhanced broadcast to load the web page on a user's web browser for immediate access or stores the link for later use. Cues collected by our :CRQ software can be used to launch web pages, and, at the user's option, can be sorted or deleted. By embedding cues in programming, our technology enables broadcasters and advertisers to enhance content and deliver immediate buying opportunities to selected consumer groups. Because our technology will help drive consumers to selected web pages, we believe it will increase advertising revenue and generate additional e-commerce opportunities. As a result, we believe broadcasters will be able to command premium rates for Internet Enhanced advertisements.



    For example, our technology can be used in the following ways:



    - While reporting the weather, a local television station can broadcast a cue that directs a viewer's web browser to the broadcaster's web page that includes detailed forecast information for each city and town in the viewing area.



    - An automobile company can insert a cue in a television advertisement, which launches an Internet user's web browser to a web page designated by the company. This web page may contain more detailed information than can be presented in the advertisement, including specific information on an automobile's features and pricing, local dealerships and immediate e-commerce opportunities.


    INTERNET ENHANCED PRINT


    Our :CueCat device enables an Internet user to swipe our print cues to link the user to a particular web page designated by the publisher or advertiser. With the swipe of a :CueCat device, users are immediately directed to more detailed information impractical to include in print copy. Now traditional media can provide readers who have a general interest in a subject with the information they seek, and with our cue provide a direct link to additional information readers with a high level of interest in that subject are seeking. For example, our technology can be used in the following ways:



    - For many readers, knowing the outcome and highlights of a Super Bowl is all they want to know. But for more avid football fans, our cues can now directly link them to web pages that provide play-by-play analysis, streaming video and other detailed information that is normally too time-consuming and cumbersome to find.



    - In Forbes' September BEST OF THE WEB issue, General Motors placed a print cue in its Corvette ad that linked the user to a web page featuring the Corvette Z06 model. Without our technology, accessing this web page would have required a user to click through at least four intermediate pages after entering the General Motors web page, or to enter a lengthy web page address.



    - A travel agency can insert a print cue in a travel brochure or pamphlet, which launches an Internet user's web browser to a web page that provides additional information about a particular travel destination or enables the user to make reservations or obtain special pricing packages.

    INTERNET ENHANCED PRODUCTS AND OTHER :CUECAT DEVICE APPLICATIONS



    We are compiling a massive database that links existing barcodes, including UPC, ISBN, EAN and other codes, to websites, thereby enabling manufacturers to utilize their existing barcodes for advertising and other marketing purposes. There are approximately 60 million active barcodes that, if swiped with our :CueCat device, will take the user to a related website through our system. When a user of our :CueCat device swipes the barcode on an item which has been entered into our database, the Internet user is linked to a specified web page related to that product. For example, the existing barcode on a prescription drug bottle from a pharmacy could now direct the recipient's web browser to the drug manufacturer's website containing information regarding the illness for which the drug was prescribed, side effects of the drug, and additional products that may be useful in treating the illness. Because our :CueCat device reads substantially all barcodes and does not require consumer goods manufacturers to alter product labels in any way, our solution is an inexpensive and unobtrusive way of turning an existing product label into a powerful new marketing tool.



    In addition, we have begun developing customized applications of our technology to address specific needs of industry, education and other users. For example, placing a print cue on policyholder cards would allow an insurance company to handle service needs of policyholders through its website rather than through insurance company service representatives. As a result, policyholders would experience a dramatic improvement in the level of service and the insurance company would realize a substantive reduction in service center expense levels. We believe that our technology allows virtually any item to become Internet Enhanced.



    :CUECHANNEL





    When our :CueCat device or :CRQ software directs a user's web browser to a specific web page, a horizontal bar called the ":CueChannel" appears at the bottom of a user's Windows desktop. The :CueChannel is populated by a series of tabs that, when clicked, display topical information. The :CueChannel is only visible when an individual is using our technology. We believe that our :CueChannel, through modest usage of our :CueCat and :CRQ technology, will generate a significant number of ad impressions.



WHY WE BELIEVE THAT OUR TECHNOLOGY WILL BE THE MARKET STANDARD



    We believe that our technology will be the market standard because:



    - we have the first-mover advantage;



    - 10 million :CueCat devices will be distributed this year;



    - mobile scanning devices will be available by the end of 2000;



    - our technology works with virtually all types of barcodes;



    - it is the only multimedia solution; and



    - we have an open licensing policy for new devices.


STRATEGY


    Our objective is to establish our technology as the primary means for television and cable networks, local television broadcasters, newspaper and magazine publishers, and other mass media companies, as well as corporate advertisers, manufacturers, retailers, catalog publishers, financial services companies, healthcare organizations and educational institutions to link their broadcasts, publications and products to the Internet. To achieve this objective, we have adopted the following strategies:


    - use strategic media relationships to support adoption and sustain our first mover advantage;



    - execute a nationwide roll-out of our :CueCat and :CRQ technology;



    - promote adoption and achieve high levels of usage on a city-by-city basis through our local newspaper and television partners;



    - promote adoption and achieve high levels of usage by, and generate business-to-business applications in, targeted business sectors, such as travel, marketing and advertising, through adoption by leading trade publications;



    - establish our technology as the "system standard" on personal computers and mobile and wireless devices;


    - develop multiple revenue streams from multi-billion dollar advertising markets;


    - develop customized applications of our technology for leading businesses;



    - pursue international markets; and



    - develop sophisticated research on the aggregated behavior of our users and demographic marketing capabilities as a value-added service to our customers.



    Our privacy policy and our technology are constructed to prevent tracking of individual activities.


OTHER INFORMATION

    We were incorporated in Delaware in September 1998 and began operations in January 1999. Our executive offices are located at 9101 N. Central Expressway, 6th Floor, Dallas, Texas 75231, and our telephone number is (214) 292-6000. Information contained on any website to which you are directed by this prospectus does not constitute part of this prospectus.

                                  THE OFFERING


Common stock offered by Digital:Convergence
  Corporation:
  U.S. offering................................  shares
  International offering.......................  shares
    Total......................................  10,000,000 shares
Common stock outstanding after the offering....  95,803,693 shares(1)
Use of proceeds................................  We estimate that our net proceeds from this offering without exercise of over-allotment
                                                 options will be approximately $100.7 million. We
                                                 intend to use these net proceeds:
                                                     - to pay expenses related to the manufacture
                                                     and distribution of our :CueCat devices and
                                                       :CRQ CD-ROMs;
                                                     - to market and promote the adoption of our
                                                       technology by Internet users;
                                                     - to purchase additional network server and
                                                       support equipment;
                                                     - to repay outstanding indebtedness to
                                                       Infotainment Telepictures, Inc.; and
                                                     - for general corporate purposes, including
                                                       operating expenses, working capital and
                                                       other capital expenditures.
                                                 See "Use of Proceeds."
Risk Factors...................................  See "Risk Factors" and other information included in this prospectus for a discussion of factors
                                                 that you should carefully consider before deciding
                                                 to invest in our common stock.
Proposed Nasdaq National Market symbol.........  DGTL


--------------------------


(1) Unless we indicate otherwise, all information in this prospectus assumes no exercise of the over-allotment options granted to the U.S. underwriters and international managers, assumes the conversion into common stock of each outstanding share of our preferred stock and excludes:



    - 11,089,700 shares of common stock issuable upon the exercise of outstanding stock options, with exercise prices ranging from $3.31 to $10.90 per share and a weighted average exercise price of $5.35 per share, of which stock options to purchase up to 3,789,860 shares of common stock are exercisable or will become exercisable within 60 days after the date of this prospectus; and



    - 8,548,350 shares of common stock issuable upon the exercise of warrants issued by us with exercise prices ranging from $5.00 to $10.54 per share and a weighted average exercise price of $8.03 per share, all of which are immediately exercisable.

                      SUMMARY CONSOLIDATED FINANCIAL DATA


    The following table summarizes the consolidated statements of operations and consolidated balance sheet data for our business. In January 1999, we acquired from Infotainment Telepictures, Inc., our predecessor company for accounting purposes, the television show NET TALK LIVE! THE INTERNET TALK SHOW, now known as NET TALK INTERACTIVE!, and proprietary rights related to our technology. We have included in this prospectus the financial statements and the notes related thereto of our predecessor. The historical results presented below are not necessarily indicative of the results to be expected for any future period. For a more detailed explanation of this financial data, see "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto appearing elsewhere in this prospectus.



    The unaudited pro forma consolidated balance sheet data gives effect to the issuance of 1,185,395 shares of our Series B preferred stock and 1,581,277 shares of our Series C preferred stock in August 2000 for cash consideration of $25.0 million.



    The unaudited pro forma, assuming conversion, consolidated balance sheet data gives further effect to the automatic conversion of all of our preferred stock into 24,680,543 shares of common stock upon completion of this offering.



    The unaudited pro forma, as adjusted, consolidated balance sheet data gives further effect to the the sale of 10,000,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share after deducting the estimated underwriting discounts and commissions and our estimated offering expenses, including approximately $812,000 of offering expenses previously paid by us, and the application of a portion of the net proceeds to repay outstanding indebtedness to Infotainment Telepictures Inc. as set forth under "Use of Proceeds."

    For an explanation of the number of shares used to compute basic and diluted net loss per share, see Note 2 of the notes to our consolidated financial statements, Note 4 of the notes to our consolidated interim financial statements and Note 2 of our predecessor's financial statements, each appearing elsewhere in this prospectus.



                                                                                                         SIX MONTHS
                                        PREDECESSOR FINANCIAL DATA                                          ENDED
                                         YEAR ENDED DECEMBER 31,                   YEAR ENDED             JUNE 30,
                           -----------------------------------------------------   DECEMBER 31,   -------------------------
                              1995          1996          1997          1998          1999           1999          2000
                           -----------   -----------   -----------   -----------   ------------   -----------   -----------
                                                  (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS
  OF OPERATIONS DATA:
Net revenues.............  $        97   $       109   $       690   $     1,636   $     1,543    $       293   $        --
Operating expenses:
  Production and media
    costs................           78           137           591           939         1,012            545           294
  Selling, general and
    administrative
    expenses(1)..........           48            91           284           671         3,921            791        10,288
  Depreciation and
    amortization.........           --            17            41            55           106             40           372
  Research and
    development costs....           --            --            --            36           410            113         1,027
  Non-cash compensation
    charge related to
    issuance of warrants
    to NBC...............           --            --            --            --            --             --        63,092
  Non-cash compensation
    charge related to
    issuance of preferred
    stock................           --            --            --            --            --             --        38,835
                           -----------   -----------   -----------   -----------   -----------    -----------   -----------
    Total operating
      expenses...........          126           245           916         1,701         5,449          1,489       113,908
                           -----------   -----------   -----------   -----------   -----------    -----------   -----------
Operating loss...........          (29)         (136)         (226)          (65)       (3,906)        (1,196)     (113,908)
Interest income..........           --            --            --            --           660             34         1,885
Interest expense.........           (3)          (14)          (17)          (24)         (731)          (358)         (747)
Other expense............           --            --            --            --            --             --            (1)
                           -----------   -----------   -----------   -----------   -----------    -----------   -----------
Net loss.................  $       (32)  $      (150)  $      (243)  $       (89)  $    (3,977)   $    (1,520)  $  (112,771)
                           ===========   ===========   ===========   ===========   ===========    ===========   ===========
Basic and diluted
  weighted average common
  shares outstanding.....       25,000        25,000        25,000        25,000    59,507,271     57,874,776    61,118,012
Basic and diluted net
  loss per common
  share..................  $     (1.30)  $     (6.02)  $     (9.72)  $     (3.54)  $     (0.07)   $     (0.03)  $     (1.85)
                           ===========   ===========   ===========   ===========   ===========    ===========   ===========



                                                                            AS OF JUNE 30, 2000
                                                             -------------------------------------------------
                                                                                      PRO FORMA
                                                                                      ASSUMING      PRO FORMA
                                                              ACTUAL     PRO FORMA   CONVERSION    AS ADJUSTED
                                                             ---------   ---------   -----------   -----------
                                                                              (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..................................  $ 45,759    $ 70,759     $ 70,759      $168,571
Short-term investments.....................................    66,916      66,916       66,916        66,916
Total assets...............................................   135,053     160,053      160,053       257,053
Long-term liabilities......................................     4,005       4,005        4,005           305
Convertible preferred stock subject to redemption..........   190,063     223,236           --            --
Total stockholders' equity (deficit).......................   (60,259)    (68,432)     154,804       255,504


------------------------------


(1) Exclusive of non-cash compensation charges totalling $101.9 million for the six months ended June 30, 2000.

                                  RISK FACTORS


    THE VALUE OF AN INVESTMENT IN DIGITAL:CONVERGENCE CORPORATION WILL BE SUBJECT TO THE SIGNIFICANT RISKS INHERENT IN OUR BUSINESS. YOU SHOULD CONSIDER CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE ANY SHARES OF OUR COMMON STOCK. IF ANY EVENT DESCRIBED BELOW OCCURS, WE COULD BE ADVERSELY AFFECTED IN A MATERIAL WAY. THIS COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, PERHAPS SIGNIFICANTLY.



BECAUSE WE HAVE ONLY RECENTLY COMMERCIALLY RELEASED OUR TECHNOLOGY, THERE IS
  LIMITED INFORMATION UPON WHICH YOU CAN EVALUATE OUR BUSINESS AND PROSPECTS.



    We have only recently commercially released our :CueCat and :CRQ technology, which we expect to be our principal source of revenues in the future. Consequently, there is little historical financial or other information on which to evaluate our business and prospects. In addition, the market for our technology is new and rapidly evolving. Accordingly, you must consider our prospects in light of the risks, expenses and difficulties frequently encountered by early stage companies in new and rapidly evolving markets.


WE CANNOT PREDICT WHETHER WE WILL BE SUCCESSFUL IN IMPLEMENTING OUR BUSINESS
  STRATEGY.

    Our business model is new. We cannot be certain that our business model will be successful or that we can achieve or sustain revenue growth or generate any profits. This business model is unproven and depends upon our ability to, among other things:


    - effectively distribute our :CueCat devices and :CRQ CD-ROMs to millions of individual Internet users;



    - generate acceptance of our :CueCat and :CRQ technology by the broadcast industry, print and media companies, leading consumer companies, manufacturers, the marketing and advertising industries and individual Internet users;



    - gain advertiser and consumer acceptance of our :CueChannel;


    - maintain our current relationships with our broadcast, publishing, manufacturing, retail and marketing partners and enter into agreements with many additional distribution and promotional partners; and

    - generate significant revenues through usage fees, licensing fees and advertising fees.


THE SUCCESSFUL IMPLEMENTATION OF OUR BUSINESS MODEL IS DEPENDENT UPON ADOPTION
  OF OUR TECHNOLOGY BY INTERNET USERS.



    To use our technology, Internet users must download or install our :CRQ software; register as a user of our technology; in broadcast and electronic media, connect an audio cable from the television to the computer; and in print media, plug the :CueCat device into the computer. Although we expect some of our strategic partners to distribute audio cables without charge to their customers or subscribers, most Internet users will have to purchase an audio cable from electronics retailers including RadioShack, to connect their computers to televisions or other electronic media sources. An audio cable costs approximately $8.00 from RadioShack retail outlets. Internet users may be unwilling to make these efforts because of:



    - their comfort with existing habits;



    - general reticence about technology or the Internet;



    - their perception of the process as confusing, burdensome or time-consuming;

    - privacy concerns;



    - doubts about the practical usefulness of the technology;



    - reluctance to encounter additional advertising; or


    - for other reasons.


    In addition, Internet users who initially try our technology may find the cues bothersome and discontinue use.


OUR FAILURE TO GAIN BROAD MARKET ACCEPTANCE WOULD RESULT IN OUR BEING UNABLE TO
  MARKET AND SELL OUR SERVICES SUCCESSFULLY.

    The market for technology allowing the convergence of the Internet with virtually any form of media or product is new and rapidly evolving. As is typical for any new, rapidly developing market, demand and market acceptance for newly introduced technology, products and services are subject to a high level of uncertainty and risk. The market for our technology may develop more slowly than expected or become saturated with competitors, or our technology may not achieve or sustain mass media, market or public acceptance.

    In order to gain broad market acceptance, we must, among other things:


    - successfully implement and execute our business and marketing strategy, including the commercial release of our :CueCat and :CRQ technology;


    - develop, maintain and enhance our brand recognition;

    - continue to develop and upgrade our technology, systems, products and services;

    - respond quickly and effectively to competitive developments;

    - generate sufficient revenue to achieve and maintain profitability;

    - maintain existing and establish new strategic partnerships; and

    - attract, retain and motivate qualified personnel.


    We cannot assure you that we will be successful in doing any of the foregoing or that our technology will gain broad market acceptance. Some or all of our targeted customers, which include broadcasters, publishers, manufacturers, retailers and direct marketers, may choose not to license our technology because Internet users do not adopt our technology, because the cost of implementing an Internet strategy utilizing our technology exceeds its perceived or actual benefits or for other reasons that we may not have anticipated.



OUR FUTURE OPERATING RESULTS ARE UNCERTAIN AND WE ANTICIPATE SIGNIFICANT FUTURE
  LOSSES AND NEGATIVE CASH FLOW. IF WE ARE TO IMPLEMENT OUR BUSINESS STRATEGY SUCCESSFULLY, WE MUST GENERATE SIGNIFICANT REVENUES.



    To implement our business strategy, we have incurred substantial costs to produce and distribute, free to the public, approximately 10 million :CueCat devices and 10 million :CRQ CD-ROMs by the end of 2000. In addition, we expect to incur future costs as a result of conducting promotional projects including the distribution of additional :CueCat devices and :CRQ CD-ROMs free to the public. These costs will be incurred before we derive significant revenues from this increased spending. Therefore, we expect significant operating and net losses and negative cash flow for the foreseeable future. We do not have sufficient cash to indefinitely sustain these operating losses. Further, we will need to generate significant revenues if we are to achieve and then maintain profitability. We cannot assure you that we will be able to do this. Our limited operating history and the rapidly evolving nature of our industry also make forecasting quarterly results difficult. Even if we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future.



OUR FAILURE TO MEET OUR FUTURE CAPITAL REQUIREMENTS COULD RESULT IN OUR BEING
  UNABLE TO FUND OUR BUSINESS AND DEPLOY OUR TECHNOLOGY.



    We expect that we will require substantial additional working capital to fund our business and the deployment of our :CueCat and :CRQ technology and, therefore, will need to raise significant additional funds in the future. We cannot be certain that additional financing will be available to us on favorable terms when required or at all. If we raise additional funds through the issuance of equity-related or debt securities, these securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders may experience additional dilution.



IF WE DO NOT DEPLOY OUR TECHNOLOGY RAPIDLY, OUR TECHNOLOGY MAY NOT EMERGE AS THE
  MARKET STANDARD.



    We believe that we must establish the Digital:Convergence Corporation brand and our :CueCat and :CRQ products as the leading brand names in our targeted markets in order for our technology to be widely adopted by Internet users, mass media sources and advertisers. This acceptance will be essential to generate revenues from licensing and cue fees. Brand recognition will become increasingly important as more companies, some with well-established brands, offer competing products and services. Thus, it is important that we establish ourselves as the market standard as rapidly as possible. We expect that we will need to substantially increase our spending on promotional programs and marketing in order to create and perpetuate strong brand loyalty and to ensure that our technology becomes the market standard. We cannot be certain that our efforts will be successful.



IF OUR :CUECAT AND :CRQ TECHNOLOGY DOES NOT PERFORM EFFECTIVELY AND RELIABLY,
  OUR TECHNOLOGY MAY NOT ACHIEVE OR SUSTAIN MASS MEDIA, MARKET OR PUBLIC ACCEPTANCE.



    The successful implementation and reliability of our :CueCat and :CRQ technology on a commercial basis are crucial to our success. Our technology was not tested on a wide-scale basis prior to its launch in August 2000. Technology and products as complex as ours frequently contain errors and defects, especially when first introduced to the market. Any errors or defects discovered in our :CueCat or :CRQ technology could:


    - result in our failure to achieve mass media, market or public acceptance;

    - divert development resources;

    - injure our reputation;

    - cause customer and Internet user dissatisfaction;

    - result in cancellation of strategic partnership, licensing and advertising agreements; and


    - result in legal actions by customers or strategic partners against us.



    Any delays caused by technological glitches in our :CueCat or :CRQ technology could be detrimental to the implementation of our business model and our overall success.



IF OUR STRATEGIC PARTNERS FAIL TO DEPLOY AND PROMOTE OUR TECHNOLOGY EFFECTIVELY,
  WE WILL HAVE DIFFICULTY ACHIEVING INTERNET USER ADOPTION AND ACCEPTANCE OF OUR TECHNOLOGY.



    Development of our brand will depend largely on the success of our strategic partners in providing a high quality interactive Internet experience for Internet users and enhancing the Internet content and advertising value to Internet users, which cannot be assured. We expect our strategic partners to devote significant resources to the promotion and marketing of our technology, which is important to promote

Internet user adoption and acceptance of our technology. However, most of our strategic partners are not contractually obligated to do so. To the extent that our strategic partners do not promote and market our technology or are ineffective in doing so, we will have difficulty gaining broad market acceptance of our technology by Internet users.



IF WE ENCOUNTER DIFFICULTIES IN ESTABLISHING OR MAINTAINING STRATEGIC
  RELATIONSHIPS, WE MAY BE UNABLE TO ESTABLISH OUR TECHNOLOGY AS THE MARKET STANDARD.



    We intend to expand our operations and market presence by entering into significant additional agreements, investments, joint ventures or other strategic relationships with third parties, such as our agreements with National Broadcasting Company, Inc., Belo Corp., RadioShack Corporation, Forbes, Wired Magazine, The Milwaukee Journal Sentinel, The E.W. Scripps Company and Adweek Magazines. Each relationship will involve risks commonly encountered in these relationships, which may include, among others:



    - the difficulty of implementing the relationship or negotiating favorable definitive terms of these agreements that we have agreed to negotiate in the future;


    - the potential disruption of our ongoing business;

    - the potential inability of our management to maximize our financial and strategic position in the relationship;

    - additional operating losses and expenses associated with implementing the terms of the relationship;

    - the maintenance of uniform standards, controls and policies; and

    - the possible impairment of relationships with existing partners, employees or customers.


In addition, our agreements with our strategic partners are relatively short-term, typically for terms of 18 months or less, and our existing agreements may not be renewed. See "Business--Strategic Relationships." We cannot assure you that we will be successful in overcoming these risks or any other problems encountered in connection with these relationships. We also cannot assure you that we will be able to enter into any new relationships on terms and conditions favorable to us or at all.



WE ARE DEPENDENT ON RADIOSHACK CORPORATION FOR THE PRODUCTION OF OUR :CUECAT
  DEVICES. IF WE ARE UNABLE TO MAINTAIN OUR RELATIONSHIP WITH RADIOSHACK, OR IF OUR ARRANGEMENT WITH RADIOSHACK SHOULD FOR ANY REASON NOT MEET OUR PRODUCTION NEEDS, OUR ABILITY TO DISTRIBUTE OUR TECHNOLOGY TO THE PUBLIC COULD BE IMPAIRED.



    RadioShack Corporation has agreed to act as a product sourcing manager for the production of our :CueCat devices until December 31, 2001, and then for successive one year terms if the agreement is not terminated by either party. The agreement can be terminated by either party at any time upon 90 days prior notice. RadioShack currently utilizes two manufacturing facilities in Asia with which it has manufacturing subcontracts for the production of our :CueCat devices. Any manufacturing disruption caused by the termination of our agreement with RadioShack, the termination of RadioShack's subcontracts with the two manufacturing facilities or other factors would impair our ability to timely distribute a large quantity of :CueCat devices to the public, which in turn would impair our ability to implement our business strategy. In addition, if our agreement with RadioShack is terminated for any reason, we may be unable to negotiate another manufacturing agreement for our :CueCat devices on terms acceptable to us or at all. Our dependence on RadioShack to manage the production of our :CueCat devices also exposes us to additional risks, including the following:


    - reduced control over delivery schedules;

    - inadequate quality assurance by RadioShack or its manufacturing subcontractors;


    - inadequate production capacity during periods of excess demand; and

    - misappropriation of our technology.


THE :CUECHANNEL MAY NOT BE ACCEPTED AS AN ADVERTISING MEDIUM.



    Many of our customers will likely have only limited experience with the Internet as an advertising and promotion medium and neither those customers nor their advertising agencies will likely have devoted a significant portion of their advertising budgets to Internet-based advertising and promotion in the past. In order for us to generate revenue from our :CueChannel, advertisers and advertising agencies must direct a greater portion of their budgets to the Internet and, specifically, to the use of our :CueChannel. There can be no assurance that advertisers or advertising agencies will be persuaded to allocate increased portions of their budgets to Internet-based advertising, or, if so persuaded, that they will find Internet-based advertising on our :CueChannel to be effective. Acceptance of the Internet and our :CueChannel by advertisers and advertising agencies also depends to a large extent on growth in the number of Internet users, on the development of a large base of users of our technology having group demographic characteristics attractive to advertisers and on the acceptance of new methods of conducting business and exchanging information.



A THIRD PARTY HAS ASSERTED THAT WE ARE INFRINGING UPON ITS PATENT RIGHTS. IF WE
  ARE UNABLE TO SUCCESSFULLY DEFEND AGAINST THIS CLAIM, WE MAY BE UNABLE TO CONTINUE USING TECHNOLOGY THAT IS CRITICAL TO OUR SUCCESS.



    A third party has notified us that technology which is critical to the success of our business infringes upon its patent rights. We disagree with the third party and believe that we have meritorious defenses to its infringement claims. However, we have not obtained formal noninfringement or invalidity opinions from outside counsel. In February 2000, we filed an interference proceeding before the Patent and Trademark Office. In the proceeding, we asserted that we have rights to the invention claimed in the patent asserted by the third party against us.



    We cannot assure you that we can prevail before the Patent and Trademark Office in proving that we have the patent rights. Even if we were to prevail before the Patent and Trademark Office, we cannot assure you that we would be able to successfully defend against the third party's claim. If we are unable to persuade the Patent and Trademark Office that we own the asserted patent rights or if the third party prevails in any infringement action against us, we may be unable to continue using technology that is critical to our success, which would have a material adverse effect on our business.



ONE OF OUR CONSULTANTS HAS CLAIMED OWNERSHIP OF SOFTWARE USED IN OUR PRODUCTS.
  IF WE ARE UNABLE TO SUCCESSFULLY DEFEND AGAINST THIS CLAIM, WE MAY BE UNABLE TO CONTINUE USING SOFTWARE THAT IS CRITICAL TO OUR SUCCESS.



    A consultant has made a claim of ownership of some of our software. We disagree with this claim. We believe that either none of the software used in our products was provided by the consultant or that any software that we use in our products that may have been written by him was developed under a development agreement which vests copyright of the software in us. We cannot assure you that we can prevail in a legal proceeding if the consultant brings suit for a determination of ownership of the software. If we are sued and do not prevail, we may be unable to continue using software that is critical to our success, which would have a material adverse effect on our business.

WE ARE DEPENDENT ON INTELLECTUAL PROPERTY RIGHTS AND OTHERS MAY INFRINGE UPON
  THOSE RIGHTS. IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, OUR ABILITY TO COMPETE AND TO ESTABLISH OUR TECHNOLOGY AS THE MARKET STANDARD COULD BE IMPAIRED.



    Our success is dependent on the protection of our internally developed technology, applications and products and on the goodwill associated with our trademarks, trade names, service marks and other proprietary rights. We rely on patent, trademark, trade secret and copyright laws, as well as confidentiality procedures and licensing arrangements, to protect the proprietary technology that we have developed, but we can give no assurance that these laws or procedures will provide sufficient protection to us or that others will not develop technologies that are similar or superior to ours. These risks are particularly heightened in foreign countries, in which effective patent, trademark, copyright and trade secret protection may not be available.



    We currently hold six United States patents for our technology and have filed approximately 75 patent applications, both in the United States and internationally, with respect to this technology and other aspects of our business. However, there can be no assurance that our applications will be granted, that any current or future patents will not be challenged, invalidated or circumvented, or that the rights granted will provide a competitive advantage for us. Further, obtaining patent protection for our inventions internationally is generally more difficult and costly than it is in the United States and may result in less protection than is available in the United States.


    We typically enter into confidentiality and non-disclosure agreements with our employees and strategic partners in an attempt to control access to our proprietary technology and information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products and technology without authorization or to develop similar technology independently through reverse engineering or other means.


    While we have filed applications for registration for several of our trademarks in the United States and internationally, there can be no assurance that the trademarks described in these applications will ever become or be maintained as registered trademarks or that the use of our trademarks will not be challenged by third parties. A country's trademark office can reject a trademark application for any number of reasons. A rejection can prevent our mark from being registered, or require us to seek registration of the mark in association with only some of the products and services originally desired. In addition, registering a trademark in a foreign country is often more difficult and expensive than registering the same mark in the United States. Further, if the mark is registered, the legal rights and remedies available to us in these foreign countries vary greatly from country to country, and may be less than corresponding rights and remedies available in the United States.



    While we attempt to ensure that the quality of our products and services associated with our trademarks and brands are maintained by the licensees of our trademarks and brands, we cannot assure you that the licensees will not take actions that would adversely affect the value of our proprietary rights or reputation. Policing unauthorized use of our proprietary technology and other intellectual property rights could entail significant expense and could be difficult or impossible, particularly given the global nature of the Internet and that the laws of other countries may afford us little or no effective protection of our intellectual property. In addition, third parties may bring claims of copyright or trademark infringement against us or claim that our use of our technology violates a patent. Furthermore, litigation may be necessary to enforce our intellectual property rights, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Any claims of infringement, with or without merit, could:



    - be time consuming to defend or prosecute;


    - result in costly litigation;

    - divert management's attention;

    - require us to enter into costly royalty or licensing arrangements; and

    - prevent us from using or distributing our technology or products.


    For additional information regarding intellectual property rights, see "Business--Patents and Proprietary Rights."



WE MAY NOT BE ABLE TO CONTINUE TO LICENSE TECHNOLOGY THAT WE DEPEND ON FROM
  THIRD PARTIES.



    We license some technology from third parties, including operating systems and the financial and reporting systems for our business. We cannot assure you that these third-party technology licenses will continue to be available to us on commercially reasonable terms. The loss of this technology could require us to obtain substitute technology of lower quality or performance standards or at greater cost and we cannot assure you that this technology will be available at all.



IF INTERNET USERS REACT NEGATIVELY TO OUR TECHNOLOGY DUE TO PRIVACY CONCERNS, WE
  MAY NOT BE ABLE TO ACHIEVE WIDESPREAD ACCEPTANCE AND ADOPTION OF OUR
  TECHNOLOGY.



    We intend to use our :CueCat and :CRQ technology to develop and maintain a substantial database of aggregate consumer demographic information that our customers can use with our permission to conduct advertising campaigns. In particular, we intend to require each user of our technology to provide basic individual information in order to register and activate our :CRQ software application. No individual tracking based on a user's actual identity occurs. That is because we remove identifying individual information, except age, gender and zip code. We then aggregate cue behavior by age, gender and zip code. Under our privacy policy, individual user information is not available to outside parties. Some summary demographic data, however, may be made available to outside parties. Privacy concerns may cause users to resist providing the personal data necessary to support this aggregated profiling capability. More importantly, even the perception of security and privacy concerns, whether or not valid, may inhibit Internet user acceptance of our technology and products. Furthermore, users may bring lawsuits against us seeking to prohibit us from collecting this data. Even if without merit, lawsuits could impair Internet user acceptance of our technology and products. In addition, legal requirements may heighten these concerns if businesses must notify Internet users that the data captured after visiting websites may be used by marketing entities to direct product promotion and advertising to that user. However, we cannot assure you that this will not change, which may curtail or restrict our collection or use of this data. We are not aware of any of these laws currently in effect in the United States. Other countries and political entities, such as the European Economic Community, have adopted these types of laws. We cannot predict how the international roll-out of our technology will be affected by these types of laws.



SECURITY BREACHES COULD CAUSE INTERRUPTIONS, DELAYS OR CESSATION OF THE SERVICES
  WE PROVIDE, WHICH COULD RESULT IN REDUCED CONFIDENCE IN OUR TECHNOLOGY AND SUBJECT US TO LIABILITY.



    We must protect our computer systems and network from physical break-ins, security breaches and other disruptions. Computer break-ins jeopardize the security of information stored in and transmitted through our computer systems and network, which could adversely affect our ability to retain or attract customers and users, damage our reputation and subject us to litigation. In September 2000 we experienced a security breach that resulted in the exposure of personal data of 147,836 customers and while we do not believe that the breach will have a long term material adverse effect on our ability to retain or attract customers, we cannot assure you that this will be the case. Although we continue to implement security technology and establish operational procedures to prevent damage, failures and future break-ins, these security measures may fail.

THE LOSS OF KEY PERSONNEL COULD IMPAIR OUR EFFORTS TO IMPLEMENT OUR BUSINESS
  PLAN.



    Our future success depends, in significant part, upon the continued service of our key technical, sales and senior management personnel, particularly J. Jovan Philyaw, our Chairman and Chief Executive Officer, and Michael N. Garin, our President and Chief Operating Officer. Mr. Garin has entered into an employment agreement with us. Mr. Philyaw does not have an employment agreement with us. See "Management--Employment Agreements." The loss of the services of one or more of our key personnel could adversely affect our ability to execute our business plan.



CAPACITY CONSTRAINTS OF OR SYSTEM FAILURES BY OUR NETWORK INFRASTRUCTURE OR OF
  OTHER INTERNET BROWSERS' INFRASTRUCTURE MAY LEAD TO SYSTEM DISRUPTIONS, WHICH COULD UNDERMINE OUR ABILITY TO PROMOTE ADOPTION OF OUR TECHNOLOGY.



    The satisfactory performance, reliability and availability of our servers and network infrastructure and users' web browsers are critical to attracting and retaining users and maintaining relationships with our customers. System interruptions that result in the unavailability of our software or slower response times for users would reduce the number of Internet sites delivered through the use of our technology and reduce the attractiveness of our products. Although we intend to expand our network infrastructure, any unexpected increase in traffic on our infrastructure may require us to further expand and adapt new network infrastructure. If we are unable to add additional hardware to accommodate increased traffic on our infrastructure, an unanticipated system disruption could result, slowing response times. In addition, any disruption to our infrastructure resulting from a natural disaster or other event could result in an interruption in our service and impair our reputation. We cannot assure you that we will be able to expand our network infrastructure on a timely basis to meet increased demand or protect our network infrastructure from disruptions.



IF OUR CUSTOMERS ENCOUNTER DIFFICULTIES DUE TO INCREASED INTERNET TRAFFIC ON
  THEIR WEBSITES, OUR CUSTOMERS MAY BE UNWILLING OR UNABLE TO UNDERTAKE THE IMPROVEMENTS NECESSARY TO MAKE OUR TECHNOLOGY EFFECTIVE.



    If our technology is widely adopted by Internet users, our customers may experience difficulties managing the Internet traffic on their own websites. They may find it necessary to invest substantial resources in improving their own network capacity in order to meet the increased demand. If our customers are unable or unwilling to adequately address the increase in user traffic on their websites, users may perceive our technology and products as ineffective and may decrease or stop using our technology.



IF GROWTH IN THE USE OF THE INTERNET DOES NOT CONTINUE, THERE MAY BE
  INSUFFICIENT DEMAND FOR OUR TECHNOLOGY.



    Rapid growth in the use of and interest in the Internet is a recent phenomenon, and we cannot assure you that acceptance and use of the Internet will continue to develop or that a sufficient base of users will emerge to support our customers and thus our business. Our revenues will depend largely on the widespread acceptance and use of the Internet as a source of information and entertainment and as a vehicle for commerce in goods and services. Demand for recently introduced services and products integrating other communication mediums with the Internet is very uncertain and few proven services and products exist. To the extent that the Internet continues to experience an increase in users and frequency of use by consumers resulting in increased bandwidth demands, we cannot assure you that the infrastructure for the Internet will be able to support the demands placed upon it. The Internet may not be accepted as a viable commercial medium due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity or due to increased government regulation. Changes in the pricing or quality of, or insufficient availability of, telecommunications services to support the Internet could also result in higher prices to end users or slower response times and could adversely affect use of the Internet generally and of our Internet services particularly. If use of the Internet does not continue to grow or grows more slowly than expected, or if the Internet infrastructure does not effectively support the growth that may occur, we may have difficulty executing our business plan.


WE MAY NOT BE ABLE TO IMPROVE THE PERFORMANCE, FEATURES AND RELIABILITY OF OUR
  TECHNOLOGY, PRODUCTS AND SERVICES FAST ENOUGH OR AT ALL TO COMPETE EFFECTIVELY WITH NEW TECHNOLOGY.


    The market for our technology, products and services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The emerging character of this technology and its rapid evolution will require that we continually improve the performance, features and reliability of our technology, products and services, particularly in response to competitive offerings. We cannot assure you that we will be successful in responding quickly, cost effectively and sufficiently to these developments. In addition, the widespread adoption of new Internet technologies or standards could require substantial expenditures by us to modify or adopt our technology, products and services and could fundamentally affect the character, viability and frequency of Internet-based advertising and commerce. New technology or enhancements offered by us may contain design flaws or other defects that could require costly modifications or result in a loss of confidence in our technology by customers and users.


WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST RELATED TECHNOLOGY, AND
  COMPETITIVE PRESSURES COULD HAVE A NEGATIVE IMPACT ON US.


    We may be unable to compete successfully against related technology, and competitive pressures could have a negative impact on us. The market for Internet convergence technology is new and rapidly evolving, and we expect competition to intensify significantly in the future as companies further utilize the advantages of the Internet. We face competition in the Internet convergence market from existing companies with related technology, and we expect competition to increase as current competitors increase the sophistication of their products and as new competitors enter the market. Some of our competitors have, and new potential competitors may have:


    - more experience deploying Internet convergence software and solutions;

    - larger technology staffs;

    - larger customer bases;

    - more established distribution channels;

    - greater brand recognition; and

    - greater financial, marketing and other resources than we have.


    In addition, our competitors may be able to develop or offer superior technology, products or services that achieve greater market and public acceptance or that have significantly improved functionality as compared to our existing and future technology, products and services. In addition, as we develop new products and services, we may begin competing with companies with whom we have not previously competed. It is also possible that our competitors will form alliances that may enable them to rapidly increase their market share. See "Business--Competition."


FUTURE GOVERNMENT REGULATIONS OF THE INTERNET COULD DECREASE DEMAND FOR OUR
  PRODUCTS AND SERVICES OR INCREASE OUR COST OF CONDUCTING BUSINESS.


    Although there are currently few laws and regulations directly applicable to the Internet, a range of new laws and regulations have been proposed, and could be adopted, covering issues such as privacy, copyrights, obscene or indecent communications and the pricing, characteristics and quality of Internet products and services. These laws could subject us to substantial liability. For example, we do not and cannot practically screen the contents of the various Internet sites that are accessible with our :CueCat and :CRQ technology. Restrictive laws or regulations could also dampen the growth of the Internet generally and decrease the acceptance of the Internet as an advertising medium. Application to the Internet of existing laws and regulations governing issues such as property ownership, libel and personal privacy is also subject to substantial uncertainty.



    We cannot assure you that current or new government laws and regulations, or the application of existing laws and regulations, will not:


    - subject us to significant liabilities;


    - significantly dampen growth in Internet usage; or



    - prevent us from distributing our technology.



    See "Business--Government Regulation."



WE COULD FACE LIABILITY FOR THE CONTENT WE PUBLISH ON OUR WEBSITE OR BROADCAST
  ON NET TALK INTERACTIVE!.



    As a publisher, producer and distributor of content on our website and on NET TALK INTERACTIVE!, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials we publish, produce or distribute. In addition, because our technology facilitates the downloading of materials from third-parties' websites, there is a potential that claims will be made against us for defamation, negligence, copyright or trademark infringement, personal injury or other theories based on the nature and content of these materials. These claims have been brought, and sometimes successfully pressed, against Internet service providers in the past. Our insurance may not be adequate to indemnify us for all liability that may be imposed on us.



WE HAVE A LIMITED OPERATING HISTORY, AND OUR STOCK PRICE MAY FLUCTUATE AFTER
  THIS OFFERING. AS A RESULT, INVESTORS IN OUR COMMON STOCK MAY NOT BE ABLE TO RESELL THEIR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.



    We have a limited operating history, and we cannot be certain that our business model will be successful or that we can achieve or sustain revenue growth or generate any profits. We will negotiate the initial public offering price with the underwriters. The initial public offering price may not be indicative of the price at which the common stock will trade following completion of this offering. Internet and technology companies with a limited operating history like ours are subject to considerable fluctuation in their stock prices. Recently, the Nasdaq National Market has experienced extreme fluctuation, and Internet and technology companies with a limited operating history like ours have been especially subject to sharp declines in market price. The market price of our common stock may also be influenced by many factors, some of which are beyond our control, including:


    - variations in quarterly operating results;

    - changes in financial estimates by securities analysts;


    - announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;



    - sales of common stock in the future; and


    - investor perceptions of us and the Internet industry.

    As a result, investors in our common stock may not be able to resell their shares at or above the initial offering price. In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may be the target of similar litigation. Securities litigation could result in substantial costs and divert our management's attention and resources, which could negatively impact us.


THE VOLATILITY OF THE MARKET FOR TECHNOLOGY STOCKS MAY NEGATIVELY IMPACT THE
  MARKET PRICE OF OUR COMMON STOCK.



    The stock market in general, and the Nasdaq National Market and the market for Internet and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of technology companies. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance.



AFFILIATED STOCKHOLDERS WHO OWN A LARGE PERCENTAGE OF OUR VOTING STOCK MAY
  ENGAGE IN ACTIONS THAT COULD IMPACT A CHANGE OF CONTROL, WHICH COULD REDUCE THE MARKET PRICE OF OUR COMMON STOCK.



    Following the closing of this offering, our officers, directors and affiliated entities together will beneficially own approximately 62.13% of the outstanding shares of our common stock, which equals 61.21% if the underwriters' over-allotment options are exercised in full. As a result, these stockholders will be able to control all matters requiring stockholder approval and, thereby, our management and affairs. Matters that typically require stockholder approval include:


    - the election of directors;

    - mergers or consolidations;

    - the sale of all or substantially all our assets;

    - the amendment of our charter; and

    - our dissolution.

    This concentration of ownership may delay, deter or prevent acts that would result in a change of control, which in turn could reduce the market price of our common stock. See "Security Ownership of Principal Stockholders and Management."

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.


    After this offering, we will have outstanding 95,803,693 shares of common stock. Sales of a substantial number of shares of common stock in the public market following this offering could substantially decrease the market price of our common stock. All the shares sold in this offering will be freely tradeable, other than those shares sold in this offering to any of our affiliates. The remaining 85,803,693 shares of our total outstanding shares will become available for resale in the public market in the near future. In addition, an affiliate of National Broadcasting Company, Inc., the holders of shares of common stock that will be issued upon conversion of the outstanding shares of preferred stock upon completion of this offering and other holders of our common stock have the right to require us to register their shares for resale after 180 days following the date of this prospectus. As restrictions on resale end or upon registration of any of these shares for resale, the market price could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. See "Shares Eligible for Future Sale."


INVESTORS IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.


    The initial public offering price is substantially higher than the pro forma book value per share of our common stock. Purchasers of common stock in this offering will experience immediate and substantial dilution in the pro forma net tangible book value of their stock of $8.34 per share assuming an initial offering price for our common stock of $11.00 per share. See "Dilution."


OUR MANAGEMENT'S BROAD DISCRETION IN THE USE OF PROCEEDS OF THIS OFFERING
  INCREASES THE RISK THAT WE MAY NOT USE THEM EFFECTIVELY OR THAT WE MAY USE THEM IN WAYS IN WHICH OUR STOCKHOLDERS OR THE MARKET IN GENERAL MAY NOT AGREE.

    We currently plan to use the net proceeds of this offering:


    - to pay expenses related to the manufacture and distribution of our :CueCat devices and :CRQ CD-ROMs;


    - to market and promote the adoption of our technology by Internet users;

    - to purchase additional network server and support equipment;


    - to repay outstanding indebtedness to Infotainment Telepictures, Inc.; and


    - for general corporate purposes, including operating expenses, working capital and other capital expenditures.


    Depending on future events, we may determine at a later time to use our net proceeds for different purposes. We cannot assure you that, pending their use, the proceeds will be invested to yield a favorable return. See "Use of Proceeds."


PROVISIONS IN OUR CHARTER DOCUMENTS AND UNDER DELAWARE LAW COULD DISCOURAGE A
  TAKEOVER THAT STOCKHOLDERS MAY CONSIDER FAVORABLE.

    Our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable because they:

    - authorize the issuance of "blank check" preferred stock;

    - provide for a classified board of directors with staggered, three-year terms;

    - prohibit cumulative voting in the election of directors;

    - limit the persons who may call special meetings of stockholders;

    - prohibit stockholder action by written consent; and

    - establish advance notice requirements for nominations for election to the board of directors or for proposing matters to be approved by stockholders at stockholder meetings.


    Delaware law may also discourage, delay or prevent someone from acquiring or merging with us. In addition, purchase rights distributed pursuant to our stockholder rights plan will cause substantial dilution to any person or group that attempts to acquire us without conditioning the offer on our redemption of the rights. For a detailed description of the anti-takeover provisions in our charter documents, stockholder rights plan and those provisions of Delaware law, see "Description of Capital Stock."

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things:

    - our ability to implement our technology on a commercial basis;

    - our ability to obtain additional capital to finance the implementation of our technology on a commercial basis;

    - acceptance and adoption of our technology by the mass media, the Internet convergence market and the public;


    - the effectiveness and reliability of our :CueCat and :CRQ applications;


    - the promotion and marketing of our technology by our strategic partners;

    - our dependence on intellectual property rights;

    - rapid technology changes within our market;

    - our ability to compete with related and new technologies in the Internet convergence market;


    - our ability to effectively integrate the operations of any companies that we may acquire in the future; and


    - regulation of the Internet by the government.


    We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, other than as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. See "Risk Factors."

                                USE OF PROCEEDS


    We expect to receive approximately $100.7 million in net proceeds from the sale of 10,000,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share, or approximately $116.0 million if the underwriters' over-allotment options are exercised in full, after deducting underwriting discounts and commissions and estimated offering expenses, which we expect to be approximately $9.3 million or approximately $10.5 million if the underwriters' over-allotment options are exercised in full.



    We currently expect to use the net proceeds of this offering as follows:



                                                                 AMOUNT
                                                              -------------
                                                              (IN MILLIONS)
  Pay expenses related to the manufacture and distribution
    of our :CueCat devices and :CRQ CD-ROMs.................      $ 50.0
  Market and promote the adoption of our technology by
    Internet users..........................................        15.0
  Purchase additional network server and support
    equipment...............................................        10.0
  Repay outstanding indebtedness to Infotainment
    Telepictures, Inc.......................................         3.7
  For general corporate purposes, including operating
    expenses, working capital and other capital
    expenditures............................................        22.0
                                                                  ------
                                                                  $100.7
                                                                  ======



    Depending on future events, we may determine at a later time to use our net proceeds for different purposes, including future acquisitions of or investments in strategic businesses or technology, or to allocate differently the amount of the net proceeds to these uses. Pending these uses, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade instruments.



    Our promissory note payable to Infotainment Telepictures, Inc. bears interest at 6.0% per annum. This promissory note and related accrued and unpaid interest will become due and payable upon completion of this offering. As of the date of this prospectus, a principal balance of $3.5 million and accrued and unpaid interest of approximately $200,000 was outstanding. See "Certain Relationships and Related Transactions--Other Transactions."



    We believe that, based on our current business plan and related assumptions, the net proceeds from this offering, cash on hand and cash expected to be generated by operations, will be sufficient to fund our operations, capital requirements and technology deployment until the end of the first quarter in 2001. We will need to raise significant additional financing, or slow down our technology deployment, in order to fund our business after the end of the first quarter in 2001. We cannot be certain that any additional financing will be available to us on acceptable terms when required or at all. If we are unable to obtain additional financing, we will scale down the deployment of our technology in order that the net proceeds from this offering, cash on hand and cash expected to be generated by operations will be sufficient to fund our operations, capital requirements and technology to the end of 2001.

                                DIVIDEND POLICY

    We have not declared or paid any dividends on our common stock, and we do not anticipate declaring or paying any dividends on our common stock in the foreseeable future. We currently intend to retain all future earnings to fund the development and growth of our business. The payment of any future dividends will be at the discretion of our board of directors and will depend on our results of operations, financial condition, capital requirements, and other factors deemed relevant by our board of directors.

                                 CAPITALIZATION


    The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2000:


    - on an actual basis;


    - on a pro forma basis giving effect to the issuance of 1,185,395 shares of our Series B preferred stock and 1,581,277 shares of our Series C preferred stock in August 2000, for total cash consideration of $8.3 million and $16.7 million, respectively;



    - on a pro forma basis giving further effect to the automatic conversion of 14,637,929 shares of outstanding preferred stock into 24,680,543 shares of common stock upon the completion of this offering; and



    - on a pro forma basis as adjusted giving further effect to the sale of 10,000,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share after deducting the estimated underwriting discounts and commissions and our estimated offering expenses, including approximately $812,000 of offering expenses previously paid by us, and the application of a portion of the net proceeds to repay outstanding indebtedness to Infotainment Telepictures, Inc. as set forth under "Use of Proceeds."


    You should read this table together with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements and the notes thereto appearing elsewhere in this prospectus.


                                                                             AS OF JUNE 30, 2000
                                                              --------------------------------------------------
                                                                                        PRO FORMA
                                                                                         ASSUMING     PRO FORMA
                                                                ACTUAL     PRO FORMA    CONVERSION   AS ADJUSTED
                                                              ----------   ----------   ----------   -----------
                                                                                (IN THOUSANDS)
Cash and cash equivalents...................................  $  45,759    $  70,759    $  70,759     $168,571
                                                              =========    =========    =========     ========
Short-term and long-term debt...............................      4,013        4,013        4,013          313
Series A convertible preferred stock subject to
  redemption................................................     48,039       48,039           --           --
Series B convertible preferred stock subject to
  redemption................................................     73,875       88,088           --           --
Series C convertible preferred stock subject to
  redemption................................................     68,149       87,109           --           --
Stockholders' equity (deficit):
  Common stock, $0.01 par value; 125,000,000 shares
    authorized, 61,123,150 shares issued and outstanding
    actual; 125,000,000 shares authorized,
    61,123,150 shares issued and outstanding pro forma;
    125,000,000 shares authorized, 85,803,693 shares issued
    and outstanding pro forma assuming conversion;
    shares authorized, 95,803,693 shares issued and
    outstanding pro forma as adjusted.......................        611          611          858          958
  Additional paid-in capital................................     66,276       66,276      289,265      389,865
  Deferred compensation, net................................     (2,001)      (2,001)      (2,001)      (2,001)
  Excess of purchase price over predecessor cost of net
    liabilities acquired....................................     (8,397)      (8,397)      (8,397)      (8,397)
  Accumulated deficit.......................................   (116,748)    (124,921)    (124,921)    (124,921)
                                                              ---------    ---------    ---------     --------
    Total stockholders' equity (deficit)....................    (60,259)     (68,432)     154,804      255,504
                                                              ---------    ---------    ---------     --------
        Total capitalization................................  $ 133,817    $ 158,817    $ 158,817     $255,817
                                                              =========    =========    =========     ========

                                    DILUTION

    If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering.


    Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock then outstanding. Our net tangible book value at June 30, 2000, would have been $154.5 million, or $1.80 per share of common stock, after giving effect to the issuance of 2,766,672 shares of our preferred stock issued in August 2000 and to the automatic conversion of 14,637,929 shares of outstanding preferred stock into 24,680,543 shares of common stock upon completion of this offering. After giving further effect to the sale of the 10,000,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value at June 30, 2000, would have been $255.2 million, or $2.66 per share. This represents an immediate increase in the pro forma net tangible book value of $0.86 per share to existing stockholders and an immediate and substantial dilution of $8.34 per share to new investors purchasing common stock in this offering. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............             $  11.00
  Net tangible book value per share at June 30, 2000........  $   2.12
  Decrease per share attributable to preferred stock
    conversion..............................................     (0.32)
                                                              --------
  Pro forma net tangible book value per share before this
    offering................................................      1.80
  Increase per share attributable to new investors..........      0.86
                                                              --------
Pro forma net tangible book value per share after this
  offering..................................................                 2.66
                                                                         --------
Dilution in pro forma net tangible book value per share to
  new investors(1)..........................................             $   8.34
                                                                         ========


------------------------


(1) If the underwriters' over-allotment option is exercised in full, dilution per share to new investors will be $8.20.



    The following table summarizes on a pro forma basis as of June 30, 2000, after giving effect to the issuance of 2,766,672 shares of our preferred stock issued in August 2000, the total number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock in this offering at an assumed initial public offering price of $11.00 per share and before deducting underwriting discounts and commissions and estimated offering expenses:



                                             SHARES PURCHASED       TOTAL CONSIDERATION
                                          ----------------------   ----------------------   AVERAGE PRICE
                                            NUMBER      PERCENT      AMOUNT      PERCENT      PER SHARE
                                          -----------   --------   -----------   --------   -------------
                                                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Existing stockholders...................   61,123,150     63.8%    $         4     0.00%      $0.00007
Existing stockholders--conversion of
  preferred stock.......................   24,680,543     25.8         178,603     61.9           7.24
New investors...........................   10,000,000     10.4         110,000     38.1          11.00
                                          -----------    -----     -----------    -----       --------
Total...................................   95,803,693    100.0%    $   288,607    100.0%      $   3.01
                                          ===========    =====     ===========    =====       ========



    The foregoing discussion and tables assume no exercise of outstanding stock options or warrants. To the extent that any of these stock options or warrants are exercised, there will be further dilution to new investors. See "Capitalization," Notes 8 and 12 to our consolidated financial statements and Notes 12 and 14 to our consolidated interim financial statements included elsewhere in this prospectus.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The selected consolidated statement of operations data for the year ended December 31, 1999, and the consolidated balance sheet data as of December 31, 1999, are derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected statements of operations data for the years ended December 31, 1998 and 1997 and the balance sheet data as of December 31, 1998 are derived from the audited financial statements of our predecessor, included elsewhere in this prospectus. The balance sheet data as of December 31, 1997 and the selected statement of operations data for the year ended December 31, 1996 are derived from the audited financial statements of our predecessor but are not included in this prospectus. The selected statement of operations data for the year ended December 31, 1995 and the balance sheet data as of December 31, 1995 and 1996 are derived from our predecessor's unaudited financial statements that include, in our opinion, all adjustments, consisting of only normal recurring adjustments, necessary for fair presentation of the financial condition at that date and results of operations for that period.



    The following selected consolidated statements of operations data as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 are derived from our unaudited consolidated interim financial statements included elsewhere in this prospectus. The unaudited consolidated interim financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the six months ended
June 30, 2000 are not necessarily indicative of the results to be expected for all of 2000.



    The historical results presented below are not necessarily indicative of the results to be expected for any future period. The selected consolidated financial data should be read in conjunction with our consolidated financial statements and the notes to those consolidated financial statements, our predecessor's financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.


                                                                                                               SIX MONTHS
                                                           PREDECESSOR FINANCIAL DATA                            ENDED
                                                            YEAR ENDED DECEMBER 31,             YEAR ENDED     JUNE 30,
                                                    -----------------------------------------   DECEMBER 31,   ----------
                                                     1995       1996       1997       1998         1999           1999
                                                    --------   --------   --------   --------   ------------   ----------
                                                             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net revenues......................................   $   97     $  109     $  690     $1,636     $    1,543    $      293
Operating expenses:
  Production and media costs......................       78        137        591        939          1,012           545
  Selling, general and administrative
    expenses(1)...................................       48         91        284        671          3,921           791
  Depreciation and amortization...................       --         17         41         55            106            40
  Research and development costs..................       --         --         --         36            410           113
  Non-cash compensation charge related to issuance
    of warrants to NBC............................       --         --         --         --             --            --
  Non-cash compensation charge related to issuance
    of preferred stock............................       --         --         --         --             --            --
                                                     ------     ------     ------     ------     ----------    ----------
    Total operating expenses......................      126        245        916      1,701          5,449         1,489
                                                     ------     ------     ------     ------     ----------    ----------
Operating loss....................................      (29)      (136)      (226)       (65)        (3,906)       (1,196)
Interest income...................................       --         --         --         --            660            34
Interest expense..................................       (3)       (14)       (17)       (24)          (731)         (358)
Other expense.....................................       --         --         --         --             --            --
                                                     ------     ------     ------     ------     ----------    ----------
Net loss..........................................   $  (32)    $ (150)    $ (243)    $  (89)    $   (3,977)   $   (1,520)
                                                     ======     ======     ======     ======     ==========    ==========
Basic and diluted weighted average common shares
  outstanding.....................................   25,000     25,000     25,000     25,000     59,507,271    57,874,776
Basic and diluted net loss per common share.......   $(1.30)    $(6.02)    $(9.72)    $(3.54)    $    (0.07)   $    (0.03)
                                                     ======     ======     ======     ======     ==========    ==========

                                                    ----------
                                                       2000
                                                    ----------
                                                       (IN
                                                    THOUSANDS,
                                                      EXCEPT
                                                    SHARE AND
                                                    PER SHARE
                                                     AMOUNTS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net revenues......................................  $       --
Operating expenses:
  Production and media costs......................         294
  Selling, general and administrative
    expenses(1)...................................      10,288
  Depreciation and amortization...................         372
  Research and development costs..................       1,027
  Non-cash compensation charge related to issuance
    of warrants to NBC............................      63,092
  Non-cash compensation charge related to issuance
    of preferred stock............................      38,835
                                                    ----------
    Total operating expenses......................     113,908
                                                    ----------
Operating loss....................................    (113,908)
Interest income...................................       1,885
Interest expense..................................        (747)
Other expense.....................................          (1)
                                                    ----------
Net loss..........................................  $ (112,771)
                                                    ==========
Basic and diluted weighted average common shares
  outstanding.....................................  61,118,012
Basic and diluted net loss per common share.......  $    (1.85)
                                                    ==========



                                                           PREDECESSOR FINANCIAL DATA
                                                               AS OF DECEMBER 31,                  AS OF         AS OF
                                                    -----------------------------------------   DECEMBER 31,   JUNE 30,
                                                     1995       1996       1997       1998         1999           2000
                                                    --------   --------   --------   --------   ------------   ----------
                                                                               (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.........................   $  143     $   87     $   --     $  175     $   45,540    $   45,759
Short-term investments............................       --         --         --         --             --        66,916
Total assets......................................      143        281        273        381         46,518       135,053
Accounts payable and accrued liabilities..........        2         11         41         85            722         1,233
Short-term borrowings, including current portion
  of long-term debt(2)............................      173        312        227        651             10            11
Long-term liabilities.............................       --          1          3          3          9,145         4,005
Convertible preferred stock subject to
  redemption......................................       --         --         --         --         47,888       190,063
Accumulated deficit...............................      (32)      (183)      (426)      (514)        (3,977)     (116,748)
Total stockholders' deficit.......................      (32)      (183)      (426)      (514)       (11,246)      (60,259)

CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.........................
Short-term investments............................
Total assets......................................
Accounts payable and accrued liabilities..........
Short-term borrowings, including current portion
  of long-term debt(2)............................
Long-term liabilities.............................
Convertible preferred stock subject to
  redemption......................................
Accumulated deficit...............................
Total stockholders' deficit.......................


------------------------------

(1) Exclusive of non-cash compensation charges totalling $101.9 million for the six months ended June 30, 2000.



(2) As of December 31, 1995, 1996 and 1997, short-term borrowings consisted entirely of indebtedness to an officer of our predecessor. As of December 31, 1998, short-term borrowings consisted of $197,919 of indebtedness to an officer of our predecessor and $452,900 of advances from a stockholder of ours.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


    THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO AND OUR PREDECESSOR'S FINANCIAL STATEMENTS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.


GENERAL


    We are a company whose technology allows media companies, manufacturers and virtually all organizations to link their printed or broadcast content and advertisements and products, directly to web pages. Our :CRQ-TM- software sends an Internet user's web browser to a specific web page in response to a proprietary digital signal called a "cue," which can either be transmitted by any enabled television broadcast or by our :CueCat-TM- device. Our :CueCat, a hardware device similar in size to a computer mouse, generates the digital signal when it is used to swipe our proprietary codes called "print cues" in print media or to swipe existing barcodes on consumer products. We believe that our technology empowers media companies and corporate advertisers to enhance their content and advertisements, transforming traditional media or products into powerful new editorial, advertising, promotional or e-commerce opportunities. Our technology works with both television and print applications.



    From our inception in September 1998 through the end of that year, we had no operating activity. In January 1999, we acquired from Infotainment
Telepictures, Inc. the television show NET TALK LIVE! THE INTERNET TALK SHOW, now known as NET TALK INTERACTIVE!, and proprietary rights related to our technology in exchange for an unsecured promissory note with a principal amount of $8,000,000. Because of this transaction, we have included in this prospectus the financial statements of Infotainment Telepictures, Inc. as our predecessor for accounting purposes. For the year ended December 31, 1999, we generated limited revenues from our television show NET TALK INTERACTIVE!. Although we expect to continue to produce NET TALK INTERACTIVE!, we do not anticipate that it will be a material part of our business or represent a primary source of our revenues in the future. Since our inception, we have conducted research, developed our Internet convergence technology and established sales and distribution outlets for our technology by educating potential partners in the media and consumer products industries about how to adopt and utilize our technology. We plan to achieve widespread distribution and adoption of our technology through the strategic partnerships that we have established with a major television network, local station groups, cable networks, publishers, retailers and direct marketers and additional strategic partnerships that we intend to establish. We initiated a nationwide roll-out of our technology in August 2000. We have purchased and plan to distribute, free to the public, approximately 10 million :CueCat devices and approximately 10 million CD-ROMs containing our :CRQ software by the end of 2000. As of September 30, 2000, over million of each of our :CueCat devices and :CRQ CD-ROMs have been distributed
to the public and over       million users have installed our :CRQ software. We
plan to distribute at least an additional 40 million of each of our :CueCat devices and :CRQ CD-ROMs by the end of 2001.



    Although the initial roll-out of our technology is limited to the United States, we believe that there is a substantial market for our technology outside the United States. Our :CueCat and :CRQ technology does not require foreign language translations or technical modifications to be compatible with specific broadcasting or recording technology used in foreign markets. Instead, international broadcasters, publishers, advertisers and retailers can place our cues in any type of electronic or printed medium and direct Internet users to websites using any language. We intend to expand our international presence aggressively by adding sales and marketing personnel and establishing strategic relationships with international partners to capitalize fully on international market opportunities. We have hired a president for our International Group and opened an office in London in the third quarter of 2000. We have signed a memorandum of understanding with a large Japanese firm to establish a joint venture in the Japanese market. We intend to commence international deployment of our technology during 2001.


REVENUE SOURCES

    We have divided initial applications for our technology into four groups from which we expect to derive revenue:


    - broadcast and electronic media;



    - print media, bar-coded products and other :CueCat applications;


    - Internet advertising; and


    - aggregated database research and marketing.



    Our initial pricing model for each application is described below. However, we continue to periodically review our pricing model for each application, and we expect to continue to make adjustments in our pricing model from time to time. Our agreements with licensees who purchase cues require that the licensees provide us with a monthly accounting of cue usage and grant us the right to inspect their records pertaining to the use of our technology.



    BROADCAST AND ELECTRONIC MEDIA. Our :CRQ technology offers a range of benefits to broadcasters. With our :CRQ technology, television and cable broadcasts become an instant and direct link to the Internet. Broadcasters will be able to offer more engaging interactive programming to their viewers and more valuable interactive ads to their corporate advertisers.


    We expect to derive our revenue from the following sources:


    - fees from the sale of advertising cues through licenses or sales on a per-cue basis to broadcast networks, cable networks and local television stations;



    - a fixed fee per sale completed by home shopping networks as a result of using our cues; and



    - fees from annual licenses to cable networks for the use of cues for content enhancement.



    We intend to sell cues to networks and television stations, who will resell them to advertisers. We expect to limit the number of advertising cues that each broadcast network, cable network or local television station can sell for use in advertising spots each day and to charge a flat fee per cue.



    Revenues from the sale of advertising cues will be recognized upon notification that the cue has been transmitted. Revenues generated from the sale of :CRQ licenses to cable operators will be recognized ratably over the respective contract period, which will generally be 12 to 18 months.



    PRINT MEDIA, PRODUCT CODED CONSUMER PRODUCTS AND OTHER :CUECAT APPLICATIONS. By inserting a print cue in any print media or by linking existing barcodes for consumer products to websites, our technology enables virtually any consumer product or any print media to become instantly interactive with the Internet. With the swipe of a :CueCat device over a print cue or a barcode, a user can gain immediate access to in-depth information that was not previously included in the printed version or on the consumer product due to space limitations. We expect that publishers will be able to attain higher ad revenues due to increased traffic on the website and generate additional e-commerce opportunities for their advertisers. We also expect that manufacturers will be able to transform the billions of consumer products on retailers' shevles into powerful advertising, promotional and e-commerce opportunities.



    For most print applications, we intend to allow publishers to use print cues at no cost until we have achieved widespread distribution of our :CueCat devices to Internet users. We do not anticipate deriving any significant revenues from the sale of print cues in 2000. We are compiling a massive database that links existing UPC, ISBN, EAN and other barcodes found on consumer products to web pages. We intend to provide manufacturers with one free year in which to evaluate the results. We expect to derive our revenue from the following sources:



    - after the first few months, fees from licenses to magazine and newspaper publishers for the use of print cues for content enhancement purposes;



    - after the first few months, fees from the sale of any advertising print cues in any print media, including newspapers, magazines and catalogs;



    - a fixed fee per sale completed by catalog shoppers as a result of using our print cues;



    - annual fees for print cues assigned by insurance companies to their policyholders for tracking accounts online;



    - fees per print cue sold to publishers of free-standing inserts and direct mail and sold to manufacturers for use in product manuals;



    - annual fees for barcodes on consumer products that are Internet Enhanced; and



    - commissions on increased revenues resulting from the use of print cues in classified ads.



    Revenues from the sale of advertising print cues will be recognized upon notification from the respective publisher that the print cues were incorporated into publications during the applicable publication period. Revenues generated from the sale of content print cues will be on an annual license basis, regardless of the number of content print cues used, and will be recognized ratably over the respective contract period, which is generally 12 months.



    Revenues generated from the licensing of barcodes will be based upon a fixed annual fee per barcode and will be recognized annually on a straight-line basis.



    :CUECHANNEL ADVERTISING. When our :CRQ software launches a user's personal computer to a web page, our :CueChannel appears at the bottom of a user's Windows desktop. The :CueChannel is populated with a series of tabs that, when clicked, will display topical information. We expect to sell sponsorships of the tabs on the :CueChannel.



    DATABASE RESEARCH AND MARKETING. We require each user of our technology to provide basic individual information in order to register and activate our :CRQ technology. Additionally, we plan to offer promotional and other incentives to encourage users to provide more detailed individual information. We are using this information to develop a substantial database of demographic information reflecting aggregate users' interests and preferences, Internet behavior related to cues and viewing patterns of Internet Enhanced content. This information will be used to better tailor our :CueChannel information tabs and special vendor offers to various demographic profile groups within our database, as well as to generate summary demographic data reports for advertisers and retailers. No individual tracking based on a user's actual identity occurs. That is because we remove identifying individual information, except age, gender and zip code. We then aggregate cue behavior by age, gender and zip code. We expect that these firms will use our aggregate demographic reports and data collection expertise to tailor advertising campaigns, information tabs and website content to appeal to targeted consumer segments. Under our privacy policy, individual user information is not available to outside parties. Some summary demographic data will be provided to purchasers of cues free of charge. We intend to charge advertisers for more complex or detailed demographic data, which will only be available on an aggregated basis.

EXPENSE COMPONENTS


    Costs associated with our business primarily include product costs, selling, general and administrative expenses, depreciation and amortization and research and development. Although we expect these costs to continue to increase over time, we expect each of them to decrease as a percentage of revenues over time as revenues increase.



    Product costs consist of the costs of manufacturing and distributing :CueCat devices, :CRQ CD-ROMs and the audio cables. A large number of our :CueCat devices, :CRQ CD-ROMs and audio cables are being distributed free of charge to the public. In some cases, we expect that a portion of the costs of manufacturing and/or distributing :CueCat devices and :CRQ CD-ROMs will be borne or defrayed by our strategic partners and by advertisers who advertise directly on :CueCat devices. Costs incurred in manufacturing and distributing the :CueCat devices, :CRQ CD-ROMs and audio cables will be charged to expense as they are distributed.


    Selling, general and administrative expenses consist of:


    - payroll and related expenses for executive, sales and marketing and administrative personnel;


    - corporate facilities expenses;

    - professional services expenses;

    - maintenance costs for our database and network infrastructure;

    - marketing expenses;

    - travel expenses; and

    - other general corporate expenses.


    We expect that selling, general and administrative expenses will continue to increase for the foreseeable future in support of the expected growth of our business and our operations as a public company.



    Depreciation and amortization expenses consist primarily of the amortization of goodwill associated with business acquisitions, as well as fixed asset depreciation. We anticipate larger depreciation and amortization expenses in the foreseeable future as we continue to expand our network infrastructure.



    Research and development expenses include costs incurred by us to enhance our existing technology and develop new applications for our technology. These expenses consist primarily of salaries and benefits for our Technology Group, systems personnel and consultants. We intend to continue to enhance our technology and to develop new uses and other products that utilize our technology. Accordingly, we expect that our product research and development expenses will continue to increase for the foreseeable future.


RESULTS OF OPERATIONS


    SIX MONTHS ENDED JUNE 30, 1999 AND 2000



  REVENUES:



    During the six months ended June 30, 1999, we recorded $292,800 in revenues, primarily from Microsoft Corporation, related to advertisements and sponsorships sold on our show, NET TALK INTERACTIVE!. We had no revenue during the six months ended June 30, 2000.



  OPERATING EXPENSES:



    PRODUCTION AND MEDIA COSTS. Production and media costs consist of the personnel and other costs associated with producing, editing and airing NET TALK INTERACTIVE!. Production and media costs decreased $250,669, or 46%, from $544,749 in the six months ended June 30, 1999 to $294,080 in the six months ended June 30, 2000. The decrease in costs was primarily related to fewer shows produced in the first half of 2000 compared to the first half of 1999. We produced 24 shows in the six months ended June 30, 1999 and 19 shows in the six months ended June 30, 2000.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were comprised primarily of payroll and related expenses for executive, marketing and administrative personnel, facilities expenses, professional service expenses and other general corporate expenses. These expenses increased $9.5 million, or 1,201%, from $790,702 in the six months ended June 30, 1999 to $10.3 million in the six months ended June 30, 2000. The increase was primarily related to an increase in employee costs of $4.2 million from the first half of 1999 to the first half of 2000 as a result of hiring additional employees through the balance of 1999 and the first six months of 2000. At June 30, 1999 there were 20 employees; at June 30, 2000 there were 130 full-time and 62 part-time and temporary employees. Selling, general and administrative expenses also increased by $604,333 in tradeshow costs during the first half of 2000. Legal costs increased by $680,190 between the periods as a result of the expansion of our intellectual property portfolio. Travel costs increased $1.4 million from the six months ended June 30, 1999 to the six months ended June 30, 2000 primarily because of travel to meet with potential customers and investors. Marketing and promotional costs increased $916,612 from the six months ended June 30, 1999 to the six months ended June 30, 2000 related to marketing costs incurred in preparation for the launch of our technology and approximately $429,000 relating to the production of a promotional video for our technology. The remaining increase in costs was primarily related to incremental rent, supplies and other general and administrative costs associated with our growth.



    DEPRECIATION AND AMORTIZATION. Depreciation and amortization costs increased $332,398, or 833%, from $39,917 in the six months ended June 30, 1999 to $372,315 in the six months ended June 30, 2000. The increase resulted from the addition of computer and other equipment during the second half of 1999 and the first half of 2000.



    RESEARCH AND DEVELOPMENT COSTS. Research and development costs increased $913,280, or 806%, from $113,334 in the six months ended June 30, 1999 to $1.0 million in the six months ended June 30, 2000. The increase was related to the addition of employees in technical areas during the second half of 1999 and the first half of 2000.



    NON-CASH COMPENSATION CHARGES. During the second quarter, we recorded a one-time charge to earnings in the amount of $38.8 million, to reflect the difference between the respective issuance price of $7.03 and $10.54 and the estimated fair market value of the Series B and C preferred stock, respectively, of $11.99, as determined by a contemporaneous independent appraisal.



    In April 2000, we issued two warrants to an affiliate of National Broadcasting Company, Inc. to purchase 3,752,445 and 4,505,165 shares, respectively, of common stock at per share exercise prices of $5.00 and $10.54, respectively. We valued the warrants using the Black-Scholes option-pricing model at $31.7 million and $31.4 million, respectively, based on the following assumptions:



    - fair market value of common stock of $10.90;



    - volatility of 70.0%;



    - risk free interest rate of 6.5%;



    - expected life of five years; and



    - zero dividend yield.



    We recognized one-time charges to earnings totalling $63.1 million for the fair market value of these warrants on the dates of grant.

    OTHER INCOME (EXPENSE):



    INTEREST INCOME. Interest income increased from $33,855 in the six months ended June 30, 1999 to $1.9 million in the six months ended June 30, 2000. During the six months ended June 30, 2000, the interest was earned from the investment of the proceeds, net of fees and cash issuance costs, of $48.1 million raised from the issuance of the Series A preferred stock in the fourth quarter of 1999, of $43.3 million raised from the issuance of the Series B preferred stock in the second quarter of 2000, and of $59.9 million raised from the issuance of the Series C preferred stock in the second quarter of 2000.



    INTEREST EXPENSE. Interest expense increased $389,688 from $357,485 in the six months ended June 30, 1999 to $747,173 in the six months ended June 30, 2000. The interest was primarily related to the $2.5 million of debentures issued by us in January 1999 to several of our stockholders and the promissory note issued to our predecessor in January 1999 for the purchase of NET TALK INTERACTIVE! and proprietary rights related to our technology. The increase in interest expense resulted from the debentures not having been issued until the end of January 1999, therefore being outstanding for only a portion of the first quarter of 1999. This increase was offset by the fact that during the first quarter of 1999, $8.0 million was outstanding on the promissory note issued to our predecessor and only $6.5 million of the note was outstanding during the first quarter of 2000 as a result of a voluntary repayment of principal on this note during the fourth quarter of 1999. We paid the balance of the debentures and $3.0 million of the promissory note and all accrued interest during the second quarter of 2000 with a portion of the proceeds from the sale of the Series B and Series C preferred stock. Additionally, in the second quarter of 2000, interest expense increased as a result of the write-off of the remaining balance of the debt discount of $490,721 relating to the debentures. See "--Liquidity and Capital Resources."


    YEAR ENDED DECEMBER 31, 1999

  REVENUES:


    During the year ended December 31, 1999, we derived $1.5 million in revenue from the sale of advertisements and sponsorships on our show, NET TALK INTERACTIVE!. Shabang!, Inc. and Microsoft Corporation accounted for approximately 81% and 17% of our annual revenues, respectively.


  OPERATING EXPENSES:


    PRODUCTION AND MEDIA COSTS. Production and media costs were $1.0 million, or 66%, of revenue for the year ended December 31, 1999. Production and media costs consist of the personnel and other costs associated with producing, editing and airing NET TALK INTERACTIVE!.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were comprised primarily of payroll and related expenses for executive and administrative personnel, facilities expenses, professional service expenses and other general corporate expenses. These expenses were $3.9 million, or 254%, of total revenues for the year ended December 31, 1999. Employee-related costs were $2.0 million, or 51%, of the total selling, general and administrative expenses for the year. We significantly increased our employee expenses during the fourth quarter of the year when our employee base increased from approximately 22 at September 30, 1999 to 61 at December 31, 1999. Selling, general and administrative expenses also include $380,300 in legal fees primarily associated with the filing of patents and trademarks to enhance our intellectual property and $529,400 in travel costs primarily incurred in the second half of the year in connection with travel to meetings with potential customers and investors.


    DEPRECIATION AND AMORTIZATION. Depreciation and amortization was $105,721, or 7%, of total revenues during the year ended December 31, 1999. We purchased $616,000 of property and equipment and capitalized software during the year ended December 31, 1999. The majority of these assets were purchased during the later portion of the year and did not have a full year of depreciation expense in the year ended December 31, 1999.


    RESEARCH AND DEVELOPMENT COSTS. Research and development costs during the year ended December 31, 1999 were $410,017. These costs primarily consist of payroll and related expenses associated with technology personnel for the development of our :CueCat device and :CRQ software.


  OTHER INCOME (EXPENSE):


    INTEREST INCOME. Interest income of $660,498 was recorded during the year ended December 31, 1999. The income was earned from the investment of the proceeds net of fees and cash issuance costs of $48.3 million raised from the issuance of our Series A preferred stock. These proceeds were primarily received by us in October, November and December of 1999; therefore, only a few months of interest was earned on the proceeds.



    INTEREST EXPENSE. Interest expense of $731,355 was recorded during the year ended December 31, 1999. The interest primarily related to an $8.0 million promissory note issued to our predecessor in January 1999 for the purchase of NET TALK INTERACTIVE! and related proprietary technology rights. Additional interest expense related to $2.5 million of debentures issued by us in January 1999 to several of our stockholders.


RESULTS OF OPERATIONS-PREDECESSOR

    YEARS ENDED DECEMBER 31, 1997 AND 1998

  REVENUES:


    Our predecessor's revenues increased 137% from $689,967 in 1997 to $1,636,422 in 1998. The increase was primarily related to $813,400 in additional sponsorships sold on our predecessor's television show, NET TALK INTERACTIVE!, in 1998. Additionally, our predecessor had $259,300 more revenue related to infomercial productions in 1998 than in 1997.


  OPERATING EXPENSES:


    PRODUCTION AND MEDIA COSTS. Production and media costs increased $348,764, or 59%, from $590,704 in 1997 to $939,468 in 1998. This increase was primarily related to higher revenues recorded during the year ended December 31, 1998. As a percentage of revenues, production and media costs decreased from 86% in 1997 to 57% in 1998. The decrease in costs as a percentage of revenues was primarily related to the higher margin revenue recorded in 1998 related to the sale of sponsorships on our predecessor's show, NET TALK INTERACTIVE!. There are very few incremental costs associated with the sale of advertising and sponsorships on NET TALK INTERACTIVE! in comparison to the costs associated with the production of an infomercial.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 136% from $284,370 in 1997 to $670,953 in 1998. As a percentage of revenues these expenses were constant at 41%. The largest increase in selling, general and administrative expenses was related to employee-related costs which increased by $171,000 from 1997 to 1998. The increase in employee-related costs comprised 44% of the total increase in selling, general and administrative expenses for the years ended December 31, 1997 and 1998, and were largely related to supporting the growth of NET TALK INTERACTIVE!. Facilities expense, professional service expense and other general corporate expenses increased from 1997 to 1998 to support the growth of our predecessor.

    DEPRECIATION AND AMORTIZATION. Depreciation expense increased $14,393 from $40,515 in 1997 to $54,908 in 1998 primarily due to the addition of studio and phone equipment related to our predecessor's NET TALK INTERACTIVE!.



    RESEARCH AND DEVELOPMENT COSTS. Research and development costs incurred during the year ended December 31, 1998 were related to our predecessor allocating personnel resources toward the development of technology designed to converge the radio, television and Internet mediums.


  OTHER INCOME (EXPENSE):


    INTEREST EXPENSE. Interest expense is primarily related to accrued interest on several advances from an officer of our predecessor. Additionally, during the fourth quarter of 1998, our predecessor issued a note payable to one of our stockholders. The note was repaid in January 1999 in conjunction with our purchase of our predecessor's assets.


LIQUIDITY AND CAPITAL RESOURCES


    Our principal source of liquidity at June 30, 2000 included cash and cash equivalents of $45.8 million. Since inception, we have financed our cash requirements for investments in property and equipment and operations primarily through the sale of $2.5 million of 8.0% debentures in January 1999, the sale of $50.3 million of Series A preferred stock in the fourth quarter of 1999 and first quarter of 2000 and the sale of $43.3 million of Series B preferred stock and $60.0 million of Series C preferred stock in the second quarter of 2000. Additionally, we sold $8.3 million of Series B preferred stock and $16.7 million of Series C preferred stock in August 2000. Working capital at June 30, 2000 was $128.5 million. At June 30, 2000 we had an accumulated deficit of $116.7 million.



    Our operating activities during the year ended December 31, 1999 and the six months ended June 30, 2000 utilized cash of $3.0 million and $26.9 million, respectively. During the six months ended June 30, 2000, we used $16.8 million primarily to purchase :CueCat devices, :CRQ CD-ROMs and audio cables. The remainder of cash used in operating activities during the first half of 2000 was to fund our growth in employee costs, infrastructure and operations, research and development and legal costs incurred in registering our intellectual property rights in the United States and abroad.



    Capital expenditures during 1999 consisted of purchases of equipment, furniture and software of $616,000. A source of cash for investing activities in 1999 included cash in the amount of $165,278 acquired in the acquisition of entities under common control. During the six months ended June 30, 2000, we purchased $3.8 million of equipment, furniture, software and other intangibles. Additionally, we purchased $66.9 million of short-term securities during the six months ended June 30, 2000. These short term investments secure our reimbursement obligations under letters of credit relating to the manufacture of our :CueCat devices. As of September 30, 2000, we had paid or issued letters of
credit for   million :CueCat devices,     :CRQ CD-ROMs and     audio cables.



    In January 1999, we issued a promissory note for $8.0 million, bearing interest at the rate of 6% per annum, to purchase substantially all of the assets of our predecessor, consisting of rights, title and interest in intellectual property and NET TALK INTERACTIVE!. We made voluntary principal payments of $1.5 million on this note in October 1999 and $3.0 million in principal and $584,137 in accrued interest in April 2000. We currently anticipate using a portion of the proceeds of this offering to repay the remaining balance of this promissory note. See "Use of Proceeds."



    In May 2000, we entered into a letter of credit facility with Comerica Bank-Texas for issuances of letters of credit in amounts up to $100.0 million to facilitate manufacturing of our :CueCat devices. No letter of credit may have an expiration date later than February 1, 2001. Letters of credit under the facility of up to $20.0 million outstanding are subject to fees at the rate of 1% per annum. Letters of credit under the facility in excess of $20.0 million up to $30.0 million outstanding are subject to fees at the rate of 0.75% per annum. Letters of credit under the facility in excess of $30.0 million outstanding are subject to fees at the rate of 0.375% per annum. We are required to secure our letter of credit obligations with an equal amount of short-term investments.



    During May through August 2000, we issued letters of credit to RadioShack for, in the aggregate, approximately $71.7 million as security for our payment obligations to RadioShack for the manufacture of our :CueCat devices. As of
September 30, 2000, $   million was outstanding under these letters of credit.



    Net cash provided by financing activities during the six months ended
June 30, 2000 and the year ended December 31, 1999 was $97.8 million and $48.8 million, respectively. Net cash provided by financing activities for the six months ended June 30, 2000 was comprised of $103.3 million in proceeds from the sale of our Series B and Series C preferred stock, offset by $5.5 million in repayments of long-term debt to related parties. See "Certain Relationships and Related Transactions." Net cash provided by financing activities during the year ended December 31, 1999 primarily consisted of $2.5 million in cash proceeds from the issuance of debentures in January 1999, $48.3 million in cash proceeds, net of fees and cash issuance costs, from the issuance of our Series A preferred stock in September 1999, including $252,000 cash received as a subscription for Series A preferred stock that was issued subsequent to year end. We received $151,200 in proceeds from the issuance of Series A preferred stock in the first quarter of 2000.



    In April and May 2000, we issued 6,166,443 shares of Series B preferred stock to various investors for aggregate consideration of approximately
$43.3 million and 5,688,848 shares of Series C preferred stock to various investors for aggregate consideration of approximately $60.0 million. We have used $6.3 million of the proceeds to repay a portion of our outstanding indebtedness and intend to use the remaining proceeds to pay expenses related to the manufacture and distribution of our :CueCat devices and :CRQ CD-ROMs and for general corporate purposes. Also in August 2000, we issued 1,185,395 shares of Series B preferred stock and 1,581,277 shares of Series C preferred stock for an aggregate consideration of $8.3 million and $16.7 million, respectively, to a large Japanese investor.



    We currently have commitments for capital expenditures of approximately
$6.4 million primarily related to the buildout of our server network and our management information system. Additionally, in fiscal 2000, we expect to spend approximately $500,000 for costs associated with finishing the build-out and furnishing of our new corporate offices in Dallas, Texas. Additionally, we anticipate a significant increase in our capital expenditures, consistent with anticipated growth in operations, infrastructure and personnel in the year ending December 31, 2001. This will include approximately $30 million in anticipated expenditures on hardware and software to build the network infrastructure necessary to service anticipated Internet traffic during the first 15 to 18 months following our technology launch in August 2000. During the year ending December 31, 2001, we expect to spend as much as $280 million to manufacture and distribute another 40 million :CueCat devices and :CRQ CD-ROMs. During the first quarter of 2001, we expect to spend approximately $5.2 million to pay the security deposit, partial prepayment of rent and fees related to a new lease of our office space in New York that is currently being negotiated and also to pay the costs associated with the renovation of our office space in New York.



    We believe that, based on our current business plan and related assumptions, the net proceeds from this offering, cash on hand and cash expected to be generated by operations, will be sufficient to fund our operations, capital requirements and technology deployment until the end of the first quarter in 2001. We will need to raise sufficient additional financing, or slow down our technology deployment, in order to fund our business after the end of the first quarter in 2001. We cannot be certain that any additional financing will be available to us on acceptable terms when required or at all. If we are unable to obtain additional financing, we will scale down the deployment of our technology in order that the net proceeds from this offering, cash on hand and cash expected to be generated by operations will be sufficient to fund our operations, capital requirements and technology to the end of 2001. See "Risk Factors--Our failure to meet our future capital requirements could result in our being unable to fund our business and deploy our technology."



OTHER NON-CASH CHARGES



    During the six months ended June 30, 2000, we issued 2,269,000 stock options to various employees at exercise prices ranging from $5.00 to $10.90 per option. We recognized deferred compensation expense of $2.6 million for the difference between the fair market value at the dates of grant, as determined by a contemporaneous, independent appraisal, and the exercise price on the dates of grant. The deferred compensation is being amortized ratably over the applicable vesting periods, which are generally three years. For the six months ended June 30, 2000, we recognized $556,767 of compensation expense related to these options.



    In August 2000, we issued 1,185,395 and 1,581,277 shares of our Series B and Series C preferred stock, respectively. In the third quarter of the year ending December 31, 2000, we will record a one-time charge to earnings in the amount of $8.2 million to reflect the difference between the respective issuance price of $7.03 and $10.54 and the estimated fair market value of the Series B and Series C preferred stock, respectively, of $11.99, as determined by contemporaneous independent appraisal.



    In September 2000, we issued an additional warrant to an affiliate of National Broadcasting Company, Inc. to purchase 166,000 shares of common stock at a per share exercise price of $10.54. We valued the warrants using the Black-Scholes option-pricing model at $1.2 million, based on the following assumptions:



    - fair market value of common stock of $10.90;



    - volatility of 70.0%;



    - risk free interest rate of 6.5%;



    - expected life of five years; and



    - zero dividend yield.



    In the third quarter of the year ending December 31, 2000, we will recognize a one-time charge to earnings of $1.2 million for the fair market value of this warrant on the date of grant.


RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS No. 133), "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS
No. 133, which will be effective for us for the fiscal year and quarters beginning after June 15, 2000, requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. During June 1999, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("FAS") No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES-DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT 133. The Statement defers the effective date of FAS 133 to fiscal 2001. We are evaluating FAS 133 but do not expect the potential effect of adopting the provisions of SFAS
No. 133 to have a significant impact on our financial position, results of operations, and cash flows.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS
("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the Commission.
SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. We believe that SAB 101 will not have a material effect on our financial statements.


    In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN 44"), ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION. FIN 44 clarifies the application of Accounting Principles Board No. 25 for specified issues related to equity based instruments issued to employees. FIN 44 is effective on July 1, 2000, except for specified transactions, and will be applied on a prospective basis. We believe that FIN 44 will not have a material effect on the accompanying financial statements.

                                    BUSINESS

OVERVIEW


    We are a company whose technology allows media companies, manufacturers and virtually all organizations to link their printed or broadcast content and advertisements and products, directly to web pages deep within websites. Until we released our technology, we believe that it was not possible for these companies to realize the full value of their Internet efforts, because lengthy website addresses often forced users to enter websites through their front pages, often making access to a desired web page time-consuming and difficult. Our technology, which includes our :CueCat device and our :CRQ software, takes a broadcast viewer or reader of print media directly to relevant information on the Internet. Our :CRQ software responds to a proprietary digital signal called a "cue" that is transmitted either by any enabled television broadcast or other electronic media source through an audio cable connected to an Internet user's personal computer or by our :CueCat device, and directs a user's web browser to open any specified web page. Our :CueCat, a hardware device similar in size to a computer mouse, generates the digital signal when used by an Internet user to swipe our proprietary codes called "print cues" in print media or to swipe existing barcodes on consumer products. In addition, each time a cue opens a user's web browser, our :CueChannel will appear at the bottom of a user's Windows desktop. Our :CueChannel is populated by a series of tabs that display topical information when clicked. We believe that our technology empowers media companies and corporate advertisers to enhance their content and advertisements, transforming traditional media or products into powerful new editorial, advertising, promotional or e-commerce opportunities. Our technology works with both television and print applications.



    We plan to achieve widespread distribution and adoption of our technology through our strategic partnerships with major television and cable networks, local station groups, magazine and newspaper publishers, retailers and direct marketers. We initiated a nationwide roll-out of our technology in August 2000. We have purchased and plan to distribute, free to the public, approximately
10 million :CueCat devices and approximately 10 million :CRQ CD-ROMs containing our :CRQ software by the end of 2000. As of September 30, 2000, over million of each of our :CueCat devices and :CRQ CD-ROMs have been distributed
to the public and over       million users have installed our :CRQ software. We
plan to distribute at least an additional 40 million of each of our :CueCat devices and :CRQ CD-ROMs by the end of 2001. We have partnered with RadioShack to produce our :CueCat devices and make them and our :CRQ CD-ROMs available in over 7,000 RadioShack retail outlets throughout the U.S.


MARKET OPPORTUNITY


    The Internet has emerged as a global medium for communications, information and commerce and is dramatically changing the competitive environment in which companies operate. Companies are investing billions of dollars in the development, execution and promotion of Internet strategies. The growth in the number of websites and web pages, combined with the rapidly expanding number of Internet users and volume of e-commerce transactions, creates significant challenges and opportunities for businesses across multiple industries. We believe that advertising for websites through traditional mass media is limited by an Internet user's ability to recall a website home page address and, once at the home page, to navigate the website to reach the desired destination. The proliferation of websites, as well as of web pages within each corporate website, creates a fundamental challenge of facilitating website navigation by Internet users. We believe that our technology provides powerful solutions for a number of these challenges and provides a means to take advantage of new revenue opportunities.


    BROADCAST MEDIA


    Television is one of the most pervasive communications media in society today. According to Nielsen Media Research, there were approximately
99.4 million television households in the United States in March 1999. Television advertising is generally considered to be one of the most effective


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

methods of building brand and general consumer awareness of products and services. The Television Bureau of Advertising estimates that $36 billion was spent on television advertising in 1999. Approximately $105 billion of goods and services were purchased through direct response television programming and advertising in 1999 according to the Direct Marketing Association.



    Although television is pervasive and effective in reaching mass audiences, television programmers face several challenges. Advertisers are increasingly seeking highly targeted marketing programs that will generate measurable returns on investment. This trend toward targeted marketing is intensifying the pressure on television programmers to efficiently convert viewers into customers of their advertising clients. In addition, as the reach and popularity of television has grown, so too has the amount of programming available to viewers. As television becomes more fragmented and the competition for viewers increases, networks and other television programmers must find new ways to attract viewers and increase viewer loyalty. Viewer loyalty determines the network ratings that ultimately determine advertising spot rates. Furthermore, traditional television broadcasting, cable and direct broadcast satellite television systems do not provide an integrated means for viewers to respond to programs and advertisements without the addition of set-top boxes or other similar add-on technologies.



    We believe that broadcasters view the Internet as an ideal interactive medium through which they can provide consumers with greater content, appeal to individualized interests and create opportunities for commerce. Broadcasters are devoting increasing resources to website development, content and promotion. The reach of television and growth of the Internet create an opportunity for broadcasters to drive large numbers of viewers either to their websites or to the websites of their advertising clients. According to Kagan and Showtime Network, in January 2000, there were 45 million U.S. households connected to the Internet. Furthermore, 25 million households, or approximately 56% of all households connected to the Internet, use the Internet while watching television.


    PRINT MEDIA


    Print media permeate the consumer world in the form of newspapers, magazines, catalogs, coupons and direct mail and represent a larger share of total advertising and marketing expenditures than broadcast media. According to industry sources, advertising expenditures made in the following print media categories in the U.S. in 1999 were:



    - $94.5 billion on goods purchased from print catalogs;



    - $41.4 billion on direct mail advertising;



    - $46.3 billion on newspaper display and classified advertising; and



    - $15.5 billion on advertising in trade and consumer magazines.



    Traditional publishers are experiencing competitive pressures from the electronic distribution of information and content. Information in print is static and often out of date by the time it reaches the reader; as a result, consumers increasingly access the Internet for more timely or relevant information. We believe that publishers are concerned about the growing competitive threat posed by web-based classified advertising. Classified advertising accounted for approximately 40% of all advertising revenues for newspaper publishers in 1999. Publishers are investing heavily in Internet strategies to maximize use of content, create cross-selling synergies, maintain readership and develop new revenue streams.


    CONSUMER PRODUCTS


    The use of barcodes on consumer products is widespread. These codes appear on everything from food and other consumer products to drivers' licenses and prescription drug containers. Currently, there are over 40 different barcode topologies in commercial use, including UPC, ISBN and EAN. There are tens of millions of active barcodes in use. Currently, these barcodes are used primarily to track inventory, assist in quality control, track product pricing and perform other internal corporate tasks. To date, no technology has been widely adopted that connects the millions of barcodes to the Internet.

    USER WEB EXPERIENCE


    While the growth of the Internet has attracted Internet users at an unprecedented pace, the volume of online information has made it increasingly difficult for users to navigate the Internet effectively and efficiently. The total number of websites on the Internet grew 79% in 1999 to 3.6 million sites. Internet users currently rely on Internet search engines or directories of websites and web pages to locate information and make online purchases. Search engines typically require users to construct keyword or complex search strings that often result in hundreds or thousands of matches. In addition, we believe that these methods often result in incomplete searches.



    The difficulty of online navigation does not end when the desired website is found. Once there, users often face the difficult task of searching an overwhelming amount of information contained in many layers of web pages.



    As websites continue to proliferate and grow in size and complexity, we believe that users will increasingly need a quicker, more direct link to a specific web page destination. Search engines will continue to have useful applications on the Internet, but we believe that users want a more precise tool that takes them directly to a specific web page that is of particular interest to them.



THE DIGITAL:CONVERGENCE SOLUTION



    Our technology enables companies to implement new Internet strategies that enhance content, improve the targeting and overall effectiveness of advertising and generate new revenue sources. We enable users of virtually any form of media or product to interact instantly and easily with the Internet to obtain relevant information or conduct e-commerce activities. We believe that our technology provides broadcasters, publishers, retailers, manufacturers and advertisers with a simple, cost-effective means of applying the potential of the Internet with all forms of traditional media. In addition, our technology addresses the needs of Internet users for a more satisfying Internet experience. Elements of our solution include Internet Enhanced broadcasting, print and coded products, and our :CueChannel, a horizontal bar containing related information and advertisements that appears at the bottom of a user's Windows desktop.


    INTERNET ENHANCED BROADCASTING


    Our :CRQ software responds to a cue embedded in any television or other audio media source and directs a user's personal computer to open any specified web page within a website. Unlike with current television content and advertisements in which a website address is briefly displayed on the television screen, Internet Enhanced programming will load the web page on a user's web browser for immediate access or store the web page address for later use. With our technology, viewers no longer need to recall and manually enter a web page address.



    Broadcasters can now offer Internet Enhanced interactive programming to their viewers and more valuable interactive ads to their advertisers and advertising agencies. For example, news programming can become instantly interactive, allowing local stations to enhance their content, capture Internet advertising revenues and use their scale and promotional muscle to become significant local portals. Our :CRQ technology is designed to make television programming more appealing to all viewers and particularly to younger demographic groups which are highly attractive to advertisers and difficult to reach.



    By placing cues in their television spots, advertisers can aggregate large viewing audiences, direct them to specific web pages containing content designed to reinforce their branding, and offer specific promotions and e-commerce opportunities. Because our technology offers a platform for advertisers to deliver immediate buying opportunities to their target consumers, we believe broadcasters will be able to command premium rates for Internet Enhanced advertisements. Thus, in an era of declining audience ratings and shares, we believe that we offer broadcasters a means to retain existing and attract new viewers, and to increase revenue.

    Our technology does not display web content on the television, and therefore allows users to take advantage of enhanced content and e-commerce opportunities without interrupting or overlaying the original broadcast. Viewers or groups of viewers can continue watching the broadcast without disruption, while capturing related information on their computers. Cues collected by our :CRQ software can be used to launch web pages immediately or can be stored for later use, sorted or deleted at the user's option.


    INTERNET ENHANCED PRINT


    Our :CueCat device enables an Internet user to swipe our print cues to link the user to a particular web page designated by the publisher or advertiser. A printed publication can be Internet Enhanced simply by embedding a print cue in the publication, which, with a swipe of a :CueCat device, can immediately direct the reader to in-depth information impractical to include in the publication. In this way, publishers gain a powerful new tool to supplement existing printed content and drive traffic deep in their websites, thereby increasing advertising revenue on the website and generating additional e-commerce opportunities. Print advertisers, like their broadcast counterparts, now have the ability to create ads that place the consumer one swipe away from an e-commerce transaction.



    We believe that newspapers, in particular, will find Internet Enhanced classifieds to be an important tool in meeting the perceived competitive threat posed by web-based classified advertising. For example, a print cue placed in a classified ad can take a reader directly to a web page showing photographs of a house, car or boat advertised for sale or a job application form for an advertised employment opportunity.



    A.T. Cross has agreed to begin the manufacture and sale by the end of 2000 of the Cross Convergence pen, a mobile scanning device that can be used to swipe and store print cues and barcodes for later uploading to a computer. We are also in discussions with manufacturers to produce other mobile scanning devices.



    INTERNET ENHANCED PRODUCTS AND OTHER :CUECAT APPLICATIONS



    We are compiling a massive database that links existing barcodes, including UPC, ISBN, EAN and other codes, to websites, thereby enabling manufacturers to utilize their existing barcodes for advertising and other marketing purposes. Our technology can transform any off-the-shelf product with a barcode into an interactive advertisement. For example, 15 billion soda cans on store shelves around the world can be transformed into 15 billion interactive advertising, promotional and e-commerce opportunities. Because our :CueCat device reads substantially all barcodes and does not require consumer goods manufacturers to alter product labels in any way, our solution is an inexpensive and unobtrusive way of turning an existing product label into a powerful new marketing tool. Manufacturers will be able to offer alternative ideas for consumption of their products and brand their other products on websites we link to their Internet Enhanced barcodes. Most importantly, manufacturers will be able to update the content on the website to ensure that their customers are never exposed to stale information or expired promotional offers. In addition, our technology can be easily applied to a wide range of other items that normally do not carry a barcode, such as prescription drug labels, bank statements, insurance and brokerage statements, credit cards or instruction manuals. Our Business and Consumer Group is working to develop applications such as these for leading businesses across a wide range of industries.


    KEY ADVANTAGES

    We believe that our technology solution represents a revolutionary approach to marketing. Our solution provides the following key advantages:


    - POWERFUL MEANS TO ENABLE MASS MEDIA TO USE THE INTERNET MORE EFFECTIVELY. Our technology allows television broadcasters, television and cable networks, newspaper, magazine and catalog publishers and other mass media companies to provide Internet Enhanced content and advertising. Broadcasters and publishers do not need to make extensive technology build-outs or investments in order to use our :CueCat or :CRQ technology. We believe that our :CRQ technology can greatly increase the effectiveness of advertising in an era of declining market shares and ratings for television broadcasters and many cable networks. Newspaper and magazine publishers and direct marketers can deploy :CueCat devices to enhance the power of advertisements, catalogs and articles to drive online direct sales. Broadcasters, publishers, retailers and advertisers can use our technology and services to monitor, measure and analyze, on a real time basis, the number of confirmed advertising deliveries for each 30 second spot or printed advertisement and to refine advertising campaigns quickly.



    - ATTRACTIVE TECHNOLOGY FOR INTERNET USERS. Our technology offers Internet users numerous benefits and complements rather than modifies Internet user behavior. We have begun our deployment to make our technology widely available and to distribute millions of :CueCat devices and :CRQ CD-ROMs free to the public. Users can install the :CueCat device onto a computer easily and quickly and download our :CRQ software from the Internet or install :CRQ software from a CD-ROM. Until our wireless :CRQ technology is released, Internet users will then have to connect their computers to their televisions or other electronic media sources with an audio cable in order to use our technology with these media sources. Although we expect that our strategic partners will distribute at least 2 million audio cables without charge to their customers or subscribers, other Internet users will have to purchase an audio cable from electronics retailers, including RadioShack. RadioShack plans to sell the audio cables for approximately $8.00 each. Once installed, our :CRQ technology links a television viewer to the Internet instantly upon transmission of an audio cue, and a :CueCat device links a user to the Internet instantly upon the simple swipe of the :CueCat device over a print cue or Internet Enhanced barcode. Users have full control over their use of our technology and therefore view only the Internet-based information and advertising that interests them. Internet users benefit from our technology because it enables them to execute easier, highly targeted Internet searches and navigation, and allows them to experience Internet Enhanced television and print media and improved e-commerce opportunities. Furthermore, we believe that broadcasters, publishers, manufacturers and other licensees of our technology will create applications and web content that appeal to Internet users and will increase the adoption and usage of our products.



    - COMPELLING OPPORTUNITY FOR RETAILERS. We provide retailers with an innovative and efficient means to achieve their key Internet objectives of branding and e-commerce. Our technology empowers retailers to instantly link virtually any type of media or product to the retailers' websites at little or no cost to the public. We have designed our :CRQ software to allow retailers to utilize a single cue to direct different users to different web pages depending on their individual profiles. Our technology takes users directly to an e-commerce web page without the trouble of clicking through numerous links or needlessly searching through a website.


STRATEGY


    Our objective is to establish our technology as the primary means for television and cable networks, local television broadcasters, newspaper, magazine publishers, and other mass media companies, as well as corporate advertisers, manufacturers, retailers, catalog publishers, financial service companies, healthcare organizations and educational institutions to link their broadcasts, publications and products to the Internet. To achieve this objective, we have adopted the following strategies:



    USE STRATEGIC MEDIA RELATIONSHIPS IN ORDER TO SUPPORT ADOPTION AND SUSTAIN
     OUR FIRST MOVER ADVANTAGE



    In order to build awareness of our brand and support adoption of our products, we have established strategic relationships with several well-established broadcasting and print media companies, including National Broadcasting Company, Inc., Belo Corp., Forbes, The Milwaukee Journal Sentinel,

Wired Magazine, The E.W. Scripps Company, Parade Magazine, Adweek Magazines and others. We expect that these relationships, taken together, will provide us with broad media exposure. The NBC Television Network reaches approximately 99% of U.S. households. CNBC and MSNBC, affiliates of NBC, are two of the leading U.S. cable networks, reaching more than 71 million and 52 million cable households, respectively. On the local television station level, we have contracts in seven of the top ten U.S. media markets and a number of other markets, for total coverage of approximately 51% of U.S. households. In addition, we are in discussions with local broadcasters covering an additional 9% of U.S. households and with broadcast media companies representing an additional 5 national cable networks to also implement our technology in their television broadcasts, although there is no guarantee that we will be able to enter into agreements with these companies on terms and conditions favorable to us, if at all. By coordinating our distribution strategy with the promotional, advertising and content support of our media partners, we believe we will be able to attain widespread consumer awareness of our brand and quickly build interest in our technology. As consumers are introduced to our technology, we believe they will quickly adopt the technology due to the ease with which it allows users to access relevant, but difficult to find, web pages. As consumer and media partner usage increases, we believe that the familiarity and ubiquity of our technology will deter consumers and media partners from adopting competing products.



    We intend to continue to pursue strategic relationships with companies that can help us establish awareness of our brand and provide further penetration of our selected media markets.



    EXECUTE A NATIONWIDE ROLL-OUT OF OUR :CUECAT AND :CRQ TECHNOLOGY



    We believe that we must rapidly achieve widespread distribution of our products in order for our technology to emerge as the market standard. To quickly permeate the market with our :CueCat devices and :CRQ software, we initially are distributing a large number of our products at little or no cost to consumers. We expect that many of our products will be distributed to the public by our strategic partners. For example, RadioShack currently is distributing our :CueCat devices and :CRQ CD-ROMs free to the public through its over 7,000 owned or franchised RadioShack retail outlets. Further, Forbes and Wired Magazine have already mailed over 1.2 million :CueCat devices, :CRQ CD-ROMs and audio cables to their subscribers. We intend to aggressively pursue additional strategic partnerships that will assist us in continuing to execute the nationwide roll-out of our technology. See "--Marketing and Promotion" and "--Strategic Relationships."



    PROMOTE ADOPTION AND ACHIEVE HIGH LEVELS OF USAGE ON A CITY-BY-CITY BASIS
     THROUGH OUR LOCAL NEWSPAPER AND TELEVISION PARTNERS



    In addition to our nationwide roll-out, we also intend to promote adoption and high levels of usage of our technology on a city-by-city basis. We are working with our local strategic partners on a city-by-city basis to jointly develop promotional and advertising campaigns for targeted cities. These campaigns will include a combination of articles, interviews, advertisements and commercials to be printed or aired locally, as well as promotional giveaways, that are intended to generate interest in and promote knowledge of our technology. We initially began our promotional and advertising campaign in Dallas, Texas in September 2000. Our local roll-out in Dallas will begin in October 2000, at which time THE DALLAS MORNING NEWS and WFAA-TV (channel 8), both owned by Belo Corp., will begin using cues. We intend to continue our local roll-out in other targeted cities throughout the United States where we will specifically promote adoption and high levels of usage of our technology. We are adding to our list of targeted cities as we enter into relationships with local partners in new cities. We anticipate that our roll-out in currently targeted cities will be completed by the first quarter of 2001.



    PROMOTE ADOPTION AND ACHIEVE HIGH LEVELS OF USAGE BY, AND GENERATE
     BUSINESS-TO-BUSINESS APPLICATIONS IN, TARGETED BUSINESS SECTORS



    We intend to promote adoption and high levels of usage and generate business-to-business applications of our technology by targeted business sectors, including travel, marketing and advertising.

To accomplish this, we are pursuing the adoption of our technology by trade publications that have focused readerships in specific industry segments. For example, we have licensed our technology to Adweek Magazines, which will include print cues in its various trade publications, including AD WEEK, BRAND WEEK and MEDIA WEEK. In addition, Adweek has agreed to mail our :CueCat devices and :CRQ CD-ROMs to subscribers of its publications.



    ESTABLISH OUR TECHNOLOGY AS THE "SYSTEM STANDARD" ON PERSONAL COMPUTERS AND
     MOBILE AND WIRELESS DEVICES



    Our goal is to establish "system standard" strategic relationships with major software companies and computer manufacturers pursuant to which they will pre-install our :CueCat device and our :CRQ software on personal computers. We believe that bundling our products with new personal computers will expose a greater number of consumers to our technology and will solidify our position as the market standard.



    We also intend to establish our technology as the "system standard" on mobile and wireless devices. A.T. Cross has agreed to begin the manufacture and sale by the end of 2000 of the Cross Convergence pen, a mobile scanning device that can be used to swipe and store print cues and barcodes for later uploading to a computer. We are also in discussions with manufacturers to produce other mobile scanning devices.


    DEVELOP MULTIPLE REVENUE STREAMS FROM MULTI-BILLION DOLLAR ADVERTISING
     MARKETS


    Initially we intend to generate revenue through usage fees paid by our print and television partners and leading businesses using our technology in specific industry segments. Our technology is also well-suited for other applications, including radio broadcasting, wireless communications and other applications. In addition, we intend to derive revenue from the sale of sponsorships of information tabs on our :CueChannel. As adoption of our :CueCat and :CRQ technology grows, we believe other practical applications of our technology will emerge.



    DEVELOP CUSTOMIZED APPLICATIONS OF OUR TECHNOLOGY FOR LEADING BUSINESSES



    We have formed a Business and Consumer Group comprised of executives and sales personnel from a broad range of industries to develop customized applications of our technology to address targeted needs of leading businesses. Initially, we are focusing our efforts on the healthcare, insurance, financial services and travel industries.



    PURSUE INTERNATIONAL MARKETS



    We believe that there is a substantial market for our technology outside the United States. Our :CueCat and :CRQ technology does not require foreign language translations or technical modifications to be compatible with specific broadcasting or recording technologies used in foreign markets. Instead, international broadcasters, publishers, advertisers and retailers can place cues in any type of electronic or print medium and direct users to websites using any language. We intend to expand our international presence aggressively by adding sales and marketing personnel and establishing strategic relationships with international partners to capitalize fully on international market opportunities. We have signed a memorandum of understanding with a large Japanese firm to establish a joint venture in the Japanese market. We have hired a president for our International Group and opened an office in London in the third quarter of 2000. We intend to commence international deployment of our technology during 2001.



    DEVELOP SOPHISTICATED RESEARCH ON THE AGGREGATED BEHAVIOR OF OUR USERS AND
     DEMOGRAPHIC MARKETING CAPABILITIES AS A VALUE-ADDED SERVICE TO OUR
     CUSTOMERS



    We require each user of our technology to provide basic individual information to register and activate our :CueCat and :CRQ technology. In addition, we are able to verify how many people viewed or interacted with an advertiser's website as a result of a cue. No individual tracking based on a user's actual identity occurs. That is because we remove identifying individual information, except age, gender and zip code. We then aggregate cue behavior by age, gender and zip code. We are using this type of information to develop a substantial database reflecting various demographic groups' information, aggregated interests and preferences and Internet activity to generate summary data reports for advertisers and retailers. These firms would use our reports and demographic marketing capabilities to tailor advertising campaigns, information tabs and website content to appeal to targeted demographic segments. Under our privacy policy, we do not make individual user information available to outside parties.


PRODUCTS AND SERVICES

    Our products and services consist of four integrated components:


    - :CRQ, our software application;



    - :CueCat device, a hardware device similar in size to a computer mouse;



    - our :CueChannel, a horizontal bar that appears at the bottom of a user's Windows desktop; and



    - the aggregation, analysis and marketing of consumer demographic data related to the use of our :CueCat and :CRQ technology and our :CueChannel.



    :CRQ



    Our patented :CRQ software responds to a digital signal from a cue embedded in any broadcast or print source and directs an Internet user's personal computer to open any specified web page within a website. Our :CRQ software is available for downloading onto a personal computer from our websites, selected strategic partners' websites and promotional CD-ROMs. When initially downloading :CRQ software, a consumer is required to register as a user and will be offered incentives to provide additional personal preferences and aggregate demographic data. This information allows advertisers to direct users to different web pages in response to the same cue, depending upon the preferences and demographic data provided.



    A user may use our :CRQ technology in several ways. For example, if the user selects the active mode, the :CRQ technology will immediately launch the computer's web browser to retrieve the targeted web page. A user may also choose to collect cues in a passive mode similar to receiving e-mail messages and then automatically launch the web browser at a later time chosen by the user. Our :CRQ software is compatible with all commercially available web browsers. In the broadcast application, the cue takes the form of a low level tone, one-third of a second in duration. An audio cable connecting the television and the computer will transfer the signal to the computer. We have also designed a wireless version of our :CRQ technology in which a wireless transmitter and receiver will replace the audio cable. We expect to make the wireless version of our :CRQ software available for sale to consumers in early 2001.



    Cues can be embedded in any type of video or audio media, including radio and television broadcasts, CD-ROMs, DVDs and video tapes, to create Internet Enhanced broadcasts and commercial advertisements. Through our :CRQ technology, television and cable broadcasts become an instant and direct link and gateway to the Internet.



    The following are examples of Internet Enhanced broadcast advertising, content and event promotion:



    - ADVERTISING. A television commercial for a particular automobile model can contain a cue that directs the viewer's web browser to that model's specific web page within the manufacturer's website. The web page can include detailed information concerning that model's features and pricing, dealerships and related Internet sites.

    - CONTENT. A local television station can differentiate its newscast with Internet Enhanced weather reporting. While reporting the weather, the station can broadcast a cue that directs the viewer's web browser to the broadcaster's web page that includes detailed forecast information for each city and town in the viewing area.



    - EVENT PROMOTION. A television broadcast of a major league baseball game can contain a cue that directs the viewer's web browser to the team's website. The web page can contain information such as players' statistics and functionality to purchase tickets and memorabilia.



    In the print application, the cue takes the form of a printed symbol, similar in appearance to a barcode, preceded by our :C symbol. In order to use our technology in print, an Internet user must have both our :CueCat device and :CRQ software.



    :CUECAT DEVICE



    Our :CueCat device, a hardware device similar in size to a computer mouse, works with our :CRQ software to enable an Internet user to swipe barcodes and print cues included on products and in printed material and be directed to a particular web page designated by the manufacturer or publisher. To install a :CueCat device, a user simply installs our :CRQ software and plugs the :CueCat device into his personal computer.



    Our :CueCat device reads substantially all commonly used barcode topologies as well as our proprietary codes that we generate to create Internet Enhanced print media and products. Through our :CueCat technology, publishers gain a powerful new tool to supplement existing printed content. In turn, publishers will be able to attain higher advertising revenue on their websites and potentially generate additional e-commerce opportunities. Marketers will be able to transform the billions of consumer products on retailers' shelves into powerful advertising, promotional and e-commerce opportunities. Examples of the use of :CueCat devices include the following:



    - A newspaper advertisement for a department store's clothing sale can include a print cue that directs readers' web browsers to the department store's web page featuring photographs of a complete line of clothing products and ordering information.



    - A book by a noted author can include a print cue that directs readers to the author's web page within the publisher's website that features summaries of the author's other books and ordering information.



    - A shampoo bottle includes a barcode that can direct the user's web browser to the manufacturer's web page containing an interactive form to request a free sample or a coupon for the next purchase.



    - A prescription drug bottle from a pharmacy can include a barcode that directs the recipient's web browser to the drug manufacturer's web page containing information regarding the illness for which the drug was prescribed, side effects of the drug, and additional products that may be useful in treating the illness.



    - A credit card statement can include a barcode that directs the card holder's web browser to the credit card company's web page where the card holder can check account information. Additionally, the barcode could direct the card holder's web browser to the credit card company's web page containing e-commerce possibilities or transaction history.

    THE :CUECHANNEL



    When a cue launches a user's web browser to a specific web page, a horizontal bar called the ":CueChannel" appears at the bottom of a user's Windows desktop. The :CueChannel is populated with a series of tabs that, when clicked, will display topical information. The :CueChannel is only visible when an individual is using our technology. We believe that the :CueChannel will reach mass audiences and that we will be able to sell sponsorships of information tabs on the :CueChannel. We also believe that our :CueChannel, through modest usage of our :CueCat and :CRQ technology, will generate a significant number of ad impressions.


    DATABASE RESEARCH AND MARKETING


    We require each user of our technology to provide basic individual information in order to register and activate our :CRQ technology. Additionally, we plan to offer promotional and other incentives to encourage users to provide more detailed aggregate information. We are using this information to develop a substantial database of aggregate demographic information reflecting overall users' interests and preferences. This information will be used to better tailor our :CueChannel information tabs, as well as to generate summary aggregate demographic data reports for advertisers, manufacturers and retailers. We expect that these firms will use our reports and demographic marketing expertise to tailor advertising campaigns, information tabs and website content to appeal to targeted aggregate demographic segments of our users. Under our privacy policy, we do not make personal user information available to outside parties. We will provide aggregate summary demographic data to purchasers of cues free of charge. We intend to charge advertisers for more complex demographic data, which is available only on an aggregated basis.



TECHNOLOGY INFRASTRUCTURE



    SERVER NETWORK



    We will use a network of several servers to be housed in several facilities located throughout the United States. Currently, we have an agreement with Exodus Communications to house some of our servers in its facilities. We select each of these facilities for its strategic location, network availability and ability to meet the demands of a 24 hours a day, 7 days a week environment. Currently our server network is housed at Exodus and managed by us and United Distribution Services.



    We designed our system and network architecture specifically to handle large numbers of simultaneous hits to our customers' website servers that will result from the widespread use of our :CRQ technology. Our large number of strategically located servers, combined with caching by Internet service providers, is designed to provide several levels of redundancy to prevent traffic bottlenecks and extreme loads on our customers' website servers.



    We use Compaq Nonstop-TM- Himalaya-S74000 series servers that offer availability 24 hours a day, 365 days a year. These servers have the flexibility to quickly and easily expand systems and solutions as desired and provide open access to our :CRQ application software. Our front end processors are Compaq Proliant DS350s.



    Presently we have OC3 connectivity, a high speed connection, into UUNET WorldCom, a national telecommunications provider, and are negotiating a second high speed link with another telecommunications provider.



    END USER SOFTWARE



    Our software has been constructed in an easily upgradable and low-maintenance manner and can quickly and easily be added on to. Developing our PC desktop software with Microsoft's Visual Studio C++ offers greater design and maintenance flexibility and the abundance of trained personnel available in the marketplace. We are developing Macintosh, Linux and Unix versions of our software.

    MANAGEMENT INFORMATION SYSTEM



    We have selected the JD Edwards One World accounting package for its underlying financial systems. The JDE One World software will also provide contract management functions. We expect our management information system to be operational by January 2001.



    OPEN LICENSING POLICY



    We have adopted a policy to allow any device manufacturer or software publisher to license our technology for incorporation into its device or software.


MARKETING AND PROMOTION


    We have designed our marketing and promotion strategy to attain widespread adoption of our technology by Internet users and to establish strong partnerships with major networks, local station groups, cable networks, publishers, retailers, manufacturers and direct marketers. We expect to employ multiple channels to achieve our goals, including:


    USER ADOPTION


    - MASS DISTRIBUTION. We initiated a nationwide roll-out of our technology in August 2000. We have purchased and plan to distribute, free to the public, approximately 10 million :CueCat devices and approximately 10 million CD-ROMs containing our :CRQ software by the end of 2000. As of
      September 30, 2000, over    million of each of our :CueCat devices and
      :CRQ CD-ROMs have been distributed to the public and over       million
      users have installed our :CRQ software. We plan to distribute at least an additional 40 million of each of our :CueCat devices and CD-ROMs by the end of 2001 through a combination of promotional giveaways and sales by us and our strategic partners. We have partnered with RadioShack to produce our :CueCat devices and make them and our :CRQ CD-ROMs available in over 7,000 RadioShack retail outlets throughout the U.S.



    - STRATEGIC RELATIONSHIPS. We have established strategic relationships with the NBC Television Network, local station groups, cable networks, publishers and direct marketers. We expect our strategic partners to promote our technology to consumers by marketing their programming and printed materials as being Internet Enhanced in order to increase viewership and readership. Our strategic partners have begun to aggressively market our technology to their advertisers in an effort to increase advertising revenues. Forbes and Parade Magazine and some of their advertisers began using print cues starting with their September magazine issues. Wired Magazine and some of their advertisers began using print cues starting with Wired's October issue. Forbes, Wired Magazine and Parade Magazine have a combined circulation of over 38 million subscribers. THE DALLAS MORNING NEWS, with a daily circulation of approximately 490,000, will begin using print cues in October 2000 and will distribute approximately 350,000 :CueCat devices and 350,000 :CRQ CD-ROMs to its subscribers. THE MILWAUKEE JOURNAL SENTINEL, with daily circulation of approximately 286,000 subscribers, will begin using print cues in November 2000 and will distribute approximately 250,000 :CueCat devices and 250,000 :CRQ CD-ROMs to its subscribers. Other newspapers with a combined daily circulation of over 800,000 subscribers will begin using print cues at various times beginning in November 2000 through the first quarter of 2001. We expect that NBC's cable networks, CNBC and MSNBC, will begin using cues in their broadcasts by the end of 2000 and that the NBC Television Network will begin using cues in their broadcasts in January 2001. We expect that these relationships, taken together, will provide us with broad media exposure. The NBC Television Network reaches approximately 99% of U.S. households, and CNBC and MSNBC reach more than 71 million and 52 million cable households, respectively. On the local television station level, we expect to launch our technology in markets covering approximately 60% of U.S.

      households by the second half of 2001. To assist our strategic partners in their efforts, we have limited the number of cues that will be broadcast in any particular market in order to create demand and enhance the value of these cues.



    - TRADITIONAL ADVERTISING. We have begun a program of print, radio and television advertising to create public awareness of our technology. We have produced television commercials that have been placed in media by our strategic partners, given affiliate kits to our licensees, and produced long-form television commercials which have been placed in appropriate media. In addition, we have secured the right to use the cartoon characters from the television shows THE SIMPSONS and FUTURAMA in our marketing campaigns to promote our technology.



    - LOCAL PROMOTIONAL PROGRAMS. In each media market where we introduce our technology, we intend to organize a series of mutually reinforcing media events and giveaways. For example, in Dallas, the first local market to launch our technology, we have put into place short-form and long-form television advertising, print advertising and programs to give away up to 100,000 and 10,000 :CueCat kits to corporations and to educational institutions, respectively. Much of this advertising is being provided free of charge by our broadcast and print partner, Belo Corp. In addition, we intend to institute :CRQ Club, an organization of Internet users who utilize our technology. We anticipate that :CRQ Club members will receive unique content and special offers from some of our strategic partners and that membership will encourage consumer loyalty to us.


    COMMERCIAL ADOPTION AND MAINTENANCE


    - SENIOR MANAGEMENT RELATIONSHIPS. We have an experienced management team that has many established relationships with broadcasters, publishers, manufacturers and direct marketers. We intend to use these relationships to encourage the adoption of our technology, as well as to establish additional strategic partnerships. See "Management--Directors and Executive Officers."



    - SALES TEAM. In order to assist our strategic partners in executing a successful launch strategy and to ensure Internet user acceptance, we are building a diverse and highly skilled executive team to manage the sales and implementation of our technology by various media-related companies. The media team consists of executives from the broadcasting, cable, print and advertising disciplines. In addition to guiding the implementation of production procedures and the integration of our technology into existing business practices in client firms, our team will provide insight and guidance regarding local events and roll-outs to maximize Internet user acceptance. We will use five media teams to oversee the sales process for broadcast and cable networks, local television stations, newspapers and magazines, studios and production companies and advertising agencies. In addition, we are forming several industry specific teams to work with large businesses on customized applications of our technology. Each team will consist initially of a primary manager, as well as up to four account executives, depending on the needs of our customers.



    - STRATEGIC ACCOUNT MANAGEMENT TEAM. We have begun forming a team to manage the accounts of our customers. We are employing people with substantial experience in each market targeted by us, including television broadcasting, print media, direct marketing and cable networks, and major industry segments, to assist our customers in developing compelling content for their websites. Each of our customers will be assigned to a strategic account manager. Currently, we have 17 strategic account managers and we expect to hire an additional 23 to 28 strategic account managers over the next 18 months.



    - INTERACTIVE DATABASE. We are compiling a massive database that links existing UPC, ISBN, EAN and other codes to web pages, thereby enabling manufacturers to utilize their existing barcodes for advertising purposes. We have activated the database and intend to provide manufacturers with one free year in which to evaluate the results. There are approximately 60 million active barcodes that, if swiped by our :CueCat device, will take the user to a related website through our system. At the end of the first year, we intend to introduce an activation fee per code that would be paid to us by manufacturers.



    - TRADE SHOWS. In order to maintain a high level of visibility among media partners and corporate clients, we expect to participate in multiple trade events per year, such as the National Association of Television Programming Executives conference.


STRATEGIC RELATIONSHIPS

    We believe that our strategic relationships provide us with significant opportunities to gain market acceptance for our technology. We maintain strategic relationships with, among others, the following companies:


    BELO INTERACTIVE INC. We entered into an agreement with Belo Interactive, Inc., an affiliate of Belo Corp., on April 4, 2000, granting to Belo's television stations:



    - a non-transferable, limited exclusive license to use our technology to transmit content and advertising cues in their broadcasts and



    - the right to sublicense to local advertisers cues for use in the local advertisers' commercials shown during selected programming for a limited
      time ending       .



    As a condition to the performance of our obligations under the agreement, Belo will pay to us either a fixed annual license fee or a per commercial cue fee. Belo also agreed to use reasonable efforts to promote our technology to the public. The term of the agreement began August 1, 2000 and continues for 18 months thereafter. Before the end of the term, either we or Belo may terminate this agreement upon 30 days' written notice to the other party if the other party has defaulted on the performance of any material provision of the agreement and has not cured the default in accordance with the terms of the agreement. Belo Corp. currently operates 20 television stations in 16 markets reaching 14% of the total U.S. television audience. Belo also operates 9 regional cable news channels in Texas.



    Belo's local stations broadcast in:



    - Dallas/Fort Worth, Texas;



    - Houston, Texas;



    - Seattle/Tacoma, Washington;



    - St. Louis, Missouri;



    - Portland, Oregon;



    - Charlotte, North Carolina;



    - San Antonio, Texas;



    - Hampton/Norfolk, Virginia;



    - New Orleans, Louisiana;



    - Louisville, Kentucky;



    - Tulsa, Oklahoma;



    - Spokane, Washington;



    - Tucson, Arizona;

    - Boise, Idaho;



    - Austin, Texas; and



    - Phoenix, Arizona.



    Belo's cable news channels broadcast in:



    - Texas;



    - Northwest, including Washington, Oregon and Idaho;



    - Arizona;



    - New Orleans, Louisiana; and



    - Norfolk/Portsmouth/Newport News, Virginia.



    FORBES. We entered into an agreement with Forbes Inc. on January 13, 2000, to launch Internet Enhanced content and advertising in its September 2000 issue of BEST OF THE WEB magazine. Forbes has agreed to promote this issue as the first Internet Enhanced business magazine and thereafter to Internet Enhance FORBES magazines for a one-year period. As part of its agreement, Forbes has mailed :CueCat devices and :CRQ CD-ROMs to its over 830,000 subscribers in August. We have agreed not to provide our technology to specified competitors of Forbes during the term of the agreement, which ends on August 31, 2001.



    NATIONAL BROADCASTING COMPANY, INC. We entered into an agreement with National Broadcasting Company, Inc. on April 18, 2000, to license our :CRQ software to National Broadcasting Company, Inc., its cable networks and several of its affiliates. The NBC Television Network reaches approximately 99% of U.S. households, and its cable networks CNBC and MSNBC reach more than 71 million and 52 million cable households, respectively. As part of the agreement, we granted National Broadcasting Company, Inc.'s owned and operated television stations the exclusive right to use cues in local programs, except in the Dallas market where Belo Corp. has exclusive rights to use our :CRQ technology. These local stations broadcast in:



    - Birmingham, Alabama;



    - Chicago, Illinois;



    - Columbus, Ohio;



    - Hartford, Connecticut;



    - Los Angeles, California;



    - Miami, Florida;



    - New York, New York;



    - Philadelphia, Pennsylvania;



    - Providence, Rhode Island;



    - Raleigh, North Carolina;



    - San Diego, California; and



    - Washington, D.C.



    The term of the license begins on the date on which our :CueCat devices and :CRQ CD-ROMs have been delivered to at least 5 million persons and at least
5 million persons have loaded or downloaded the :CRQ software and registered and ends 18 months later. Before the end of the term, either we or NBC may terminate this agreement upon 30 days' written notice to the other party if the other party has defaulted in the performance of any material provision of the agreement and has not cured the default in accordance with the terms of the agreement. In addition, NBC received limited exclusivity rights in regards to its presence on our :CueChannel. NBC also agreed that we will be its exclusive provider of any technology similar to our patented or patent pending technology through April 2002.



    RADIOSHACK CORPORATION. We entered into an agreement with our stockholder RadioShack Corporation effective on December 6, 1999, to act as a product sourcing manager for the production of our :CueCat devices. Our principal retail distribution channel for :CueCat devices is RadioShack's owned or franchised RadioShack retail outlets. As our manufacturing and distribution partner, RadioShack offers substantial advertising strength, a 25,000 person sales force, which is being trained to conduct :CueCat device demonstrations, and over 7,000 owned or franchised RadioShack retail outlets estimated to be located within five minutes of approximately 94% of the U.S. population. The term of the agreement ends on December 31, 2001, and will automatically renew for successive one-year terms unless it is terminated by either party. The agreement can be terminated by either party at any time upon 90 days prior notice. See "Business--Manufacturing and Distribution."



    WIRED MAGAZINE. We entered into an agreement with Wired Magazine on February 16, 2000, to launch Internet Enhanced content and advertising in three consecutive issues commencing with its October 2000 issue. Wired Magazine has agreed to promote the October 2000 issue as Internet Enhanced and has mailed :CueCat devices and :CRQ CD-ROMs to its over 400,000 subscribers. We have agreed not to provide our technology to specified competitors of Wired Magazine during the term of the agreement which ends on December 31, 2000. Before the end of the term, either we or Wired Magazine may terminate this agreement upon 30 days' written notice to the other party if the other party has defaulted in the performance of any material provision of the agreement and has not cured the default in accordance with the terms of the agreement.



    THE MILWAUKEE JOURNAL SENTINEL. We entered into an agreement with Journal Sentinel Incorporated, an affiliate of The Milwaukee Journal Sentinel, on
April 4, 2000, granting Journal Sentinel Incorporated the non-exclusive right to acquire print cues for use within its various publications. Journal Sentinel Incorporated, Inc. has also agreed to mail :CueCat devices to the subscribers of The Milwaukee Journal Sentinel. We also entered into an agreement with Journal Broadcast Group, Inc., an affiliate of The Milwaukee Journal Sentinel, on February 8, 2000, granting Journal Broadcast Group, Inc. the non-exclusive right to acquire cues for use within television programs and station promotions in the Milwaukee, Wisconsin area. The terms of these agreements end 18 months after our launch date. Both agreements provide for early termination of the agreement upon occurrence of specified conditions.



    YOUNG & RUBICAM. We entered into an agreement with Young & Rubicam, Inc. on September 19, 2000, granting Young & Rubicam a non-exclusive right to demonstrate our :CueCat devices and :CRQ software worldwide for the period of July 17, 2000 to July 17, 2005. Under the agreement, Young & Rubicam will receive a fee for each potential licensee of our technology that they introduce to our technology and who subsequently licenses our technology from us. The economic terms of the fee to be paid to Young & Rubicam will be negotiated by Young & Rubicam and us.



    THE COCA-COLA COMPANY. We entered into a letter agreement with The Coca-Cola Company on April 25, 2000, which provides that, during a term commencing on the date of the agreement and ending on December 31, 2001, we would not participate in any marketing program or enter into any marketing agreement with any non-alcoholic beverage company other than Coca-Cola, its affiliates or bottlers of its products. We also agreed to negotiate in good faith with Coca-Cola to extend the term beyond December 31, 2001. In addition, we agreed to use our best efforts to include Coca-Cola in promotions of our products and to include the cities of Atlanta, Georgia and Dallas, Texas as part of the initial rollout of our technology. We also agreed to use our best efforts to cooperate with Coca-Cola in developing and implementing programs featuring other Coca-Cola brands or products.

    THE E.W. SCRIPPS COMPANY. The E.W. Scripps Company agreed as of April 18, 2000, to receive an exclusive license to deploy our technology in Scripps' newspapers, television stations and cable television networks in their respective markets. In addition, Scripps received a license to resell our technology to advertisers. We agreed to negotiate in good faith with Scripps the economic terms of the license.



    A.T. CROSS COMPANY. We entered into an agreement with A.T. Cross Company on August 30, 2000, licensing to A.T. Cross the use of our technology for A.T. Cross's line of graphic code-reader pens for a term of five years. A.T. Cross also agreed to promote our technology by various means, including by inserting copies of our :CRQ software in packaging of all code-reading pens it sells in the United States and by featuring broadcast cues in A.T. Cross television advertisements and print cues in A.T. Cross print advertisements. The term of the agreement is five years, unless we fail to successfully launch our technology as provided in the agreement.



    PARADE PUBLICATIONS. We entered into an agreement with Parade Publications, the publisher of Parade Magazine, on May 23, 2000, granting to Parade the non-exclusive right to incorporate print cues into its magazine and advertisements in its magazine during a term beginning on September 1, 2000 and ending December 31, 2001. Parade may terminate the agreement at any time upon providing 90 days' prior written notice to us. Parade may use print cues in its magazine without charge through December 31, 2000, and Parade will pay us a fee for each print cue used for the remainder of the term. Parade also agreed to provide without charge consulting and advisory services to assist us in promoting our technology to newspapers that carry Parade magazine. We also agreed to negotiate in good faith for the first thirty days of the term a cross-promotion and marketing plan with Parade.



    ADWEEK MAGAZINES. We entered into an agreement with Adweek Magazines on June 28, 2000, granting Adweek Magazines the non-exclusive right to acquire print cues for use within its various publications, including AD WEEK, BRAND WEEK and MEDIA WEEK. AdWeek Magazines has also agreed to mail our :CueCat devices and :CRQ CD-ROMs to subscribers of its various publications. The term of the agreement began on September 1, 2000 and continues for 24 months thereafter.


MANUFACTURING




    RadioShack has agreed to act as a product sourcing manager for the production of our :CueCat devices until December 31, 2001, and then for successive one-year terms if the agreement is not terminated by either RadioShack or us. RadioShack currently utilizes two manufacturing facilities in Asia, with which it has manufacturing subcontracts, for our manufacturing needs. RadioShack has advised us that it has the capacity to devote additional manufacturing facilities to manufacture our :CueCat devices. Our :CRQ
CD-ROMs are manufactured in three locations in the United States. In some cases, we expect that the costs of manufacturing and/or distributing :CueCat devices and :CRQ CD-ROMs will be borne or defrayed by our strategic partners and by advertisers who advertise directly on :CueCat devices.


PATENTS AND PROPRIETARY RIGHTS

    We rely on a combination of patent, trademark, trade secret, and copyright laws and contractual agreements to protect our proprietary technology and intellectual property rights, and our success and ability to compete are substantially dependent upon our internally developed technology and know-how.


    We currently own 6 patents in the United States. We have filed approximately 75 other patent applications in the United States, and these patent applications are currently pending in the United States Patent and Trademark Office, or the USPTO. We have also filed foreign counterpart applications for some of our pending U.S. applications. Some of these foreign applications have been filed as PCT patent applications, while others have been filed with the European Patent Office. Additional patent applications have been filed in Japan, the Philippines, South Korea and Taiwan. To date, we have filed approximately 68 foreign patent applications. We currently own foreign design registrations Ireland Design Registration D. 13367, UK Design Registration 2093996 and Germany Design Registration 400 05 441.8. In addition, have filed approximately 11 other foreign design applications which are currently pending in the Patent Offices of Austria, Benelux, Switzerland, Denmark, Spain, Finland, France, Italy, Japan, Portugal and Sweden. Generally, under the laws of most, if not all, of the countries where we have filed patent applications, a pending patent application affords very little, if any, legal protection to the invention described in the application, as legal protection to the invention described in the patent application only arises after a particular country's patent office approves the patent application and allows the application to issue into a patent. There can be no assurance that our pending patent applications will ever issue into enforceable patents. Also, once a patent application issues into a patent, there can be no assurance that our patent rights will afford any significant degree of protection or provide us with a competitive advantage. In particular, there can be no assurance that any of these patents will not be challenged, invalidated or circumvented in the future.



    Failure to maintain the protection afforded by our patents may have a material adverse effect on our future revenues and ability to become profitable. Further, there can be no assurance that our patents will ultimately be found to be valid or enforceable, or that our patent rights will deter others from developing substantially equivalent or competitive products. In addition, it may be necessary for us to undertake infringement actions against others. The defense and prosecution of patent litigation is costly and involves substantial commitments of management time. Adverse determinations in patent proceedings to which we are a party could subject us to significant liabilities to third parties and require us to seek licenses from third parties. Although patent and intellectual property disputes are often settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include ongoing royalties. Furthermore, there can be no assurance that necessary licenses would be available to us on satisfactory terms or at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling our products in one or more markets and would have a material adverse effect on us.



    We also seek to protect our proprietary technology, in part, through confidentiality and non-disclosure agreements with employees, consultants and other parties. Our confidentiality agreements with our employees and consultants also contain industry standard provisions requiring the individuals to assign to us without additional consideration any inventions conceived or reduced to practice by them while employed or retained by us, subject to customary exceptions. There can be no assurance that our confidentiality and non-disclosure agreements with employees, consultants and others will not be breached, that we would have adequate remedies for any breach or that our trade secrets will not otherwise become known to or independently developed by competitors.



    We currently own U.S. Trademark Registration No. 2,372,935 for the mark Orchestrating The Internet-Registered Trademark-. We have filed applications for registration with the USPTO for many other trademarks we use or plan to use in our business. Some of the marks we are attempting to register with the USPTO include DigitalConvergence-TM-, DigitalConvergence.Com-TM- and the :C-TM-symbol. We are attempting to register these marks based upon use in association with various products and services provided by us. In addition, we have filed applications to register these marks mentioned above, as well as other marks, in the European Community and Japan. We plan on pursuing the trademark registration applications we have already filed and filing additional applications as we develop new trademarks. We have been notified by the USPTO that they have granted us notices of allowance for our pending trademark applications for the :C-TM- symbol and for the mark Cyber Code-TM-. All that is required for us to receive registered trademarks for the :C-TM- symbol and Cyber Code-TM- is to file affidavits of use for each mark with the USPTO. Other than the marks just discussed, we have not received official word that any of the trademarks described in the various applications will ultimately become our registered trademarks. While our trademark applications are being reviewed by the various countries' trademark offices, many events and circumstances could arise that would prevent a given mark from ultimately being registered or from being registered in association with all of the products and services described in the original trademark application. For example, any trademark application is subject to the filing of an opposition proceeding in the USPTO, or in the respective foreign jurisdiction if a foreign application, by a third party after its publication during the application process. If an opposition proceeding is filed, and if we do not prevail, then we may not be able to obtain registration for the subject mark, and we could be required to stop using the mark or pay a fee to a third party for permission to use it. Even if we prevail in the opposition proceeding, the strength of the mark may be adversely affected by the proceeding. Further, any U.S. trademark may be challenged for a period of six years after its registration date. Thus, we could also face a cancellation proceeding in the USPTO relating to our registered mark Orchestrating The Internet-Registered Trademark- or other marks after they are registered. Effective trademark and service mark protection may not be available in every country in which our products or services are made available, and thus, the steps that we take may be inadequate to protect our rights.



    We have licensed in the past, and expect that we may license in the future, several of our proprietary rights, such as trademarks or copyrighted material, to third parties. While we attempt to ensure that the quality of our brand is maintained by these licensees, there can be no assurance that the licensees will not take actions that would materially adversely affect the value of our proprietary rights or reputation.



    We also rely on technology that we license from third parties, including the suppliers of the operating systems and financial and reporting system for our business. There can be no assurance that these third-party technology licenses will continue to be available to us on commercially reasonable terms. The loss of the technology could require us to obtain substitute technology of lower quality or performance standards or at greater cost, which could materially adversely affect our business, results of operations and financial condition.



    We hold the Internet domain name "digitalconvergence.com." Under current domain name registration practices, no one else can obtain an identical domain name, but they can obtain a similar name, or the identical name with a country designation or other high level identifier. There is also a risk that a third party can challenge the use of the domain name. The relationship between regulations governing domain names and the laws protecting trademarks and similar proprietary rights is evolving. Domain names are regulated by Internet regulatory bodies, while trademarks are enforceable under local national law. In addition, the regulation of domain names in the United States and in foreign countries is subject to change. There are plans to establish additional top-level domains, appoint additional domain name registrars and modify the requirements for holding domain names in countries in which we conduct business, and we could be unable to prevent third-parties from acquiring domain names that infringe or otherwise decrease the value of our domain names or trademarks.


    Like other technology-based businesses, we face the risk that we will be unable to protect our patents and other intellectual property and proprietary rights, and the risk that we will be found to have infringed the proprietary rights of others. For an expanded discussion of these risks, see "Risk Factors."

GOVERNMENT REGULATION


    We are subject to varying degrees of federal, state and local regulation, as well as U.S. and state statutes and common law. The Federal Communications Commission has established regulations, that, among other things, set installation and equipment standards for communications systems. Additionally, the television industry is subject to extensive regulation at the federal, state and local levels. Legislative and regulatory proposals under consideration by Congress and federal agencies may materially affect that industry and our ability to obtain distribution of our :CueCat and :CRQ technology to television broadcasters.



    As a result of the increasing popularity and use of the Internet, the Internet is receiving increasing legislative scrutiny. Applicability to the Internet of existing laws and regulations governing issues such as intellectual property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and consumer privacy is uncertain. For example, in 1996 Congress enacted the Communications Decency Act, which, among other things, purported to impose criminal penalties on anyone who distributes "obscene" or "indecent" materials over the Internet. A number of states have adopted or proposed similar legislation. Although several provisions of the act have been held to be unconstitutional, the manner in which the act and similar existing or future federal and state laws will ultimately be interpreted and enforced and their effect on our operations cannot yet be fully determined. These laws could subject us to substantial liability. Restrictive laws or regulations could also dampen the growth of the Internet generally and decrease the acceptance of the Internet as an advertising medium, and could, thereby, have a material adverse effect on us.


    In addition, it is possible that laws and regulations may be modified or adopted at the federal, state and local levels related to issues such as consumer privacy, defamation, network access, pricing, taxation, content regulation, characteristics and quality of products and services, advertising and intellectual property ownership and infringement. The application of modified or new legislation or regulations to our products and services could expose us to liability, increase our cost of doing business, and adversely affect consumer or advertiser acceptance of our product. In sum, new or modified legislation or regulation could have a material adverse effect on us.


    To the extent that we do business in foreign countries or otherwise fall within the jurisdiction of foreign countries, we could become subject to foreign regulation and laws. Several countries, such as some of the members of the European Community, have passed Internet privacy and consumer protection laws which are stricter than those in the United States. The application of foreign legislation or regulations to our products and services could expose us to liability, increase our cost of doing business, and adversely affect consumer or advertiser acceptance of our product.



    To our knowledge, there are currently no investigations, inquiries, citations, fines or allegations of violations or noncompliance against us pending before any government agencies or third parties. Whether noncompliance may be discovered at some future time is unknown. Although the likelihood of this risk is currently unknown, if noncompliance were to be found, it could result in civil or criminal penalties, including monetary fines and injunctions, as well as negative publicity.


COMPETITION




    The market for Internet convergence technology is new and rapidly evolving. We expect that competition will increase as other established and emerging companies enter the Internet convergence market and as new products and technologies are introduced. Increased competition may result in price reductions and loss of market share. We have identified several related technologies in the area of media convergence. In broadcasting and electronic media, interactive set-top box companies, including Hyper TV Networks Inc., OpenTV, Inc., WebTV Networks, Inc., Wink Communications, Inc., WorldGate Communications, Inc. and MicroCast, Inc., link television programming and the Internet. We believe that our technology should be perceived as complementary and not competitive to these products and services because it can be used in conjunction with set-top boxes. However, we also believe that our "two-device" solution is more likely to be widely accepted by the public than a "one-box" solution because our solution does not require the public to change habits or make significant additional monetary investments, if any. Viewers can continue to receive one-way information via the passive, public medium of their televisions, while using their personal computers to establish interactive one-on-one relationships with advertisers and content providers. Also in broadcasting and electronic media, WebChoice Inc. has created technology enabling a user to download a data file containing all of the website addresses to which a viewer of a specific television program can be directed by WebChoice's technology. It is our understanding that each time a WebChoice user would change to another television program that the user would then be required to download a new data file of website addresses. We believe that no television programs are currently using WebChoice's technology. In print media and consumer products, companies such as AirClic Inc., BarPoint.com, Inc., Connect Things Inc., Digimarc Corp., Fast Frog.com, Gamut Interactive, GoCode Inc., Intacta Technologies Inc., iPilot Inc., InfoSpace, NeoMedia Technologies, Inc., PlanetPortal, PlanetRx.com Inc., and Code

Corporation have created technology enabling users to use scanners, some of which are wireless, to access relevant web pages.



    In June 2000, Motorola, Inc., Symbol Technologies, Inc., Air Clic Inc. and Connect Things Inc., an affiliate of LM Ericsson AB, announced their intention to form a consortium to develop techniques that link printed publications and television to the Internet using embedded Web codes. We believe that this consortium has not yet developed a specific technology in this area, nor has it created an operating structure to develop the technology. The companies comprising this consortium have substantially greater financial, technical and marketing resources, currently greater name recognition and more established relationships in other industries than we do that may adopt the use of any media convergence technology that the consortium may develop and market. We believe that if, in the future, this consortium does develop the technology, we could face significant competition.



    We believe that at this time our technology is unique and innovative and also that our marketing strategy differentiates us from our competitors. We are not aware of any other Internet convergence technology available to the public that



    - links broadcast media and printed publications and consumer products to the Internet;



    - has been rapidly deployed on such a wide-scale basis as our distribution of our technology;



    - is being promoted by a comparable group of strategic partners and a management team with the depth of marketing and technical expertise as our management team; and also



    - is available at a low cost to the public.



We believe that these combined features distinguish our technology and business from our current competitors in the Internet convergence technology market. See "Risk Factors--Competition."


FACILITIES




    We lease approximately 50,000 square feet in Dallas, 3,120 square feet in Addison, Texas, approximately 14,000 square feet in New York on a month-to-month basis, and approximately 500 square feet in London. We believe that our facilities are adequate to meet our current needs.


EMPLOYEES


    As of June 30, 2000, we had 130 full-time employees and 62 part-time/temporary employees. Of our full-time employees, 63 are in sales and marketing, 25 are in research and development and 42 are in general and administrative positions. Most of our part-time/temporary employees assist us in matching barcodes to websites. We consider our employee relations to be good.



LEGAL PROCEEDINGS



    We are a co-defendant with Infotainment Telepictures, Inc. and J. Jovan Philyaw, our Chairman of the Board and Chief Executive Officer, in a lawsuit filed September 17, 1999 in the 101st District Court of Dallas County in Dallas, Texas. The plaintiff, Nissi Cosmetics, Inc., alleges that Infotainment Telepictures breached a 1997 contract for the creation of two websites, two infomercials, and two direct response spots for the advertising and marketing of several of Nissi Cosmetics' body color, or self-tanning, products. Nissi Cosmetics also alleges we were the "alter ego" of Infotainment Telepictures in committing the alleged breaches. Nissi Cosmetics seeks recovery of $585,000 paid to defendants and unspecified damages for "lost profits." We filed a general denial and intend to vigorously defend the matter. Under the terms of our asset purchase agreement with Infotainment Telepictures, Infotainment has agreed to indemnify us for any costs, expenses, liabilities or other losses we may incur in connection with this matter. However, we cannot assure you that Infotainment Telepictures, Inc. will have the assets to meet its indemnification obligations to us.


    From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of the date of this prospectus, we are not aware of any legal proceedings pending or threatened that we expect would have a material adverse effect on us.

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
                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


    The following table sets forth certain information with respect to our executive officers and directors as of August 31, 2000:



             NAME                  AGE                            POSITION
-------------------------------  --------   -----------------------------------------------------
J. Jovan Philyaw...............     35      Chairman of the Board and Chief Executive Officer
Michael N. Garin...............     54      President, Chief Operating Officer and Director
Patrick V. Stark...............     45      Executive Vice President and Director
Scott P. Carlin................     45      President of the Media Group
Gregory D. Lerman..............     54      President of the Retail and Direct Marketing Group
Douglas L. Davis...............     34      President of the Technology Group
Stuart B. Graber...............     46      President of the International Group
Donald E. Welsh................     56      President of the Publishing Group
William S. Leftwich............     51      Vice President, Chief Financial Officer and Secretary
Blaine L. Thacker..............     57      President of Business and Consumer Group
Jeffrey A. Glickman............     49      President of DigitalDemographics.:Com Inc.
John G. Huncke.................     47      Executive Vice President of the Media Group
John W. Weems..................     46      Chief Marketing Officer
William O. Hunt................     66      Director
Michael H. Jordan..............     63      Director
Jack A. Turpin.................     69      Director



    J. Jovan Philyaw founded us in September 1998 and is the creator of our :CueCat and :CRQ technology. Prior to founding us, Mr. Philyaw created NET TALK LIVE! THE INTERNET TALK SHOW, now known as NET TALK INTERACTIVE!, in September 1996 and served as its Executive Producer and host from September 1996 to February 2000. Since December 1997, Mr. Philyaw has served as the President and Chief Executive Officer of Infotainment Telepictures, Inc., the predecessor company that produced NET TALK LIVE! THE INTERNET TALK SHOW, before we acquired these predecessor rights. Mr. Philyaw served as Executive Vice President and Chief Marketing Officer of Internet America, an Internet service provider, from September 1995 to September 1996.



    Michael N. Garin joined us as our President and Chief Operating Officer in August 1999. From 1989 to 1999, Mr. Garin served as the global head of Media and Communications for Furman Selz and ING Barings LLC after ING Barings acquired Furman Selz in October 1997. Mr. Garin also served on the management committee and board of directors of Furman Selz from 1993 to 1997. In 1978, Mr. Garin co-founded Telepictures, a television distribution company. In 1986, Telepictures merged with Lorimar to become Lorimar-Telepictures. Mr. Garin holds a masters degree in Philosophy and Arts from the New School of Social Research, New York, and an A.B. in Economics from Harvard College.


    Patrick V. Stark joined us as our Executive Vice President on December 31, 1999. Mr. Stark became one of our directors in September 1998. Mr. Stark was a shareholder/director at the law firm of Kane, Russell, Coleman & Logan, P.C. in Dallas, Texas, from January 1992 until he joined us. Mr. Stark holds a law degree from Georgetown University Law Center and a B.A. in Spanish from Arizona State University.


    Scott P. Carlin joined us as the President of our Media Group in October 1999. From June 1995 until he joined us, he served as Executive Vice President of Warner Bros. Domestic Television Distribution and Executive Vice President, Telepictures Distribution. From March 1991 to June 1995, Mr. Carlin served as Senior Vice President, Sales, Warner Bros. Domestic Television Distribution. Mr. Carlin holds a B.A. in communications from the University of Colorado.

    Gregory D. Lerman joined us as the President of our Retail and Direct Marketing Group, our division that works with direct response media such as home shopping television networks, catalogs and direct mail, in August 1999. Prior to joining us, Mr. Lerman served as President of E-Commerce for Paxson Communications, which owns and operates television broadcast stations, from February 1999 to October 1999 and Executive Vice President and General Manager of Valuevision International, an integrated direct marketing company, from January 1998 to February 1999. From January 1997 to September 1997, Mr. Lerman served as President and Chief Operating Officer of Kent and Spiegel Direct, a television direct marketing firm. Within one year after Mr. Lerman left Kent and Spiegel Direct, the company filed for bankruptcy. From January 1995 to December 1996, Mr. Lerman was retired. From October 1989 to December 1994, he served as Executive Vice President of Fingerhut Companies, Inc., a catalog direct marketer. Mr. Lerman holds a B.A. in history from the University of Minnesota.


    Douglas L. Davis joined us as the President of our Technology Group in December 1999. Prior to joining us, he was employed by Internet America, an Internet service provider, where he served as Executive Vice President and Chief Operating Officer from July 1996 to December 1999 and as Chief Technology Officer from January 1996 to July 1996. Mr. Davis was head of research and development at Internet America from November 1995 to January 1996. From July 1990 to November 1995, Mr. Davis was a Director of Computer Operations for the School of Engineering and Applied Science of Southern Methodist University.

    Stuart B. Graber joined us as the President of our International Group in December 1999. Mr. Graber served as Chief Executive of Music Choice Europe, a digital audio company part-owned by Time Warner, British Sky Broadcasting, Sony and EMI, from October 1993 to December 1999. Mr. Graber holds a masters degree in international communications from Brooklyn College and a B.A. in journalism, broadcasting and administration from the University of Maryland.

    Donald E. Welsh joined us as the President of our Publishing Group in January 2000. Prior to joining us, Mr. Welsh, who has been in publishing for thirty years, was Chairman of Group XXVII Communications from August 1997 to December 1999. From March 1995 to March 1997, he was Executive Vice President of Marvel Publications. From March 1990 to March 1996, he served as chairman of the Welsh Publishing Group. Mr. Welsh holds an A.B. from Columbia University and a J.D. from Cleveland Marshall School of Law.


    William S. Leftwich joined us as our Vice President, Chief Financial Officer and Secretary in May 1999. From March 1995 to May 1999, he served as Chief Financial Officer for ViewCast.com, formerly MultiMedia Access Corporation, a company that develops and sells streaming video products and desktop video conferencing products. From January 1993 to March 1995, he served as Chief Financial Officer of Integrated Security Systems, Inc., a provider of fully integrated building security systems. Mr. Leftwich holds a B.B.A. in Accounting from Texas A&M University and is a certified public accountant.



    Blaine L. Thacker joined us as our Chief Strategy Officer in October 1999 and on May 1, 2000 Mr. Thacker became the President of our Business and Consumer Group. Prior to joining us, Mr. Thacker served as Executive Vice President of Sterling Communications, Inc., an international systems integration firm, from August 1998 to September 1999. Prior to that, Mr. Thacker was the Vice President of Sales and Marketing for Digital Network Access, an Internet service provider, from September 1997 to August 1998. He served as President of Choice Com, Inc., a competitive local exchange carrier, from March 1997 until August 1997 after acting as British Telecom's Vice President of Global Sales for its Information Technology outsourcing business from May 1993 until January 1997. Mr. Thacker has over 30 years of executive level experience with companies such as AT&T, General Electric and Oracle. He holds an M.B.A. from Western New England College and a B.B.A. in marketing and finance from the University of Oklahoma.

    Jeffrey A. Glickman joined us as the President of DigitalDemographics.:Com Inc., our subsidiary that collects and markets aggregate demographic data, in December 1999. Prior to joining us, Mr. Glickman served as President of World Class Marketing, a database marketer, from March 1995 to December 1999. Mr. Glickman holds a Ph.D. in reproductive endocrinology from the University of Western Ontario, an M.Sc. in embryology from McGill University and a B.S. in marine biology from McGill University.


    John G. Huncke joined us as the Executive Vice President of our Media Group in January 2000. Prior to joining us, Mr. Huncke served as General Counsel of Universal Pictures from June 1998 to December 1999. From January 1995 to June 1998, Mr. Huncke served as General Counsel and Chief Operating Officer of Polygram Television, a television production and distribution company. From January 1987 to January 1995, Mr. Huncke served as Executive Vice President and General Counsel for ITC Entertainment Group, a motion picture production and distribution company. Mr. Huncke holds a J.D. from the University of Southern California and a B.S. from the University of Notre Dame.


    John M. Weems joined us as our Chief Marketing Officer in July 2000. Prior to joining us, Mr. Weems served as Senior Vice President and General Manager of the Consumer Products Division at Equity Marketing, Inc., a toy company, from April 1998 to July 2000. Prior to that, Mr. Weems served as chief operating officer of Corinthian Marketing, Inc., a sports collectibles company, from April 1996 to April 1998, when he sold the company to Equity Marketing, Inc. Prior to that, Mr. Weems was co-founder and co-owner of Morrison Entertainment
Group, Inc. from March 1989 to April 1996. Mr. Weems holds an M.B.A. from the University of North Carolina and a B.A. in political science from North Carolina State University.


    William O. Hunt has served as one of our directors since January 1999.
Mr. Hunt has served as Chairman of the Board of Internet America since May 1995. Mr. Hunt has also served as Chairman of the Board of Intellicall Inc., a company that provides telephone network switching and other services, since 1992.
Mr. Hunt served as President and Chief Executive Officer of Intellicall from December 1992 to May 1998. Mr. Hunt also currently holds directorships in Andrew Corporation, American Homestar Corporation and Mobility Electronics, Inc.
Mr. Hunt holds an M.B.A. and a B.B.A. from the University of North Texas.


    Michael H. Jordan has served as one of our directors since August 1999.
Mr. Jordan has served as Chairman of Luminant Worldwide Corporation, a provider of Internet and electronic commerce professional services, since September 1999. He also serves as Chairman and Chief Executive Officer of EOriginal, Inc., an electronic commerce company that provides secure documents. Mr. Jordan retired in December 1998 as Chairman and Chief Executive Officer of CBS Corporation, formerly Westinghouse Electric Corporation, positions he had held since June 1993. Mr. Jordan is also a member of the Boards of Directors of Aetna Inc., Dell Computer Corp. and Marketwatch.com. Mr. Jordan is a member of the President's Export Council; is the Chairman of the U.S.-Japan Business Council; is the Chairman of The College Fund/UNCF; and is the Chairman of the Policy Board of the Americans for the Arts.



    Jack A. Turpin has served as one of our directors since January 1999.
Mr. Turpin founded Hall-Mark Electronics Corporation, an electronics distribution firm, in 1962 and served as its Chairman of the Board until its sale in 1993. Since 1993, Mr. Turpin has served as a consultant for Avnet, Inc., an industrial distributor of electronic components and computer products and the purchaser of Hall-Mark. Mr. Turpin holds a B.S. in electrical engineering from Rice University.


    Pursuant to an amendment to our certificate of incorporation that will become effective upon consummation of the offering, our Board of Directors will be classified into three classes of directors, denoted as Class I, Class II and Class III. Messrs. Hunt and Garin will be Class I directors, Messrs. Turpin and Stark will be Class II directors, and Messrs. Philyaw and Jordan will be Class III directors. The term of the Class I directors will expire at the 2001 annual meeting of our stockholders, the term of the Class II directors will expire at the 2002 annual meeting of our stockholders and the term of the Class III directors will expire at the 2003 annual meeting of our stockholders.

BOARD COMPENSATION


    Directors who are also our officers, employees or affiliates do not receive compensation for their services as directors. Each non-employee director is entitled to an award of stock options to purchase 15,000 shares of our common stock, when he becomes a non-employee director, at an exercise price equal to the fair market value of our common stock on the date of grant. Additionally, each non-employee director in office following each annual stockholders' meeting is entitled to an award of stock options to purchase 8,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the date of grant. In each case, the stock options granted to the non-employee directors will be fully vested on the date of grant. Directors are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the board of directors or committees thereof.



INDEMNIFICATION OF DIRECTORS AND OFFICERS



    We have entered into agreements to indemnify our directors and officers. Under these agreements, we are obligated to indemnify our directors and officers to the fullest extent permitted under Delaware General Corporate Law for expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director or officer. We believe that these agreements are necessary to attract and retain qualified directors and officers.


COMPENSATION OF EXECUTIVE OFFICERS


    The following table sets forth information concerning the compensation of our chief executive officer and our other most highly paid executives serving in this capacity at the end of 1999 whose total annual salary and bonus exceeded $100,000 in 1999. These three individuals are referred to in this prospectus as our "Named Executive Officers."


                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                  ANNUAL COMPENSATION           COMPENSATION
                                           ----------------------------------   ------------
                                                                    OTHER        SECURITIES
                                                                    ANNUAL       UNDERLYING     ALL OTHER
                                            SALARY     BONUS     COMPENSATION     OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION                  ($)        ($)          ($)            (#)            ($)
---------------------------                --------   --------   ------------   ------------   ------------
J. Jovan Philyaw ........................  $230,500   $150,000     $     --      $       --      $     --
  Chief Executive Officer and
  Chairman of the Board
Michael N. Garin ........................   100,000         --           --       2,677,500            --
  President and Chief Operating Officer
Scott P. Carlin .........................    62,500    150,000           --       1,102,500        18,900(1)
  President--Media Group

------------------------

(1) This number represents reimbursement of Mr. Carlin for moving expenses.

    The following table provides information regarding stock options granted to our Named Executive Officers during 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                        INDIVIDUAL GRANTS
                               -------------------------------------------------------------------    GRANT DATE
                                                        PERCENT OF                                      VALUE
                                                       TOTAL OPTIONS                                 ------------
                                     NUMBER OF          GRANTED TO     EXERCISE PRICE                 GRANT DATE
                               SECURITIES UNDERLYING   EMPLOYEES IN    OR BASE PRICE    EXPIRATION     PRESENT
NAME                            OPTIONS GRANTED (#)     FISCAL YEAR      ($/SHARE)         DATE      VALUE ($)(1)
----                           ---------------------   -------------   --------------   ----------   ------------
J. Jovan Philyaw.............               --               --             $  --              --     $       --
Michael N. Garin.............          157,500(2)           2.0%             3.31          8/2/09        123,323
                                     2,520,000(3)          33.2%             3.31         8/16/09      1,973,160
Scott P. Carlin..............        1,102,500(3)          14.5%             3.31         8/16/09        863,258


------------------------


(1) The present value of each grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: fair market value of common stock of $3.31 per share; dividend yield of 0% for all years; expected volatility of 0%; risk-free interest rate of 5.40% to 6.10%; and expected life of five years.



(2) 25% of the stock options became exercisable on August 2, 1999, the date of grant, and 25% of the stock options will become exercisable on each anniversary date thereafter.



(3) 25% of the stock options became exercisable on August 16, 1999, the date of grant, and 25% of the stock options will become exercisable on each anniversary date thereafter.



    The following table provides summary information with respect to stock options held by our Named Executive Officers as of December 31, 1999. The value of unexercised in-the-money options is based on an assumed initial public offering price of $11.00, less the exercise price payable for the shares.


    AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES


                                                            NUMBER OF SECURITIES        VALUE OF THE UNEXERCISED
                                                             UNDERLYING OPTIONS           IN-THE-MONEY OPTIONS
                                                           AT FISCAL YEAR-END (#)        AT FISCAL YEAR-END ($)
                        SHARES ACQUIRED      VALUE       ---------------------------   ---------------------------
NAME                    ON EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                    ---------------   ------------   -----------   -------------   -----------   -------------
J. Jovan Philyaw......          --           $  --              --              --      $      --      $       --
Michael N. Garin......          --              --         669,375       2,008,125      5,147,494      15,442,481
Scott P. Carlin.......          --              --         275,625         826,875      2,119,556       6,358,669


COMMITTEES OF THE BOARD

    Our board of directors has established an audit committee and a compensation committee. Our board has no nominating committee or other committee performing similar functions at this time.

    AUDIT COMMITTEE. The audit committee is comprised of Messrs. Hunt, Jordan and Turpin. The audit committee reports on its activities to the board of directors and is responsible for reviewing:


    - the recommendation to our board of the appointment of our independent accountants;



    - the scope, timing and results of the audit and non-audit services performed by our independent accountants;


    - the appropriateness of our accounting policies;

    - the adequacy of our accounting and financial controls;



    - compliance with our accounting policies and accounting and financial controls; and


    - the reliability of the financial information we report to the public.

    COMPENSATION COMMITTEE. The compensation committee is comprised of Messrs. Hunt, Jordan and Turpin. The primary functions of the compensation committee are to:


    - monitor and administer our compensation and benefit plans, practices and policies, including fixing salaries, bonus and stock option awards and fringe benefits; and



    - provide a general review of our compensation and benefit plans to determine if they meet corporate objectives.


EMPLOYMENT AGREEMENTS

    MICHAEL N. GARIN. On August 16, 1999, we entered into a three-year employment agreement with Michael N. Garin which provides that he will serve as our President and Chief Operating Officer. The employment agreement provides for annual compensation of $400,000, which amount will be increased upon completion of this offering to an amount commensurate to that paid by comparable companies at comparable stages of development. Mr. Garin's employment agreement provides for an annual bonus at the discretion of the board. In addition, the employment agreement provides that Mr. Garin is eligible to participate in all benefit programs for which employees and/or senior executives are generally eligible. Under his employment agreement, we may terminate Mr. Garin's services for cause or without cause. If Mr. Garin is terminated without cause or if we breach the employment agreement, Mr. Garin will be entitled to receive his base salary for the remainder of his term of employment in a lump sum payment. The employment agreement also contains confidentiality provisions.

    SCOTT P. CARLIN. On August 16, 1999, we entered into an employment agreement with Scott P. Carlin which, as amended, provides that he will serve as President of our Media Group for three years. We paid Mr. Carlin a $150,000 signing bonus. Mr. Carlin's employment agreement provides for annual compensation of $250,000, which amount will be increased to a level negotiated in good faith upon completion of this offering. Mr. Carlin's employment agreement provides for an annual bonus at the discretion of the board. In addition, his employment agreement provides that he is eligible to participate in all benefit programs for which employees and/or senior executives are generally eligible. Under his employment agreement, we may terminate
Mr. Carlin's services for cause or without cause. If Mr. Carlin is terminated without cause or if we breach the employment agreement, Mr. Carlin will be entitled to receive his base salary for the remainder of his term of employment in a lump sum payment. Mr. Carlin's employment agreement also contains confidentiality provisions.

STOCK OPTION PLAN


    We adopted our 1999 Stock Option Plan in August 1999. A total of 12,375,000 shares of common stock are authorized for issuance under the plan, as amended. The plan provides for grants of incentive stock options to our employees, including officers and employee-directors, and for grants of nonstatutory stock options to our employees, consultants and nonemployee directors. The purposes of the plan are:


    - to attract and retain the best available personnel for positions of substantial responsibility;

    - to provide additional incentive to our employees and consultants; and

    - to promote the success of our business.

    Our compensation committee administers the plan. Our compensation committee will designate the individuals to receive the options, the number of shares subject to options, and the terms and conditions of each option.

    While our compensation committee determines the terms of options granted under the plan, the term of any incentive stock option cannot exceed ten years from the date of grant and any incentive stock option granted to an employee who possesses more than ten percent of the total combined voting power of all classes of our shares within the meaning of Section 422(b)(6) of the Internal Revenue Code cannot be exercisable after the expiration of five years from the date of grant.

    While the compensation committee determines the exercise price of options granted under the plan, an option's exercise price cannot be less than the fair market value of a share of common stock on the date the option is granted, subject to adjustments. Further, the exercise price of any incentive stock option granted to an employee who possesses more than ten percent of the total combined voting power of all classes of our shares within the meaning of
Section 422(b)(6) of the Internal Revenue Code must be at least 110% of the fair market value of the underlying share at the time the option is granted. The exercise price of options granted under the plan will be paid in full in a manner prescribed by our compensation committee.

EMPLOYEE STOCK PURCHASE PLAN


    We adopted our Employee Stock Purchase Plan in April 2000. A total of 1,000,000 shares of common stock are authorized for issuance under the plan. The plan provides for the grant of stock options to selected eligible employees. The purpose of the plan is to provide eligible employees with an incentive to advance the interests of the company by providing an opportunity to purchase stock of the company at a favorable price. The plan is administered by our compensation committee.



    Any eligible employee may elect to participate in the plan by authorizing our compensation committee to make payroll deductions to pay the exercise price of an option at the time and in the manner prescribed by our compensation committee. This payroll deduction may be a specific amount or a designated percentage to be determined by the employee, but the specific amount may not be less than an amount established by us and the designated percentage may not exceed an amount of eligible compensation established by us from which the deduction is made. In no event will an employee be granted an option under the plan that would permit him to purchase stock with a fair market value in excess of $25,000, or to purchase more than 10,000 shares, in a period established by us.



    There will be two six-month offering periods in each calendar year. The date of grant and the date of exercise for the first option period is January 1 and June 30, respectively, and the date of grant and date of exercise for the second option period is July 1 and December 31, respectively. The first offering period of the plan will commence on the date we close this offering, and will conclude on June 30, 2001. The exercise price of options granted under the plan will be an amount equal to the lesser of 85% of the fair market value of the stock on the date of exercise or on the date of grant.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Currently, Messrs. Hunt, Jordan and Turpin are members of our compensation committee. Mr. Hunt is the general partner of B&G Partnership, Ltd. and BCG Partnership, Ltd., which are both our stockholders. Mr. Turpin is the sole managing director of JAT FIVE, LTD., one of our stockholders. See "Certain Relationships and Related Transactions."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PREFERRED STOCK FINANCINGS

    The following information summarizes private placement transactions in which we sold shares of preferred stock to our directors and 5% stockholders and persons and entities associated with our directors and those stockholders. Each share of Series A preferred stock will convert into 630 shares of common stock and each share of Series B and Series C preferred stock will convert into one share of common stock upon completion of this offering.


    SERIES A FINANCING. From September 29, 1999 to January 14, 2000, we issued 15,966 shares of Series A preferred stock to various investors for aggregate consideration of approximately $50.3 million, or $3,150 per share. A trust of our President of the Publishing Group, Donald E. Welsh, invested $200,000 in our Series A preferred stock through DING.com LLC. In addition, the wife of our president, Michael N. Garin, invested $500,000 in our Series A preferred stock through DING.com LLC. These investments by Mr. Welsh's trust and Mr. Garin's wife are passive investments.



    SERIES B FINANCING. In April and May 2000, we issued 6,166,443 shares of Series B preferred stock to various investors for aggregate consideration of approximately $43.3 million, or $7.03 per share. In August 2000, we issued an additional 1,185,395 shares of Series B preferred stock to an investor for aggregate consideration of approximately $8.3 million, or $7.03 per share.



    SERIES C FINANCING. In April and May 2000, we issued 5,688,848 shares of Series C preferred stock to various investors for aggregate consideration of approximately $60.0 million, or $10.54 per share. In August 2000, we issued an additional 1,581,277 shares of Series C preferred stock to an investor for aggregate consideration of approximately $16.7 million, or $10.54 per share.


    The following table summarizes the private placement transactions in which we sold preferred stock to our directors and 5% beneficial stockholders and persons and entities affiliated with our directors and those stockholders.

                                                                     NUMBER OF SHARES OF
                                                              ---------------------------------
DIRECTORS, 5% BENEFICIAL                                      SERIES A    SERIES B    SERIES C
STOCKHOLDERS AND AFFILIATED ENTITIES                          PREFERRED   PREFERRED   PREFERRED
------------------------------------                          ---------   ---------   ---------
Belo Corp...................................................    3,970     1,422,474   1,897,532
Young & Rubicam, Inc........................................    6,350       380,986     508,222

WARRANTS


    We issued a warrant, dated September 29, 1999, to Belo Enterprises, Inc., an affiliate of Belo Corp., to purchase 124,740 shares of our common stock at an exercise price of $5.00 per share. The warrant will terminate on September 29, 2004. See "Business--Strategic Relationships."



    We issued two warrants in April 2000 to an affiliate of National Broadcasting Company, Inc., our strategic partner, to purchase 3,752,445 shares and 4,505,165 shares, respectively, of our common stock at per share exercise prices of $5.00 and $10.54, respectively. We issued an additional warrant in September 2000 to an affiliate of National Broadcasting Company, Inc. to purchase 166,000 shares of our common stock at a per share exercise price of $10.54. We are required to issue additional warrants to National Broadcasting Company, Inc.'s affiliate with a per share exercise price of $10.54, depending on the number of shares we reserve for issuance under our 1999 Stock Option Plan. The warrants will terminate in April 2005. See "Business--Strategic Relationships."

STOCK PURCHASE AGREEMENT

    We entered into a stock purchase agreement, dated September 29, 1999, under which we sold the Series A preferred stock. Under the stock purchase agreement, we agreed:

    - to provide periodically financial and other information to the holders;


    - not to engage in specified transactions without the prior consent of the holders of at least two-thirds of the outstanding shares of Series A preferred stock;



    - as long as at least 1,900 shares of Series A preferred stock remain outstanding, at any time that Michael Jordan is not our director, to nominate to our board of directors one nominee designated by the majority of the holders of these shares of our Series A preferred stock; and



    - to give each investor in our Series A preferred stock preemptive rights for new issuances of any shares of our capital stock, excluding issuances of common stock in this offering. These investors waived this right in connection with the issuance of the Series B preferred stock and Series C preferred stock.


These provisions in the stock purchase agreement were terminated in April 2000.

STOCKHOLDERS AGREEMENTS

    We entered into an agreement among stockholders, dated January 28, 1999, with J. Jovan Philyaw, our Chairman of the Board and Chief Executive Officer; JAT III, L.L.C.; B&G Partnership, Ltd.; and BCG Partnership, Ltd. William Hunt, our director, is the general partner of B&G Partnership, Ltd. and BCG Partnership, Ltd. Jack A. Turpin, also our director, is the sole managing director of JAT III, L.L.C. This agreement was terminated on September 29, 1999.


    We entered into an amended and restated stockholders agreement, dated April 25, 2000, with:



    - J. Jovan Philyaw;



    - Michael N. Garin;



    - Patrick V. Stark;



    - an affiliate of National Broadcasting Company, Inc.;



    - B&G Partnership, Ltd.;



    - BCG Partnership, Ltd.;



    - JAT FIVE, LTD., for whom Jack A. Turpin is the sole managing director;



    - Belo Enterprises, Inc. and A.H. Belo Foundation, affiliates of
      Belo Corp.;



    - Young & Rubicam, Inc.; and



    - each of the other holders of preferred stock.


    The stockholders agreement contains:

    - a right of first refusal, exercisable by the stockholders who are parties to the stockholders agreement and then us, to purchase any of our securities proposed to be transferred by Messrs. Philyaw, Garin or Stark and the right of those other stockholders to participate on a pro rata basis in any transfer of securities by Messrs. Philyaw, Garin or Stark;

    - our agreement to nominate a representative of the preferred stock holders to our board of directors if, at any time, Michael Jordan is not our director and at least 3,791,900 shares of our preferred stock remain outstanding;

    - our agreement to provide financial and other information to the holders;


    - our agreement not to engage in specified transactions without the prior consent of the holders of at least two-thirds of each class of preferred stock; and


    - preemptive rights for each preferred stockholder for new issuances of shares of our capital stock, excluding issuances of common stock in this offering.

    This agreement will automatically terminate upon the completion of this offering.

REGISTRATION RIGHTS AGREEMENTS

    We entered into a registration rights agreement, dated January 28, 1999, with JAT III, L.L.C., B&G Partnership, Ltd. and BCG Partnership, Ltd. This agreement was terminated on September 29, 1999.


    An affiliate of National Broadcasting Company, Inc. and holders of our preferred stock and other stockholders, including A.H. Belo Foundation, B&G Partnership, Ltd., BCG Partnership, Ltd., Belo Enterprises, Inc., JAT FIVE, LTD. and Young & Rubicam, Inc. are entitled under an amended and restated agreement with us, dated April 25, 2000, to the following registration rights for the shares of common stock held by them or issuable upon conversion of our preferred stock or upon exercise of outstanding warrants to purchase our common stock:



    - at any time after 180 days from the date of completion of this offering, the holders of these registrable securities, other than the affiliate of National Broadcasting Company, Inc., may require, on three occasions only, that we use our best efforts to register for public resale at least ten percent of the aggregate amount of registrable securities that were outstanding on April 25, 2000;



    - at any time after 180 days from the date of completion of this offering, the affiliate of National Broadcasting Company, Inc. may require, on up to three occasions only, that we use our best efforts to register for public resale at least 15% of the aggregate amount of common stock issuable upon full exercise of the affiliate's warrants;


    - until the tenth anniversary of this offering, if we register any common stock, either for our own account or for the account of other security holders, the holders of registrable securities are entitled to include their shares of common stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering in view of market conditions; and

    - the holders of registrable securities with a fair market value of not less than $10,000,000 may require us to use our best efforts to register the securities on a Form S-3 registration statement or any successor form after we become eligible to use the form.

    In most cases, we will bear all registration expenses other than underwriting discounts and commissions. All demand registration rights terminate when a holder is entitled to sell all of its registrable securities under Rule 144(k) under the Securities Act.


BELO CORP. AGREEMENT



    We entered into an agreement with Belo Interactive, Inc., an affiliate of Belo Corp., on April 4, 2000, granting to Belo's television stations:



    - a non-transferable, limited exclusive license to use our technology to transmit content and advertising cues in their broadcasts and

    - the right to sublicense to local advertisers cues for use in the local advertisers' commercials shown during selected programming for a limited
      time ending       .



    As a condition to the performance of our obligations under the agreement, Belo will pay to us either a fixed annual license fee or a per commercial cue fee. Belo also agreed to use reasonable efforts to promote our technology to the public. The term of the agreement begins August 1, 2000 and continues for 18 months thereafter. Before the end of the term, either we or Belo may terminate this agreement upon 30 days' written notice to the other party if the other party has defaulted on the performance of any material provision of the agreement and has not cured the default in accordance with the terms of the agreement. Belo Corp. currently operates 20 television stations in 16 markets reaching 14% of the total U.S. television audience.



YOUNG & RUBICAM, INC. AGREEMENT



    We entered into an agreement with Young & Rubicam, Inc. on September 19, 2000, granting Young & Rubicam a non-exclusive right to demonstrate our :CueCat devices and :CRQ software worldwide for the period of July 17, 2000 to July 17, 2005. Under the agreement, Young & Rubicam will receive a fee for each potential licensee of our technology that they introduce to our technology and who subsequently licenses our technology from us. The economic terms of the fee to be paid to Young & Rubicam will be negotiated by Young & Rubicam and us.


ISSUANCE OF COMMON STOCK AND DEBENTURES

    On January 28, 1999, we sold 15,750,000 shares of common stock for a cash purchase price of $2,500 and issued 8.0% Debentures, Series 1999A with an aggregate principal amount of $2,500,000. In particular, we sold:

    - 3,150,000 shares of common stock and $500,000 in aggregate principal amount of the debentures to B&G Partnership, Ltd.;

    - 3,150,000 shares of common stock and $500,000 in aggregate principal amount of the debentures to BCG Partnership, Ltd.; and

    - 9,450,000 shares of common stock and $1,500,000 in aggregate principal amount of the debentures to JAT III, L.L.C. These shares have been transferred to JAT FIVE, LTD., an affiliate of JAT III, L.L.C.


No interest payments were required to be paid on the debentures through the second anniversary of their issuance unless otherwise determined by our board of directors. In April 2000, we fully paid the principal amount and all accrued interest on each of the debentures.


EMPLOYEE STOCKHOLDERS AGREEMENT


    We entered into a stockholders agreement, dated January 29, 1999, with various stockholders, including William S. Leftwich, our Chief Financial Officer. This agreement provides that the parties to the agreement, should they desire to sell their stock, must first offer the stock to us. This agreement will automatically terminate upon the completion of this offering.


OTHER TRANSACTIONS


    On January 4, 1999, we completed the acquisition of the rights to produce the television show NET TALK LIVE! THE INTERNET TALK SHOW, now known as NET TALK INTERACTIVE!, and proprietary rights related to our technology from Infotainment Telepictures, Inc. for a promissory note with a principal amount of $8,000,000. We also assumed several liabilities in connection with this acquisition, including post-closing liabilities associated with the Nissi Cosmetics litigation. Infotainment Telepictures, Inc. has agreed to indemnify us for any costs, expenses, liabilities or other losses we may incur in connection with the Nissi Cosmetics litigation. See "Business--Legal Proceedings." J. Jovan Philyaw was the President and Chief Executive Officer of Infotainment Telepictures, Inc., a company owned by his father. The promissory note bears interest at 6.0% per annum. No interest payments are required to be made through the second anniversary of the note. Any unpaid interest will then be added to the principal amount of the note. Any remaining principal balance and any accrued and unpaid interest will be due and payable in full upon completion of this offering. See "Use of Proceeds." We paid $1,500,000 and $3,000,000 of the principal amount of the note in 1999 and 2000, respectively. We have paid $584,137 in accrued interest on the note in 2000.



    In connection with our acquisition of Infotainment Telepictures, Inc. in January 1999, we assumed a loan payable to Jack A. Turpin in the principal amount of $452,900, plus accrued and unpaid interest of $6,819. In January 1999, Mr. Turpin loaned us an additional $147,000 for operating capital expenditures. We repaid the principal amount of the loans, plus $10,770 in interest, in January 1999.



    We entered into a stock purchase agreement, dated May 17, 1999 and amended on August 16, 1999, with William S. Leftwich under which Mr. Leftwich purchased 472,500 shares of our common stock. We have the right, subject to limitations, to repurchase Mr. Leftwich's shares purchased under the agreement if he ceases for any reason to be employed by us.


    Each of our executive officers and employees has entered into a proprietary rights and information agreement regarding the ownership of inventions developed in his or her capacity as our employee and the confidentiality of our proprietary information. Each of our directors has entered into a nondisclosure agreement.


    Patrick V. Stark was a shareholder/director of the law firm of Kane, Russell, Coleman & Logan, P.C. until December 31, 1999 and became of counsel as of January 1, 2000. During 1999 and during the six-month period ended June 30, 2000, we paid Kane, Russell, Coleman & Logan, P.C. $135,000 and $26,423, respectively, for legal services.



    We have entered into indemnification agreements with each of our executive officers and directors.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT


    The following table sets forth information with respect to the beneficial ownership of our common stock as of August 31, 2000, after giving effect to the automatic conversion of 14,637,929 shares of outstanding preferred stock into 24,680,543 shares of common stock upon completion of this offering and as adjusted to reflect the sale of the common stock in this offering, by:


    - each security holder known by us to own beneficially more than 5% of our common stock;

    - each of our directors;

    - each of our executive officers; and

    - all directors and executive officers as a group.


    We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated, the persons or entities included in this table have sole voting and investment power with respect to all the shares of common stock beneficially owned by them, subject to applicable community property laws. The number of shares beneficially owned by a person includes shares of common stock that are subject to stock options or warrants that are either currently exercisable or exercisable within 60 days after August 31, 2000. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person. These shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person.



                                                                           PERCENT OF COMMON STOCK
                                                                              BENEFICIALLY OWNED
                                          SHARES OF COMMON STOCK   ----------------------------------------
NAME OF BENEFICIAL OWNER                    BENEFICIALLY OWNED     BEFORE THE OFFERING   AFTER THE OFFERING
------------------------                  ----------------------   -------------------   ------------------
Belo Corp.(1)...........................         5,945,846                 6.92%                6.20%
JAT FIVE, LTD.(2).......................         9,765,000                11.38%               10.19%
National Broadcasting Company,
  Inc.(3)...............................         8,423,610                 8.94%                8.08%
Young & Rubicam, Inc.(4)................         4,889,708                 5.70%                5.10%
J. Jovan Philyaw........................        40,950,000                47.73%               42.74%
Michael N. Garin(5).....................         1,438,750                 1.65%                1.48%
Patrick V. Stark(6).....................           730,000                    *                    *
Gregory D. Lerman(7)....................           551,250                    *                    *
Scott P. Carlin(7)......................           551,250                    *                    *
Douglas L. Davis(7).....................           117,810                    *                    *
Stuart B. Graber(7).....................           415,000                    *                    *
Donald E. Welsh(8)......................             7,112                    *                    *
William S. Leftwich.....................           456,500                    *                    *
Blaine L. Thacker(7)....................            73,710                    *                    *
Jeffrey A. Glickman.....................                --                    *                    *
John G. Huncke..........................                --                    *                    *
John W. Weems...........................                --                    *                    *
William O. Hunt(9)......................         6,553,000                 7.64%                6.84%
Michael H. Jordan(7)....................            78,750                    *                    *
Jack A. Turpin(10)......................         9,765,000                11.38%               10.19%
All directors and executive officers as
  a group (16 persons)..................        61,588,132                69.09%               62.13%


------------------------

   * Less than one percent (1%).

 (1) Consists of (i) 5,267,772 shares issuable upon conversion of the shares of our preferred stock held of record by Belo Enterprises, Inc., (ii) 553,334 shares issuable upon conversion of the shares of our preferred stock held of record by A.H. Belo Foundation and (iii) 124,740 shares issuable upon exercise of outstanding warrants held by Belo Enterprises, Inc. Belo Enterprises, Inc. and A.H. Belo Foundation are both indirect wholly-owned subsidiaries of Belo Corp. The address of Belo Corp. is Silverside Carr Executive Center, 501 Silverside Road, Suite 401, Wilmington, Delaware 19809.


 (2) Address:  8201 Preston Road, Suite 310, Dallas, Texas 75225.


 (3) Consists solely of shares issuable upon exercise of outstanding warrants held by an affiliate of National Broadcasting Company, Inc. National Broadcasting Company, Inc.'s address is 30 Rockefeller Plaza, 46th Floor, New York, New York 10112.


 (4) Address:  285 Madison Avenue, New York, New York 10017.


 (5) Consists solely of 1,438,750 shares issuable upon exercise of stock options that have already vested or will vest within 60 days. This number does not include shares of common stock that may be attributable to Torunn Garin, the wife of Mr. Garin, due to her passive investment in DING.com LLC, a stockholder of ours. Mr. Garin disclaims beneficial ownership of the shares attributable to his wife. See "Certain Relationships and Related Transactions."



 (6) Includes (i) 257,500 shares issuable upon exercise of stock options that have already vested or will vest within 60 days and (ii) 15,560 shares held of record by Mr. Stark's children. Mr. Stark disclaims beneficial ownership of the shares held by his children.


 (7) Consists solely of shares issuable upon exercise of stock options that have already vested or will vest within 60 days.


 (8) Consists solely of shares issuable upon conversion of 7,112 shares of Series B preferred stock owned by Bourne Welsh, the wife of Mr. Welsh. This number does not include shares of common stock which may be attributable to Mr. Welsh, due to the passive investment held by the Donald E. Welsh, IRA Account, in DING.com LLC, a stockholder of ours. Mr. Welsh disclaims beneficial ownership of these shares.



 (9) Consists of 3,114,000 shares held of record by B&G Partnership, Ltd. and 3,439,000 shares held of record by BCG Partnership, Ltd. Mr. Hunt is the general partner of each of these partnerships. Mr. Hunt disclaims beneficial ownership of these shares.


 (10) Consists of 9,765,000 shares held of record by JAT FIVE, LTD. Mr. Turpin serves as the sole managing director of this entity. Mr. Turpin disclaims beneficial ownership of these shares.

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
                          DESCRIPTION OF CAPITAL STOCK


    Our authorized capital stock consists of           shares of common stock,
par value $0.01 per share, and 27,000,000 shares of preferred stock, par value $0.01 per share. 16,000 shares of preferred stock are designated as Series A preferred stock, 12,100,000 shares of preferred stock are designated as Series B preferred stock, and 13,300,000 shares of preferred stock are designated as Series C preferred stock. As of the date of this prospectus,



    - 61,123,150 shares of common stock were issued and outstanding,



    - 15,966 shares of Series A preferred stock were issued and outstanding,



    - 7,351,838 shares of Series B preferred stock were issued and outstanding, and



    - 7,270,125 shares of Series C preferred stock were issued and outstanding.



In addition,



    - 12,375,000 shares of common stock were reserved for issuance under our stock option plan,



    - 1,000,000 shares of common stock were reserved for issuance under our stock purchase plan,



    - 8,548,350 shares of common stock were reserved for issuance upon exercise of outstanding warrants, and



    - 24,680,543 shares of common stock were reserved for issuance upon conversion of all outstanding shares of preferred stock.


    All of our outstanding shares of preferred stock will be converted automatically into common stock upon completion of this offering.


    The following descriptions of our capital stock and provisions of our certificate of incorporation and bylaws are summaries of all material terms and provisions and are qualified by reference to our certificate of incorporation and bylaws, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of the offering in accordance with the terms of the certificate of incorporation.


COMMON STOCK


    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends that may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to receive proportionately any of our assets remaining after the payment of liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.


PREFERRED STOCK


    Upon the closing of this offering, all outstanding shares of preferred stock will be converted into 24,680,543 shares of common stock and automatically returned to our authorized, unissued and undesignated shares of preferred stock. Thereafter, our board of directors will have the authority, without further action by the stockholders, to issue up to 27,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting


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

the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing our change in control without further action by the stockholders. We have no present plans to issue any shares of preferred stock after the completion of this offering.


WARRANTS


    As of the date of this prospectus, there were outstanding warrants to purchase 8,548,350 shares of our common stock at a weighted average exercise price of $8.03 per share. See "Certain Relationships and Related Transactions."


REGISTRATION RIGHTS


    An affiliate of National Broadcasting Company, Inc., holders of our preferred stock and other stockholders are entitled under an agreement with us to the following registration rights for the shares of common stock held by them or issuable upon conversion of our preferred stock or upon exercise of outstanding warrants to purchase our common stock:



    - at any time after 180 days from the date of this offering, the holders of these registrable securities, other than the affiliate of National Broadcasting Company, Inc., may require, on three occasions only, that we use our best efforts to register for public resale at least 10% of the aggregate amount of registrable securities that were outstanding on April 25, 2000;



    - at any time after 180 days from the date of this offering, National Broadcasting Company, Inc.'s affiliate may require, on up to three occasions only, that we use our best efforts to register for public resale at least 15% of the aggregate amount of common stock issuable upon full exercise of its warrants;



    - until the tenth anniversary of this offering, if we register any common stock, either for our own account or for the account of other security holders, the holders of registrable securities are entitled to include their shares of common stock in this registration, subject to the ability of the underwriters to limit the number of shares included in the offering in view of market conditions; and



    - the holders of registrable securities with a fair market value of not less than $10,000,000 may require us to use our best efforts to register the securities on a Form S-3 registration statement or any successor form after we become eligible to use this form.



    In most cases, we will bear all registration expenses other than underwriting discounts and selling commissions. All demand registration rights terminate at the time a holder is entitled to sell all of its registrable securities under Rule 144(k) under the Securities Act. See "Shares Eligible for Future Sale."


DESCRIPTION OF PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

    CLASSIFIED BOARD OF DIRECTORS

    Our bylaws provide that the board of directors shall be divided into three classes of two or three directors each, with each class elected for three-year terms expiring in successive years. Section 141 of the Delaware General Corporation Law provides that, in the case of a corporation having a staggered board, holders of a majority of the shares then entitled to vote in an election of directors may remove a director only for cause. Our certificate of incorporation defines "cause" as (i) a final conviction of a felony involving moral turpitude or (ii) willful misconduct that is materially and demonstrably injurious economically to us. No act, or failure to act, by a director will be considered "willful" unless committed in bad faith and without a reasonable belief that the act or failure to act was in the best interest of us or any of our affiliates. "Cause" will not exist unless and until we have delivered to the director a written notice of the act or failure to act that constitutes "cause" and the director has not cured the act

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or omission within 90 days after the delivery of the notice. The effect of this may be to restrict the ability of stockholders to remove directors from our board of directors. Our certificate of incorporation also allows the board of directors to fix the number of directors in the bylaws.

    STOCKHOLDER MEETINGS AND PROPOSALS


    Our bylaws provide that special meetings of stockholders generally can be called only by the chairman of the board, the chief executive officer, the president or our board of directors. There are advance notice procedures for the nomination, other than by or at the direction of the board of directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual stockholder meetings. In general, notice of intent to nominate a director or raise business at annual meetings must be received by us not less than 90 nor more than 120 days before the meeting. The notice must contain specific information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. These provisions may preclude a nomination for the election of directors or preclude the conduct of business at a particular annual meeting if the proper procedures are not followed. Furthermore, these provisions may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company, even if the conduct of the solicitation or attempt might be beneficial to us and our stockholders.


    STOCKHOLDER ACTION

    Our certificate of incorporation does not allow stockholders to act by written consent without a meeting. Our certificate of incorporation requires the affirmative vote of the holders of not less than eighty percent of our shares entitled to vote in an election of directors to amend or repeal this prohibition of stockholder action by written consent. The effect of this provision is to restrict stockholders' ability to circumvent the notice requirements relating to an annual meeting. Our certificate of incorporation and bylaws do allow stockholders to amend our bylaws.

    BUSINESS COMBINATION UNDER DELAWARE LAW

    We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

    - the board of directors approved the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained that status;

    - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

    - on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the holders of at least 66 2/3% of our outstanding voting stock which is not owned by the interested stockholder.

    A "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

    LIMITATION OF LIABILITY OF DIRECTORS


    Our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws;

    - for unlawful payment of a dividend or unlawful stock purchase or stock redemption; and

    - for any transaction from which the director derived an improper personal benefit.

    The effect of these provisions is to eliminate our rights and the rights of our stockholders, through stockholder derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

STOCKHOLDER RIGHTS PLAN


    We anticipate that, immediately upon completion of this offering, our board of directors will declare, pursuant to a rights agreement, a dividend distribution of one common share purchase right for each outstanding share of our common stock. Each right will entitle the registered holder to purchase from us one thousandth of a share of our Series A Junior Participating Preferred Stock, par value $.001 per share, at a price per share to be determined by our board with the advice of our financial advisor about the long-term prospects for our value, subject to adjustment. Each thousandth of a junior preferred share will be economically equivalent to one share of our common stock. The purchase price is expected to be significantly higher than the trading price of our common stock. Therefore, the dividend will have no initial value and no impact on our financial statements. The following summary of the rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement, which is an exhibit to the registration statement of which this prospectus is a part.



    Initially, the rights will be attached to all certificates representing shares of our common stock then outstanding, and no separate certificates representing the rights will be distributed. Subject to extension by a majority of our directors acting on our behalf, the rights will separate from our common stock upon the distribution date, which is defined as the earlier of:



    - ten business days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock, any of the foregoing persons being an acquiring person; or



    - ten business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of our common stock.



    Until the distribution date or earlier redemption or expiration of the rights:



    - with respect to any shares of our common stock outstanding on the date that we issue the rights, the rights will be evidenced (A), with respect to shares of our common stock that are held in certificated form, by the certificates representing the shares with a copy of a summary of rights attached and (B), with respect to shares of our common stock that are held in book-entry form, by a notation in the records of the rights agent and the records of our transfer agent if different from the rights agent;


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

    - the rights will be transferred with and only with shares of common stock;



    - new common stock certificates issued after the date we issue the rights, upon transfer or new issuance of shares of the common stock, will contain a notation incorporating the rights agreement by reference; and



    - the surrender for transfer (A) of any certificates for common stock outstanding as of the date that we issue the rights, even without the notation or a copy of a summary of rights being attached thereto, and (B) of any shares of our common stock held in book-entry form, will also constitute the transfer of the rights associated with the common stock represented by the certificate.


    As soon as practicable after the distribution date, separate certificates evidencing the rights will be mailed to holders of record of our common stock.

    The rights are not exercisable until the distribution date and will expire ten years after consummation of this offering, unless earlier redeemed by us.


    If a person or group were to acquire 15% or more of the then outstanding shares of our common stock, each right then outstanding would become a right to buy that number of shares of our common stock, or under specified circumstances, the equivalent number of one one-thousandths of a junior preferred share, that at the time of the acquisition would have a market value of two times the purchase price of the right. For example, at an exercise price of $100.00 per right, each right not owned by an acquiring person following an event described above would entitle its holder to purchase from us $200.00 worth of common stock, or in specified circumstances, the equivalent number of one one-thousandths of a junior preferred share for $100.00. Assuming that our common stock had a current market price per share of $20.00 at that time, the holder of each valid right would be entitled to purchase ten shares of common stock for $100.00. Notwithstanding the foregoing, following the occurrence of any of the events set forth in this paragaph, all rights that are, or, under circumstances specified in the rights agreement were, beneficially owned by an acquiring person will be null and void. However, rights are not exercisable following the occurrence of any of the events set forth above until the time that the rights are no longer redeemable by us as set forth below.



    In the event that, at any time following the date that a person has become an acquiring person, which is referred to as a shares acquisition date,



    - we are acquired in a merger or other combination transaction in which we are not the surviving entity;



    - we consolidate with or merge with or into any other person pursuant to which we are the surviving entity but all or a part of the shares of our common stock are changed into or exchanged for stock of another person or cash or other property; or



    - 50% or more of our assets or earning power is sold or transferred;



each holder of a right, except rights that previously have been voided as described above, shall thereafter have the right to receive, upon exercise, common stock or other securities of the acquiring company having a value equal to two times the exercise price of the right.



    The purchase price payable and the number of junior preferred shares or other securities or property issuable upon exercise of the rights are subject to adjustment from time to time if we at any time after the date of the rights agreement:



    - declare a dividend on the junior preferred shares payable in junior preferred shares;



    - subdivide the outstanding junior preferred shares;


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

    - combine the outstanding junior preferred shares into a smaller number of junior preferred shares; or



    - issue any shares of our capital stock in a reclassification of the junior preferred shares, including any reclassification in connection with a consolidation or merger in which we are the continuing or surviving corporation.



    With several exceptions, no adjustment to the purchase price will be required until cumulative adjustments require an adjustment of at least one percent to the purchase price. Upon the exercise of a right, we will not be required to issue fractional junior preferred shares or fractional shares of our common stock, other than fractions in multiples of one-thousandth of a junior preferred share, and, in lieu thereof, an adjustment in cash may be made based on the market price of the junior preferred shares or our common stock on the last trading date prior to the date of exercise.



    At any time prior to the time any person becomes an acquiring person, our board of directors may redeem all but not less than all the then outstanding rights at a price of $0.001 per right. The redemption of the rights may be made effective at the time, on the basis and with the conditions as our board of directors in its sole discretion may establish. Immediately upon the action of our board of directors ordering redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the $0.001 redemption price.



    Until a right is exercised, the holder of this right will have no rights as a stockholder of ours, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that any of the rights are exercised for our common stock, or other consideration, or for common stock or other securities of the acquiring company as set forth above.



    The terms of the rights may be amended by our board of directors without the consent of the holders of the rights, including an amendment to extend the expiration date of the rights, and, provided a distribution date has not occurred, to extend the period during which the rights may be redeemed, except that after any person becomes an acquiring person, no amendment may materially and adversely affect the interests of the holders of the rights.



    The rights have several anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire us without conditioning the offer on our redemption of the rights. The rights should not interfere with any merger or other business combination approved by our board of directors because the board of directors may, at its option, at any time prior to the time any person becomes an acquiring person or ten years after the adoption of the rights agreement, redeem all, but not less than all, of the then outstanding rights at $.001 per right.


LISTING

    We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "DGTL."

TRANSFER AGENT AND REGISTRAR

    The transfer agent for our common stock is ChaseMellon Shareholder Services, LLC.

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
                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of our common stock. After this offering is completed, the number of shares available for future sale into the public markets will be subject to legal and contractual restrictions, some of which are described below. The lapsing of these restrictions will permit sales of substantial amounts of our common stock in the public market or could create the perception that these sales could occur, which could adversely affect the market price for our common stock. These factors could also make it more difficult to raise funds through future offerings of common stock.


    After this offering, 95,803,693 shares of common stock will be outstanding, or 97,303,693 shares if the U.S. underwriters and international managers exercise their over-allotment options in full. Of these shares,



    - the 10,000,000 shares sold in this offering, plus any shares issued upon exercise of the U.S. underwriters' and international managers' over-allotment options, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act; and



    - the remaining 85,803,693 shares of common stock that will be outstanding after this offering will be "restricted securities" within the meaning of Rule 144 of the Securities Act.



    Upon the closing of this offering, we intend to file one or more registration statements under the Securities Act to register the shares of common stock to be issued under our 1999 Stock Option Plan and our Employee Stock Purchase Plan and, as a result, all shares of common stock acquired upon exercise of stock options granted under our stock option plan or stock purchase plan will also be freely tradable under the Securities Act unless purchased by our affiliates.



    Restricted securities generally may be sold only if they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemptions provided by Rules 144 and 701 under the Securities Act, which are summarized below. Subject to the lock-up agreements described below, shares held by our affiliates that are not restricted securities may be sold subject to compliance with Rule 144 of the Securities Act without regard to the prescribed holding period under Rule 144. Our executive officers and directors and several existing stockholders and stock option holders have agreed, with exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, these persons have agreed not to directly or indirectly:


    - offer, pledge, sell or contract to sell any common stock;

    - sell any option or contract to purchase any common stock;

    - purchase any option or contract to sell any common stock;

    - grant any option, right or warrant for the sale of any common stock;

    - lend or otherwise dispose of or transfer any common stock;

    - request or demand that we file a registration statement related to the common stock; or


    - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether the swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.


    This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or

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
acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

    Following the lock-up period, the number of shares of common stock that will become eligible for sale in the public market under Rule 144 under the Securities Act will be as follows:

    - Beginning 180 days after the date of this prospectus, approximately shares will be eligible for sale; and

    - At various times thereafter upon the expiration of the applicable holding
      periods, approximately       shares will become eligible for sale.

    Some of our stockholders have the right to require us to register shares of common stock for resale in some circumstances. See "Description of Capital Stock--Registration Rights."

    In general, under Rule 144 as currently in effect, any person or persons whose shares are aggregated, including an affiliate, who has beneficially owned restricted securities for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

    - one percent of the then outstanding shares of common stock, which will
      equal approximately       shares immediately after this offering; or

    - the average weekly trading volume in the common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which the notice of the sale is filed with the Securities and Exchange Commission.

    Sales under Rule 144 are also subject to provisions relating to notice and manner of sale and the availability of current public information about us.

    Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares for at least two years, including the holding period of any prior owner other than an "affiliate," is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.


    Subject to limitations on the aggregate offering price of a transaction and other conditions, Rule 701 under the Securities Act may be relied upon for the resale of our common stock originally issued by us before the date of this prospectus to our employees, directors, officers, consultants or advisers under written compensatory benefit plans, including our 1999 Stock Option Plan, or contracts relating to the compensation of these persons. Shares of our common stock issued in reliance on Rule 701 are "restricted securities" and, beginning 90 days after the date of this prospectus, may be sold by non-affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with the one-year holding period, in each case subject to the lock-up agreements.


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                    CERTAIN U.S. FEDERAL TAX CONSIDERATIONS
                 FOR NON-UNITED STATES HOLDERS OF COMMON STOCK



    The following is a general discussion of the principal United States federal income and estate tax consequences of the ownership and disposition of our common stock that may be relevant to non-United States holders. For purposes of this summary, a non-United States holder is any beneficial owner of our common stock that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust as these terms are defined in the Internal Revenue Code of 1986, as amended. This discussion is based on the Internal Revenue Code, Treasury regulations, and administrative and judicial interpretations, all as of the date of this prospectus, and all of which are subject to change either retroactively or prospectively. This discussion does not address all aspects of United States federal and estate taxation that may be relevant to non-United States holders in light of their particular circumstances and does not address any taxation consequences arising under the laws of any state, local or foreign taxing jurisdiction or the application of any particular tax treaty. Further, it does not consider non-United States holders subject to special tax treatment under the United States federal income tax laws, including banks, insurance companies, dealers in securities or currencies and persons that hold our common stock as part of a straddle, hedge or conversion transaction.



    PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE AND LOCAL INCOME AND OTHER TAX CONSEQUENCES, AND THE NON-UNITED STATES TAX CONSEQUENCES OF OWNING AND DISPOSING OF OUR COMMON STOCK.



DIVIDENDS



    Subject to the discussion below, including the discussion of backup withholding, any dividend paid to a non-United States holder that is not effectively connected with a United States trade or business of the non-United States holder generally will be subject to United States withholding tax at a 30% rate, or lower rate specified by an applicable tax treaty. A non-United States holder who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements, which would include the requirement that the non-United States holder furnish to us or our paying agent a duly completed Form W-8 BEN, or substitute form, certifying to its qualification for that rate. Beginning January 1, 2001, in the case of a non-United States holder that is a foreign partnership, the certification requirements would generally be applied to the partners of the partnership.



    Dividends received by a non-United States holder that are effectively connected with a United States trade or business conducted by the non-United States holder or, if a tax treaty applies, that are attributable to a permanent establishment in the United States maintained by the non-United States holder, are exempt from United States federal withholding tax provided that the non-United States holder furnishes to us or our paying agent a duly completed Form W-8ECI, or substitute form, certifying as to the exemption. However, dividends exempt from United States federal withholding tax because they are effectively connected or they are attributable to a United States permanent establishment are subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates. Any effectively connected dividends received by a corporate non-United States holder may, under some circumstances, be subject to an additional branch profits tax at a rate of 30%, or lower rate specified by an applicable tax treaty, of the corporate non-United States holder's effectively connected earnings and profits for the taxable year, subject to adjustments.



    Dividends paid prior to 2001 to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of that country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. For dividends paid after 2000, a non-United States holder of our common stock who claims the benefit of an applicable income tax treaty rate generally will be required to satisfy applicable certification and other requirements.



    A non-United States holder eligible for a reduced rate of United States withholding tax under a tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund along with the required information with the IRS.



GAIN ON DISPOSITION OF COMMON STOCK



    A non-United States holder generally will not be subject to United States federal income tax with respect to gain realized upon the sale or other disposition of common stock unless:



    - the gain is effectively connected with a United States trade or business of the non-United States holder or, if a tax treaty applies, attributable to a permanent establishment in the United States maintained by the non-United States holder;



    - the non-United States holder is an individual who holds the common stock as a capital asset, is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs, and other conditions are met;



    - the non-United States holder is an individual subject to tax under provisions of United States tax law applicable to specified United States expatriates; or



    - we are or have been a United States real property holding corporation for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition of the holder's common stock and the holder's holding period and other conditions are met. We believe that we are not and have never been, are not currently and are not likely to become, a United States real property holding corporation for United States federal income tax purposes.



BACKUP WITHHOLDING AND INFORMATION REPORTING



    Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the recipient. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced by an applicable income tax treaty. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.



    For payments made before January 1, 2001, backup withholding generally will not apply to dividends paid to holders at an address outside the United States unless we have knowledge that the holder is a United States person. Unless we have actual knowledge that a holder is a non-United States holder, dividends paid during that time to a holder at an address within the United States may be subject to backup withholding at a rate of 31% if the holder (1) is not a corporation or other exempt recipient as defined in Treasury Regulations and
(2) fails to provide a correct taxpayer identification number and other information to us. For payments made after December 31, 2000, a non-United States holder that is not an exempt recipient generally will be subject to backup withholding at a rate of 31%, rather than withholding at a 30% rate or lower treaty rate discussed above, unless the non-United States holder certifies as to its foreign status, which certification may be made on IRS Form W-8 BEN.



    Proceeds from the disposition of common stock by a non-United States holder effected by or through a United States office of a broker will be subject to information reporting and to backup withholding at a rate of 31% of the gross proceeds unless the non-United States holder certifies to the payor under penalties of perjury as to, among other things, its address and status as a non-United

States holder or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the transaction is effected outside the United States by or through a non-United States office of a broker. However, if the broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation, a foreign person who derives 50% or more of its gross income for specified periods from the conduct of a United States trade or business, specified U.S. branches of foreign banks or insurance companies, or, for payments after December 31, 2000, a foreign partnership with connections to the United States, information reporting but not backup withholding will apply unless



    - the broker has documentary evidence in its files that the holder is a non-United States holder and other conditions are met or



    - the holder otherwise establishes an exemption. Under final United States Treasury Regulations, effective January 1, 2001, a non-United States holder generally would not be subject to backup withholding if the beneficial owner certifies to its foreign status on a valid Form W-8 BEN furnished to us or our paying agent.



    Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of United States federal income taxes, a refund may be obtained, provided the required documents are filed with the IRS.



ESTATE TAX



    An individual non-United States holder who is treated as the owner of common stock at the time of the individual's death or has made specified lifetime transfers of an interest in common stock will be required to include the value of the common stock in the individual's gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable tax treaty provides otherwise. For United States federal estate tax purposes, a non-United States holder is an individual who is neither a citizen nor a domiciliary of the United States. Whether an individual is considered a domiciliary of the United States for estate tax purposes is generally determined on the basis of all of the facts and circumstances.

                                  UNDERWRITING

GENERAL

    We are offering our shares in the U.S. and Canada through the U.S. underwriters and elsewhere through the international managers. Merrill Lynch, Pierce, Fenner & Smith Incorporated, ING Barings LLC, Banc of America Securities LLC and Bear, Stearns & Co. Inc. are acting as U.S. representatives of the U.S. underwriters named below. Subject to the terms and conditions described in a U.S. purchase agreement among us and the U.S. underwriters, and concurrently
with the sale of          shares to the international managers, we have agreed
to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

                                                               NUMBER OF
                      U.S. UNDERWRITER                          SHARES
                      ----------------                        -----------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................
ING Barings LLC.............................................
Banc of America Securities LLC..............................
Bear, Stearns & Co. Inc.....................................

                                                              -----------
  Total.....................................................
                                                              ===========

    We have also entered into an international purchase agreement with the international managers, for whom Merrill Lynch International, ING Barings Limited, as agent for ING Bank, N.V., London Branch, Bank of America International Limited and Bear, Stearns International Limited are acting as lead managers, for sale of the shares outside the U.S. and Canada. Subject to the terms and conditions in the international purchase agreement, and concurrently
with the sale of          shares to the U.S. underwriters pursuant to the U.S.
purchase agreement, we have agreed to sell to the international managers, and the international managers severally have agreed to purchase from us, shares. The initial public offering price per share and the total underwriting discount per share are identical under the U.S. purchase agreement and the international purchase agreement.

    The U.S. underwriters and the international managers have agreed to purchase all of the shares sold under the U.S. and international purchase agreements if any of these shares are purchased. If an underwriter defaults, the U.S. and international purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of shares to be purchased by the U.S. underwriters and the international managers are conditioned on one another.


    We have agreed to indemnify the U.S. underwriters and the international managers against specified liabilities, including liabilities under the Securities Act, or to contribute to payments the U.S. underwriters and international managers may be required to make in respect of those liabilities.


    The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.


    Merrill Lynch will be facilitating Internet distribution for this offering to several of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the website maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch website relating to this offering is not a part of this prospectus.


COMMISSIONS AND DISCOUNTS

    The U.S. representatives have advised us that the U.S. underwriters propose initially to offer the shares to the public at the initial public offering price set forth on the cover page of this prospectus and to dealers at that price less
a concession not in excess of $         per share. The U.S. underwriters may
allow, and the dealers may reallow, a discount not in excess of $         per
share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the U.S. underwriters and the international managers of their over-allotment options.


                                                            PER SHARE   WITHOUT OPTION   WITH OPTION
                                                            ---------   --------------   -----------
Public offering price.....................................      $              $              $
Underwriting discount.....................................      $              $              $
Proceeds, before expenses, to Digital:Convergence
  Corporation.............................................      $              $              $


    The total expenses of the offering, not including the underwriting discount,
are estimated at $       and are payable by us.


OVER-ALLOTMENT OPTION


    We have granted an option to the U.S. underwriters to purchase up to additional shares at the public offering price less the underwriting discount. The U.S. underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the U.S. underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares proportionate to that U.S. underwriter's initial amount reflected in the above table.

    We have also granted an option to the international managers, exercisable for 30 days from the date of this prospectus, to purchase up to additional shares to cover any over-allotments on terms similar to those granted to the U.S. underwriters.

INTERSYNDICATE AGREEMENT

    The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the U.S. underwriters and the international managers may sell shares to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares will not offer to sell or sell shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the international managers and any dealer to whom they sell shares will not offer to sell or sell shares to U.S. persons or Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement.

RESERVED SHARES

    At our request, the underwriters have reserved for sale, at the initial
public offering price, approximately     % of the shares offered by this
prospectus for sale to some of our employees and persons having business relationships with us. If these persons purchase reserved shares, the number of shares available for sale to the general public will be reduced accordingly. Any reserved shares that are not orally confirmed for purchase within one business day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

NO SALES OF SIMILAR SECURITIES


    We and our executive officers and directors and several existing stockholders and stock option holders have agreed, with exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we and these other persons have agreed not to directly or indirectly


    - offer, pledge, sell or contract to sell any common stock,

    - sell any option or contract to purchase any common stock,

    - purchase any option or contract to sell any common stock,

    - grant any option, right or warrant for the sale of any common stock,

    - lend or otherwise dispose of or transfer any common stock,

    - request or demand that we file a registration statement related to the common stock, or


    - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.


    This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

QUOTATION ON THE NASDAQ NATIONAL MARKET

    We expect the shares to be approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "DGTL."

    Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us and the U.S. representatives and lead managers. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

    - the valuation multiples of publicly traded companies that the U.S. representatives and the lead managers believe to be comparable to us,

    - our financial information,

    - the history of, and the prospects for, our company and the industry in which we compete,

    - an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

    - the present state of our development, and

    - the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

    An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

    The underwriters do not expect to sell more than 5% of the shares being offered in this offering to accounts over which they exercise discretionary authority.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS


    Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the U.S. representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.



    If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the U.S. representatives may reduce that short position by purchasing shares in the open market. The U.S. representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of the purchases.



    The U.S. representatives may also impose a penalty bid on underwriters and selling group members. This means that if the U.S. representatives purchase shares in the open market to reduce the underwriter's short position or to stabilize the price of the shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares in that it discourages resales of those shares.



    Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that U.S. representatives or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.


OTHER RELATIONSHIPS

    ING Barings LLC has performed investment banking and financial advisory services for us in the past for which it has received customary fees and may, in the future, perform similar services for us and receive additional compensation from us for those services. In connection with our private placement of Series A preferred stock in September 1999, ING Barings LLC received a placement fee of approximately $1.7 million in December 1999 for acting as placement agent. In addition, ING Barings LLC and DING.com LLC, an entity affiliated with ING Barings, purchased 1,587 and 2,875 shares of Series A preferred stock, respectively, in our Series A financing for a purchase price of $4,999,050 and $9,056,250, respectively. The shares held by ING Barings LLC and DING.com LLC will convert automatically into 999,810 and 1,811,250 shares of our common stock, respectively, upon completion of this offering.


    In addition, an affiliate of ING Barings LLC, ING Furman Selz Asset Management, has performed financial advisory services for us in the past in connection with short-term investments of our cash resources, for which it has received customary fees, and may perform similar services for us in the future and receive additional compensation from us for those services. As of September 25, 2000, ING Furman Selz Asset Management has been paid $22,140.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Dallas, Texas. Vinson & Elkins L.L.P. owns 39,118 shares of our Series B preferred stock. In addition, Jeffrey
A. Chapman, a partner of Vinson & Elkins L.L.P., owns 5,040 shares of our common stock and 3,556 shares of our Series B preferred stock. Various legal matters in connection with the common stock offered by this prospectus will be passed upon for the underwriters by Chadbourne & Parke LLP.

                                    EXPERTS


    The consolidated financial statements of DigitalConvergence.:Com Inc., now known as Digital:Convergence Corporation, as of December 31, 1999 and for the year then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements of Infotainment Telepictures, Inc. as of December 31, 1998 and for the years ended December 31, 1998 and 1997 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement on Form S-1 with the Securities and Exchange Commission for the common stock we are offering by this prospectus. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not include all of the information contained in the registration statement or the exhibits to the registration statement. You should refer to the registration statement and its exhibits for additional information.


    When we complete this offering, we will be required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You can obtain our SEC filings, including the registration statement, over the Internet at the SEC's website at HTTP://WWW.SEC.GOV. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center,
Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference
Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0300 for further information on the operation of the public reference facilities.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE NO.
                                                              --------
DIGITAL:CONVERGENCE CORPORATION, FORMERLY KNOWN AS
  DIGITALCONVERGENCE.:COM INC.
Consolidated Annual Financial Statements
    Report of Independent Accountants.......................       F-2
    Consolidated Balance Sheet as of December 31, 1999......       F-3
    Consolidated Statement of Operations for the year ended
     December 31, 1999......................................       F-4
    Consolidated Statement of Stockholders' Deficit for the
     year ended December 31, 1999...........................       F-5
    Consolidated Statement of Cash Flows for the year ended
     December 31, 1999......................................       F-6
    Notes to Consolidated Financial Statements..............       F-7
Consolidated Interim Financial Statements (Unaudited):
    Consolidated Balance Sheets as of December 31, 1999 and
     June 30, 2000..........................................      F-22
    Consolidated Statements of Operations for the Six Months
     Ended June 30, 1999 and 2000...........................      F-23
    Consolidated Statement of Stockholders' Deficit for the
     Six Months Ended June 30, 2000.........................      F-24
    Consolidated Statements of Cash Flows for the Six Months
     Ended June 30, 1999 and 2000...........................      F-25
    Notes to Consolidated Interim Financial Statements......      F-26

INFOTAINMENT TELEPICTURES, INC. (PREDECESSOR)
Report of Independent Accountants...........................      F-32
Balance Sheet as of December 31, 1998.......................      F-33
Statements of Operations for the years ended December 31,
  1997 and 1998.............................................      F-34
Statements of Changes in Stockholder's Deficit for the years
  ended December 31, 1997 and 1998..........................      F-35
Statements of Cash Flows for the years ended December 31,
  1997 and 1998.............................................      F-36
Notes to Financial Statements...............................      F-37

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
DigitalConvergence.:Com Inc.


    In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of DigitalConvergence.:Com Inc. (the "Company") at December 31, 1999, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


                                          PricewaterhouseCoopers LLP


Dallas, Texas
April 27, 2000

                          DIGITALCONVERGENCE.:COM INC.

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1999


                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
                                  ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 45,539,823
  Accounts receivable.......................................        31,847
  Prepaid expenses and other................................        90,482
                                                              ------------
      Total current assets..................................    45,662,152

Property and equipment, net.................................       469,991
Intangibles, net............................................        79,365
Other assets................................................       306,859
                                                              ------------
      Total assets..........................................  $ 46,518,367
                                                              ============

              LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $    357,818
  Accrued liabilities.......................................       363,998
  Current portion of capital lease obligations..............         9,780
                                                              ------------
      Total current liabilities.............................       731,596
                                                              ------------

Long-term debt to related parties (net of unamortized
  discount of $515,871).....................................     8,484,129
Accrued interest on long-term debt..........................       639,541
Capital lease obligation....................................        18,911
Other liabilities...........................................         2,475

Series A convertible preferred stock subject to
  redemption................................................    47,887,725

Stockholders' equity (deficit):
  Common stock, $.01 par value, 110,250,000 shares
    authorized; 61,113,150 shares issued and outstanding....       611,132
  Additional paid-in capital................................       517,325
  Excess of purchase price over Predecessor cost of net
    liabilities
    acquired................................................    (8,397,389)
  Accumulated deficit.......................................    (3,977,078)
                                                              ------------
      Total stockholders' equity (deficit)..................   (11,246,010)
                                                              ------------
        Total liabilities and stockholders' equity
          (deficit).........................................  $ 46,518,367
                                                              ============


  The accompanying notes are an integral part of these consolidated financial statements.

                          DIGITALCONVERGENCE.:COM INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999


                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Revenues....................................................  $ 1,542,800
                                                              -----------

Costs and expenses:
  Production and media costs................................    1,012,407
  Selling, general and administrative expenses..............    3,920,876
  Depreciation and amortization.............................      105,721
  Research and development costs............................      410,017
                                                              -----------
    Total operating expenses................................    5,449,021
                                                              -----------

    Operating loss..........................................   (3,906,221)

Other income (expense):
  Interest income...........................................      660,498
  Interest expense..........................................     (731,355)
                                                              -----------
    Total other expense.....................................      (70,857)
                                                              -----------
      Net loss..............................................  $(3,977,078)
                                                              ===========
Basic and diluted weighted average common shares
  outstanding...............................................   59,507,271
                                                              ===========
Basic and diluted net loss per common share.................  $     (0.07)
                                                              ===========
Pro forma basic and diluted weighted average common shares
  outstanding (unaudited)...................................   69,485,211
                                                              ===========
Pro forma basic and diluted net loss per common share
  (unaudited)...............................................  $     (0.06)
                                                              ===========
Supplemental pro forma basic and diluted weighted average
  common shares outstanding (unaudited).....................   69,852,639
                                                              ===========
Supplemental pro forma basic and diluted net loss per common
  share (unaudited).........................................        (0.05)
                                                              ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                          DIGITALCONVERGENCE.:COM INC.
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                             COMMON STOCK
                                 ------------------------------------                   EXCESS OF PURCHASE
                                   NUMBER                COMMON STOCK   ADDITIONAL    PRICE OVER PREDECESSOR     ACCUMULATED
                                     OF                  SUBSCRIPTION     PAID-IN          COST OF NET         DEFICIT/RETAINED
                                   SHARES      AMOUNT     RECEIVABLE      CAPITAL      LIABILITIES ACQUIRED        EARNINGS
                                 ----------   --------   ------------   -----------   ----------------------   ----------------
Balances as of December 31,
  1998.........................  41,422,500   $414,225       (1,000)    $  (413,225)                  --         $        --

  Issuance of common stock to
    employees and other related
    parties....................  19,690,650    196,907           --         407,053                   --                  --

  Purchase of assets on January
    4
    (see Note 1)...............          --         --           --              --           (8,397,389)                 --

  Cash received on common stock
    subscription...............          --         --        1,000              --                   --                  --

  Employee compensation
    (see Note 8)...............          --         --           --         132,188                   --                  --

  Warrants issued in connection
    with preferred stock
    issuance
    (see Note 6)...............          --         --           --         391,309                   --                  --

  Net loss.....................          --         --           --              --                               (3,977,078)
                                 ----------   --------      -------     -----------          -----------         -----------

Balances as of
  December 31, 1999............  61,113,150   $611,132      $    --     $   517,325           (8,397,389)        $(3,977,078)
                                 ==========   ========      =======     ===========          ===========         ===========


                                    TOTAL
                                 ------------
Balances as of December 31,
  1998.........................  $         --
  Issuance of common stock to
    employees and other related
    parties....................       603,960
  Purchase of assets on January
    4
    (see Note 1)...............    (8,397,389)
  Cash received on common stock
    subscription...............         1,000
  Employee compensation
    (see Note 8)...............       132,188
  Warrants issued in connection
    with preferred stock
    issuance
    (see Note 6)...............       391,309
  Net loss.....................    (3,977,078)
                                 ------------
Balances as of
  December 31, 1999............  $(11,246,010)
                                 ============


  The accompanying notes are an integral part of these consolidated financial statements.

                          DIGITALCONVERGENCE.:COM INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1999


                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Cash flows from operating activities:
  Net loss..................................................  $(3,977,078)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
      Deferred revenue from acquisition (see Note 1)........     (156,000)
      Depreciation and amortization.........................      105,721
      Accretion of discount on long-term debt to related
        parties (see Note 5)................................       84,963
      Noncash compensation expense (see Note 8).............      132,188
      Changes in operating assets and liabilities:
        Accounts receivable.................................      (31,847)
        Prepaid expenses....................................      (65,283)
        Other assets........................................     (304,259)
        Accounts payable....................................      357,818
        Accrued expense.....................................      886,264
                                                              -----------
          Net cash used in operating activities.............   (2,967,513)
                                                              -----------
Cash flows from investing activities:
  Purchases of property and equipment.......................     (397,277)
  Cash acquired in acquisition of entities under common
    control.................................................      165,278
  Purchase of intangibles...................................      (80,246)
                                                              -----------
          Net cash used in investing activities.............     (312,245)
                                                              -----------
Cash flows from financing activities:
  Proceeds from long-term debt from related party (see Note
    5)......................................................    2,500,000
  Payment of long-term debt to related party (see Note 5)...   (1,500,000)
  Proceeds from sale of common and preferred stock, net of
    costs and placement fees................................   48,283,161
  Advances from stockholder.................................      147,090
  Repayments to stockholder.................................     (610,670)
                                                              -----------
          Net cash provided by financing activities.........   48,819,581
                                                              -----------
Net increase in cash and cash equivalents...................   45,539,823
Cash and cash equivalents at beginning of year..............           --
                                                              -----------
Cash and cash equivalents at end of year....................  $45,539,823
                                                              ===========
Supplemental disclosure of cash flows:
  Cash paid during the year for interest....................  $        --
                                                              ===========
  Cash paid during the year for income taxes................  $        --
                                                              ===========
Non-cash investing activities:
      Predecessor net liabilities acquired, net of cash
        acquired............................................  $   523,296
Non-cash financing activities:
      Issuance of promissory note to Predecessor............  $ 8,000,000
      Issuance cost on Series A preferred stock (see Note
        6)..................................................  $   391,309


  The accompanying notes are an integral part of these consolidated financial statements.

                          DIGITALCONVERGENCE.:COM INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS


    The Company was incorporated in the state of Delaware in September 1998 under the name of DigitalConvergence.:Com Inc. ("Digital" or "the Company") at which time the founder was issued 41,422,500 shares of common stock for $1,000. The accompanying financial statements include the consolidated accounts of Digital and its wholly owned subsidiary, DigitalDemographics.:Com Inc. (collectively, "the Company" or "Digital"). The Company had no operating activity until January 4, 1999 when the Company entered into an Asset Purchase Agreement (the "Purchase Agreement" or the "Acquisition") with Infotainment Telepictures, Inc. ("Infotainment" or the "Predecessor"). Pursuant to the Purchase Agreement, the Company purchased all of the rights, title and interest in and to the trade names, trademarks, designs, copyrights, patents pending, patents filed and other intellectual property, all of the rights in and to the radio and television show known as NET TALK LIVE! THE INTERNET TALK SHOW including, but not limited to, all prior and future programming, all trademarks, copyrights, creative materials, designs and other intellectual property, all rights, title and interest in and to the furniture, fixtures and equipment ("the Assets") and assumed certain liabilities from the Predecessor.



    The aggregate purchase price for the Assets was $8,000,000 in the form of a promissory note, bearing interest at the rate of 6% per annum ("Promissory Note"). As the owner of a majority of the Company's common stock on the date of the Acquisition was part of a control group that controlled Infotainment, the Acquisition was accounted for as an acquisition of entities under common control. Accordingly, the assets and liabilities acquired were recorded at the Predecessor's historical cost, and the excess of the purchase price was charged to "Excess of Purchase Price Over Predecessor Cost of Net Liabilities Acquired" in the amount of $8,397,389.


    At inception, the Company's Certificate of Incorporation authorized 63,000,000 shares of common stock, par value $0.01, and 10,000 shares of preferred stock, par value $0.01. In September 1999, the Board of Directors approved an amendment to the Certificate of Incorporation to increase the number of authorized shares of common and preferred stock to 110,250,000 and 30,000, respectively.

    The Company has developed technology that can link almost any form of media or product instantly with the Internet. The Company's Internet convergence technology enables users to access relevant content and conduct e-commerce instantly without inputting lengthy website addresses or conducting time-intensive website navigation. To date, the Company has not launched the convergence technology; therefore, no revenues have been recorded from the technology. The Company intends to initiate a full-scale roll out of the technology beginning in September 2000.

    In May 1999, DigitalDemographics.:Com Inc. ("DigitalDemographics") was formed as a Delaware corporation. The Company purchased all of the 1,000 issued and outstanding shares of DigitalDemographics for $1,000 in May 1999. DigitalDemographics was established as a data mining company, but has had no operations to date.

2. SIGNIFICANT ACCOUNTING POLICIES

    CONSOLIDATION

    The accounts of the Company and its consolidated subsidiary are included in the consolidated financial statements after elimination of significant intercompany accounts and transactions.

                          DIGITALCONVERGENCE.:COM INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with maturities of three months or less at the date of acquisition to be cash equivalents.

    PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from three to five years. Leasehold improvements are amortized over the life of the underlying lease using the straight-line method. Expenditures for maintenance and repairs, as well as minor renewals, are charged to operations as incurred, while betterments and major renewals are capitalized. Any gain or loss resulting from the retirement or sale of an asset is credited or charged to operations.

    The Company evaluates long-lived assets to be held and used in the business, or to be disposed of, for impairment whenever events or changes in circumstances indicate that the net book value of the asset may not be recoverable. An impairment is determined by comparing expected future cash flows (undiscounted and before interest) to the net book value of the assets. If impairment exists, the amount of impairment is measured as the difference between the net book value of the assets and the estimated fair value of the related assets. The Company believes that no impairment of property or equipment existed at December 31, 1999.

    CAPITALIZED SOFTWARE

    All costs incurred in the internal development of computer software, which will be provided free to Internet users, are expensed until a product design and a working model of the software have been tested and completed in accordance with Statement of Financial Accounting Standards No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED ("FAS 86"). Thereafter, any further development or production costs are capitalized until the software is placed into service. In the event unamortized software costs exceed the net realizable value of the software, the excess is expensed in the period the excess is determined. During the year ended December 31, 1999, no software costs were capitalized, as the Company did not incur significant development costs after the point at which a product design and working model of the software had been completed. At December 31, 1999, capitalized software is comprised of software purchased from third parties used in the operations of the Company and is reflected in "Intangibles" on the Balance Sheet.

    REVENUE RECOGNITION

    Revenue derived from the sale of advertising spots and sponsorships during NET TALK LIVE! THE INTERNET TALK SHOW is recognized upon broadcast of the show in which the advertisement or sponsorship is aired. In cases where payment is received prior to the airing of the advertisement or sponsorship, the Company defers recognition of the corresponding revenue until the advertisement or sponsorship has been aired. For the year ended December 31, 1999, two customers accounted for approximately 17% and 81% of the Company's revenues, respectively.


    Following the Company's launch of its technology in the second half of the year ending December 31, 2000, the Company anticipates recording revenues principally from the sale of broadcast and print cues. Revenues from the sale of advertising cues will be recognized upon notification that the

                          DIGITALCONVERGENCE.:COM INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

cue has been transmitted in a broadcast or distributed in a newspaper or magazine. Some contracts are structured so that a license fee, typically covering a period of twelve to eighteen months, is paid by customers for the use of the Company's technology. Revenue generated from these licenses will be recognized ratably over the respective contract period. Additionally, the Company anticipates recording revenue from sponsorship tabs sold on the :CueChannel, which appears at the bottom of a user's Windows desktop. Revenue from the sponsorship tabs on the :CueChannel, net of agency commissions, will be recognized ratably over the period in which the advertisements are displayed.


    CONCENTRATIONS OF CREDIT RISK

    The Company maintains cash balances exceeding federally insured limits in a money market fund. However, management believes the fund is of high credit quality and considers any exposure from concentrations of credit risk to be limited.

    The Company's revenue primarily relates to the sale of advertising spots and sponsorships on NET TALK LIVE! THE INTERNET TALK SHOW. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. Credit losses have been within management's expectations and adequate allowance for any uncollectible trade receivables are maintained.

    INCOME TAXES

    The Company presents income taxes pursuant to Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES ("FAS 109"). FAS 109 uses an asset and liability approach to account for income taxes, wherein deferred taxes are provided for book and tax basis differences for assets and liabilities. In the event differences between the financial reporting basis and the tax basis of the Company's assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such assets is required. A valuation allowance is provided for a portion or all of the deferred tax assets when there is sufficient uncertainty regarding the Company's ability to recognize the benefits of the assets in future years.

    ADVERTISING COSTS

    Advertising and promotion-related expenses are charged to operations in the period incurred. Advertising expense for the year ended December 31, 1999 was approximately $13,500.

    RESEARCH AND DEVELOPMENT

    Research and development costs are primarily costs incurred to develop, enhance and develop new applications for our technology. Research and development expenses are charged to operations in the period incurred.

    FAIR VALUE OF FINANCIAL INSTRUMENTS


    The carrying amount of the Company's financial instruments reflected in the consolidated balance sheet at December 31, 1999 approximate their respective fair values.

                          DIGITALCONVERGENCE.:COM INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    NET LOSS PER SHARE


    Basic net loss per share is computed based on the weighted average number of shares of common stock outstanding. Diluted net loss per share is computed based on the weighted average outstanding shares and the effect of dilutive potential common shares. For the year ended December 31, 1999, basic and diluted net loss per share are equal because the Company's potential common shares of 17,687,880 were anti-dilutive.



    PRO FORMA NET LOSS PER SHARE (UNAUDITED)



    Pro forma net loss per share for the year ended December 31, 1999 is computed using the weighted average number of common shares outstanding, including the conversion of the Company's Series A, Series B and Series C preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering, as if such conversion occurred on January 1, 1999. The resulting pro forma adjustment includes an increase in the weighted average shares used to compute the basic net loss per share by 9,977,940 shares.



    SUPPLEMENTAL PRO FORMA NET LOSS PER SHARE (UNAUDITED)



    Supplemental pro forma net loss per share for the year ended December 31, 1999 adjusts pro forma net loss per share to reflect the assumed issuance of 367,428 shares of Common Stock (based upon an assumed initial offering price of $11.00 per share) to fund the $3.5 million cash payment of debt plus approximately $200,000 of accrued interest to the Predecessor. The supplemental pro forma net loss used to calculate supplemental pro forma basic and diluted net loss per share includes an adjustment of $210,000 related to interest expense recognized during the year ended December 31, 1999 on the $3.5 million cash payment being made to the Predecessor.


    STOCK SPLITS

    A 630-for-one stock split of the Company's common stock was effective on January 3, 2000. All references in the consolidated financial statements to common stock shares, share prices, per share amounts, options and warrants have been adjusted retroactively for this stock split.

    ACCOUNTING FOR STOCK-BASED COMPENSATION

    Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("FAS 123"), encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. Pro forma disclosure of net loss based on the provisions of FAS 123 is presented in Note 8. For financial reporting purposes, the Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion
No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25"), and related Interpretations.


    The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force in Issue No. 96-18, ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING, GOODS OR SERVICES, which require that such equity instruments are recorded at their fair value on the measurement date, which is typically the date of grant.

                          DIGITALCONVERGENCE.:COM INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    ACCOUNTING FOR WARRANTS



    From time to time the Company may issue warrants to non-employees in exchange for goods or services. These warrants are measured at the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Generally, the value of the warrant is determined by using a Black-Scholes model which includes the following variables: 1) exercise price of the warrant, 2) fair market value of the underlying stock on date of grant, 3) contractual life, 4) estimated volatility and 5) the risk of free interest rate. The value of the warrant is typically recorded in the same period(s) and the same manner (that is, capitalize versus expense) as if the enterprise had paid cash for the goods or services or used cash rebates as a sales discount instead of paying with or using the equity instruments.


    COMPREHENSIVE INCOME

    In 1998, Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME ("FAS 130") was issued. FAS 130 requires separate financial statement disclosure of comprehensive income, which encompasses changes in net asset values derived from activity from both owner and non-owner sources. There were no items that qualify for treatment as components of comprehensive income for the year ended December 31, 1999.

    SEGMENT INFORMATION

    In 1998, Statement of Financial Accounting Standards No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION ("FAS 131") was issued. FAS 131 supercedes Statement of Financial Accounting Standards No. 14, FINANCIAL REPORTING FOR SEGMENTS OF A BUSINESS ENTERPRISE,replacing the "industry" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. FAS 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of FAS 131 did not affect the results of operations or financial position of the Company. For the year ended
December 31, 1999, management assessed the Company's performance and made operating decisions as one reportable segment.

    UNCERTAINTIES AND THE USE OF ESTIMATES AND ASSUMPTIONS

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS No. 133), ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133, which will be effective for us for the fiscal year and quarters beginning after June 15, 2000, requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial

                          DIGITALCONVERGENCE.:COM INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) position and measure those instruments at fair value. During June 1999, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES-DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT 133. The Statement defers the effective date of SFAS 133 to fiscal 2001. Management is evaluating SFAS 133 but does not expect the potential effect of adopting the provisions of SFAS No. 133 to have a significant impact on our financial position, results of operations, and cash flows.

    In December 1999, the Commission issued Staff Accounting Bulletin ("SAB") No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the Commission. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. Management believes that SAB 101 will not have a material effect on our financial statements.


    In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN 44"), ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION. FIN 44 clarifies the application of Accounting Principals Board No. 25 for certain issues related to equity based instruments issued to employees. FIN 44 is effective July 1, 2000, except for certain transactions, and will be applied on a prospective basis. Management believes that FIN 44 will not have a material effect on the accompanying financial statements.


3. PROPERTY AND EQUIPMENT

    A summary of property and equipment at December 31, 1999 follows:

                                                                      ESTIMATED
                                                                        LIFE
                                                                      ---------
Computer and office equipment...........................  $ 393,991   3 Years
Studio and phone equipment..............................    213,250   5 Years
Furniture and fixtures..................................     55,844   5 Years
Leasehold improvements..................................     24,577   Various
                                                          ---------
Gross property and equipment............................    687,662
Less: accumulated depreciation..........................   (217,671)
                                                          ---------
Property and equipment, net.............................  $ 469,991
                                                          =========

    Assets recorded under capital leases, primarily consisting of computer equipment, are recorded at the lower of the present value of future minimum lease payments or the fair value of the assets. Total gross assets recorded under capital lease in 1999 amounted to $42,244, and accumulated amortization

                          DIGITALCONVERGENCE.:COM INC.

3. PROPERTY AND EQUIPMENT (CONTINUED)
was $5,867. Amortization of assets under capital lease is included in depreciation and amortization expense. Future minimum lease payments and related interest are as follows:

YEAR ENDING
DECEMBER 31,
------------
2000........................................................  $13,159
2001........................................................   13,159
2002........................................................    7,172
                                                              -------
Aggregate minimum lease payments............................   33,490
Less: amount representing interest..........................    4,799
Less: current portion.......................................    9,780
                                                              -------
Long-term capital lease obligation..........................  $18,911
                                                              =======

    The interest rate of the capital lease is 12.59%. Interest expense on the capital lease for the year ended December 31, 1999 was $1,597.

4. ACCRUED LIABILITIES

    A summary of accrued liabilities follows:

                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Accrued travel costs........................................    $ 87,820
Accrued legal costs.........................................      31,000
Accrued accounting costs....................................      20,000
Accrued payroll and taxes...................................     110,456
Accrued franchise tax.......................................      75,752
Other accruals..............................................      38,970
                                                                --------
                                                                $363,998
                                                                ========

5. DEBT

    In January 1999, the Company issued a promissory note for $8,000,000, bearing interest at the rate of 6% per annum, as consideration for the Acquisition. Accrued interest thereon is payable on a quarterly basis beginning March 31, 2001. All or a portion of the promissory note will be repaid if certain events occur. In any event, all principal and interest amounts for the promissory note will be fully paid during 2002 and 2003, and the note will be paid in full by January 31, 2004. In October 1999, the Company voluntarily repaid $1,500,000 of the promissory note.

    Also in January 1999, the Company entered into a Common Stock and Debenture Purchase Agreement in which the Company issued 15,750,000 shares of common stock and $2,500,000 of the Company's 8.0% Debentures, Series 1999A (the "Debentures") for total proceeds of $2,502,500. The proceeds were allocated to the stock and the debenture based on their relative fair value. The portion of the proceeds allocated to the debenture amounted to $1,899,166 and resulted in a discount of $600,834, which reflects an effective interest rate of 15% and will be accreted over the life of the

                          DIGITALCONVERGENCE.:COM INC.

5. DEBT (CONTINUED)
debenture using the effective interest method. The accrued interest on the Debentures will be paid on a quarterly basis beginning March 31, 2001. The unpaid accrued interest balance will be added to the principal balance beginning January 28, 2001, and the principal and interest will be paid on a quarterly basis beginning March 31, 2002 and ending December 31, 2003. If certain events occur, all or a portion of the Debentures will be repaid at an earlier date.

    Principal payments on the Company's debt in 2000, 2001, 2002, 2003 and 2004 are estimated to be $0, $0, $4,699,064, $4,699,064 and $0, respectively.

6. SERIES A CONVERTIBLE PREFERRED STOCK SUBJECT TO REDEMPTION

    In September 1999, the Company's Board of Directors unanimously approved the issuance of Series A convertible preferred stock to certain outside investors pursuant to the Stock Purchase Agreement. In November 1999, 15,838 shares of the Series A preferred stock were issued to various investors for $3,150 per share for total gross proceeds in the amount of $49,889,700 subject to issuance costs of $2,253,975. In December 1999, the Company received $252,000 for 80 additional shares of Series A preferred stock at $3,150 per share. The cash received in December 1999 was classified as Series A preferred stock subscribed, as the share certificates were not issued by December 31, 1999.

    Following is a summary of the Series A convertible preferred stock subject to redemption issued by the Company as of December 31, 1999:

                                                          NUMBER OF      SHARES
                             DATE         CASH RECEIPT      SHARES     ISSUED AND       TOTAL       CARRYING
       SERIES               ISSUED            DATE        DESIGNATED   OUTSTANDING    PROCEEDS        VALUE
---------------------   --------------   --------------   ----------   -----------   -----------   -----------
 A                      November 1999       Various         27,000       15,838      $49,889,700   $47,635,725
 A                           --          December 1999       --           --             252,000       252,000
                                                                                     -----------   -----------
                                                                                     $50,141,700   $47,887,725
                                                                                     ===========   ===========

    The carrying value of the Series A preferred stock represents proceeds from the sale of the stock and proceeds from the preferred stock subscription of $252,000, net of issuance costs of $2,253,975.

    The Series A preferred stock subject to redemption has a par value of $0.01 per share and has a liquidation preference over the Company's common stock. In certain situations, including a change in control, the holders of this Series A preferred stock can deem the event a liquidation of the Company. As a result, these shares have been classified as temporary equity on the balance sheet. The holders of the Series A preferred stock are entitled to receive dividends when and if declared by the Company's Board of Directors and at any time that dividends are declared on the Company's common stock. Each share of Series A preferred stock is convertible, at the option of the holder, at any time on or after the date of issuance, into 630 shares of common stock at the Conversion Price, as defined in the Certificate of Designation of Series A preferred stock. The initial Conversion Price of these shares is equal to the issuance price of $3,150 per share. The shares convert automatically into common stock upon the election of the holders of at least two-thirds of the then outstanding Series A preferred stock or the closing of a firm commitment underwritten public offering which raises gross proceeds of at least $75,000,000, and whereby the aggregate value of the shares of common stock issuable on conversion of each share of Series A preferred stock is at least two times the conversion value.

                          DIGITALCONVERGENCE.:COM INC.

6. SERIES A CONVERTIBLE PREFERRED STOCK SUBJECT TO REDEMPTION (CONTINUED)
    In connection with the issuance of the Series A preferred stock, the Company issued a warrant to purchase 124,740 shares of the Company's common stock to one of the investors as a finder's fee for attracting additional investors. The exercise price of the warrant is $5.00 per share and the warrant expires on September 29, 2004. The warrant is exercisable immediately. The Company valued the warrant using the Black-Scholes option-pricing model. The value of the warrant on the date of grant was $391,309 using the following assumptions:
(1) volatility of 70%; (2) risk-free rate of interest of 5.79%; (3) fair market value of the common stock on date of grant of $5.00 per share; (4) expected life of five years; and (5) zero dividend yield.

7. STOCKHOLDERS' EQUITY (DEFICIT)


    In conjunction with the incorporation of the Company on September 25, 1998, the founder purchased 41,422,500 shares of common stock for $1,000. As discussed in Note 5 in January 1999, 15,750,000 shares of common stock, along with debentures, were issued to outside investors for $2,502,500, and $603,834 of the proceeds were allocated to additional paid-in capital as a discount to debt. Additionally, in January 1999 certain employees and outside investors of the Company purchased 3,468,150 shares of common stock for $550.50. An officer of the Company purchased an additional 472,500 shares of common stock in May 1999 for $75.


8. STOCK-BASED COMPENSATON

    In August 1999, the Board of Directors of the Company approved the adoption of the Company's 1999 Stock Option Plan ("1999 Plan"). In September 1999, the stockholders of the Company approved the 1999 Plan. Under the 1999 Plan, the Company is authorized to grant options to purchase 9,450,000 shares of the Company's common stock to key employees of the Company or eligible non-employees, as defined by the 1999 Plan. Options granted under the 1999 Plan may be in the form of incentive stock options or nonqualified stock options. Options granted under the 1999 Plan generally expire ten years from date of grant.

    The Compensation Committee of the Board of Directors ("Committee") administers the 1999 Plan and determines the number and the terms of exercisability of options granted. The exercise price of the options granted under the 1999 Plan is fixed by the Committee on the date of grant of the options and equals at least one hundred percent of the fair market value of the Company's common stock on the date of grant. The options granted under the 1999 Plan may be fulfilled with authorized and unissued shares of common stock, issued shares of the Company's common stock held in treasury, or issued shares of common stock reacquired by the Company in each situation as the Committee may determine from time to time.

                          DIGITALCONVERGENCE.:COM INC.

8. STOCK-BASED COMPENSATON (CONTINUED)

    As discussed in Note 2, the Company has adopted the disclosure only provisions of FAS 123 for options issued to employees. Had compensation cost for the option issuances to employees under the Company's 1999 Plan been determined based on the fair value provisions of FAS 123, the Company's net loss and net loss per share would have increased to the pro forma amounts indicated below:

                                                               PRO FORMA
                                                                 1999
                                                              -----------
Net loss--as reported.......................................  $(3,977,078)
Net loss--pro forma.........................................  $(5,377,568)
Basic and diluted net loss per common share--as reported....  $     (0.07)
Basic and diluted net loss per common share--pro forma......  $     (0.09)

    The pro forma disclosures provided are not likely to be representative of the effects on reported net loss for future years due to future grants and the vesting requirements of the Company's stock options issued under the 1999 plan.

    The weighted average fair value for options granted to employees under the 1999 Plan was $0.96 in 1999. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used:

Dividend yield..............................................       --
Expected volatility.........................................     0.0%
Risk-free rate of return....................................     5.6%
Expected life...............................................   5 Yrs.

    The following table summarizes activity under the Company's 1999 Plan during the year ended December 31, 1999:

                                                         NUMBER OF    WTD. AVG.
                                                          OPTIONS    EXER. PRICE
                                                         ---------   -----------
Options outstanding at beginning of year...............         --         --
Options granted........................................  7,585,200      $3.88
Options exercised......................................         --         --
Options canceled.......................................         --         --
                                                         ---------      -----
Options outstanding at end of year.....................  7,585,200      $3.88
                                                         ---------      -----
Options exercisable at end of year.....................  1,575,000      $3.65
                                                         =========      =====

    The following table summarizes information for stock options outstanding at December 31, 1999:

EXERCISE PRICE   NUMBER OF OPTIONS   WTD. AVG. REMAINING LIFE   WTD. AVG. EXER. PRICE
--------------   -----------------   ------------------------   ---------------------
    $3.31            5,040,000                 9.61                     $3.31
    $5.00            2,545,200                 9.88                     $5.00

                          DIGITALCONVERGENCE.:COM INC.

9. INCOME TAXES

    Deferred taxes are provided for those items reported in different periods for income tax and financial reporting purposes. The net deferred tax asset has been fully reserved because realization is not considered more likely than not. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets are presented below:

                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 1,575,000
  Intangible assets.........................................    2,888,000
  Other.....................................................       11,000
                                                              -----------
    Gross deferred tax assets...............................    4,474,000
Deferred tax liabilities:
  Depreciation..............................................        5,000
                                                              -----------
Net deferred tax assets.....................................    4,469,000
Valuation allowance.........................................   (4,469,000)
                                                              -----------
Deferred tax balance........................................  $        --
                                                              ===========

    When realization of the deferred tax asset is more likely than not to occur, the benefit related to the asset purchase from Infotainment of approximately $2,888,000 will be credited to additional paid-in capital.

    The provision for income taxes is different than the amount computed using the applicable statutory federal income tax rate with the difference for each year summarized below:


                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Federal tax benefit at statutory rate.......................       (34)%
State taxes, net of federal benefit.........................        (3)%
Permanent differences.......................................         2%
Adjustment due to increase in valuation allowance...........        35%
                                                                   ---
Provision for income taxes..................................         0%
                                                                   ===



    As of December 31, 1999, the Company has available net operating loss carryforwards totaling approximately $4,261,000 which expire beginning in 2019. Utilization of net operating loss carryforwards may be limited by ownership changes which may have occurred or could occur in the future.


10. COMMITMENTS AND CONTINGENCIES

    COMMITMENTS

    On November 18, 1999, the Company entered into a ten-year lease for its new corporate facilities located in Dallas, Texas commencing in 2000 and expiring in 2010. The Company may cancel the lease effective in the 84th month of the lease term in accordance with the lease provisions, subject to a cancellation fee, and renew the lease for two additional 5-year terms.

                          DIGITALCONVERGENCE.:COM INC.

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Additionally, the Company is obligated by the end of the third year of the lease, if not elected earlier, to acquire additional space in the building for an additional rental expense of approximately $320,000 per year. The Company expects to spend approximately $1.5 million during 2000 in completing the build-out and improvements in the new corporate offices.

    In December 1999, the Company entered into a sub-lease agreement to provide for temporary office space in Dallas, Texas. Under the terms of the lease, the Company will pay $11,500 per month. The lease expires on November 30, 2000; provided, however, that the lease can be terminated upon 30 days written notice. In January 2000, the Company entered into a lease for additional temporary office space in Dallas, Texas. The lease expires in May 2000, unless terminated earlier under certain provisions to the lease agreement. The Company will pay approximately $57,700 under the lease during 2000.

    The Company has an additional noncancelable lease for other Dallas, Texas facilities that expires in 2001. Rent expense totaled $56,600 during the year ended December 31, 1999 related to this facility lease and various other equipment operating leases. Total future minimum payments under all operating leases are as follows:

YEAR ENDING
DECEMBER 31,                                                  OPERATING LEASE
------------                                                  ---------------
2000........................................................    $   839,593
2001........................................................        842,500
2002........................................................        877,800
2003........................................................      1,213,000
2004........................................................      1,213,000
Thereafter..................................................      6,921,750
                                                                -----------
Total minimum lease payments................................    $11,907,643
                                                                ===========


    In December 1999, the Company entered into a manufacturing and marketing agreement with Tandy Corporation ("Tandy") under which the Company granted Tandy a limited, royalty-free, nonexclusive, revocable worldwide license to
(1) manufacture the Company's patented :CueCat devices (2) market and sell :CueCat devices and :CRQ software, and (3) use :CueCat and :CRQ technology in Tandy's RadioShack.com web site in order to incorporate the Company's Intellectual Property into Tandy's Internet web site. Under the agreement, the Company is obligated to purchase at least 1,000,000 component parts from Tandy. During February 2000, the Company placed an order for 2,000,000 component parts and has issued a letter of credit to Tandy for approximately $15.5 million. Upon shipment of the product to the Company, the Company will pay Tandy
$15.5 million in cash and cancel the underlying letter of credit. The manufacturing and marketing agreement is effective through December 31, 2001 with an automatic one year renewal absent proper nonrenewable notice.


    The Predecessor has agreed to indemnify the Company from any costs, expenses, liabilities or other losses in connection with lawsuits related to the Predecessor.

    CONTINGENCIES

    From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues contingent liabilities when it is probable that

                          DIGITALCONVERGENCE.:COM INC.

10. COMMITMENTS AND CONTINGENCIES (CONTINUED) future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims of which the outcome is expected to result in a material adverse effect on the financial position, results of the operations or cash flows of the Company.

    On January 29, 1999, the Predecessor entered into individual agreements with certain independent contractors who had provided services to the Predecessor for the period from 1996 through early 1999. Certain of these contractors are now employees of the Company. According to the contract agreements, the Predecessor agreed to pay future cash bonuses to the individuals contingent upon the occurrence of (1) the finalization of an initial public offering whereby the Company raises a net amount of proceeds of at least $30 million and (2) the receipt of at least $8 million in cash collections by the Company prior to the date of an initial public offering which raises a net amount of proceeds of at least $30 million. As a result of the $1,500,000 voluntary repayment of the Promissory Note by the Company in October 1999, management of the Predecessor elected to prepay a certain percentage of these bonuses in the amount of approximately $132,000 even though the conditions of the bonus agreements had not been satisfied. The payments remain the property of the contractors regardless of whether the conditions of the bonus agreements are met. The Company accounted for these transactions as if they were a compensating plan adopted by the Company with an offsetting contribution to capital. As of the date of this report, the Predecessor remains liable for an additional $1,000,000, contingent upon the satisfaction of the stipulated conditions of the bonus agreements.

11. EMPLOYEE BENEFIT PLAN

    The Company sponsors a 401(k) defined contribution retirement plan ("401(k) Plan") covering all employees who have completed at least one month of service. The 401(k) Plan allows eligible employees to defer receipt of up to twenty percent of their annual compensation (not to exceed $10,000 per calendar year) and contribute such amounts to various investment funds. Eligible employees may elect to participate at the beginning of any quarter after their hire date. Employee contributions vest immediately.

    The Company makes matching contributions of twenty-five percent of the employees' annual contributions, not to exceed eight percent of the employee's annual pay. The Company's matching contributions vest on a pro rata basis over five years. During the year ended December 31, 1999, the Company contributed approximately $6,500 to the 401(k) Plan.


12. SUBSEQUENT EVENTS



    In January 2000, the Company issued 128 shares of Series A Convertible Preferred Stock to various investors for aggregate consideration of $403,000, of which $252,000 in cash was received prior to year-end.



    During February and April 2000, the Company issued 1,128,000 and 595,000 stock options, respectively, to various employees at strike prices ranging from $5.00 to $9.37 per option. The February options were issued at fair market value of the common stock on the date of grant, and the April options were issued below fair market value of the common stock on the dates of grant. The Company will recognize compensation expense related to the April options for the difference between the fair market value of the common stock at the date of grant and the respective strike prices, which will be amortized over the applicable vesting period.

                          DIGITALCONVERGENCE.:COM INC.

12. SUBSEQUENT EVENTS (CONTINUED)


    In April 2000, the Company issued 5,929,364 shares of Series B Convertible Preferred Stock to various investors for aggregate consideration of approximately $41.7 million. The Series B Convertible Preferred Stock has a par value of $0.01 per share and has liquidation preference over the Company's common stock. The holders of the Series B Convertible Preferred Stock are entitled to receive dividends when and if declared by the Company's board of directors and at any time that dividends are declared on the Company's common stock. Each share of Series B Convertible Preferred Stock is convertible, at the option of the holder, at any time on or after the date of issuance, into one share of common stock upon the election of the holders of at least two-thirds of the then outstanding Series B Convertible Preferred Stock or the closing of a firm commitment underwritten public offering which raises gross proceeds of at least $75,000,000, and whereby the aggregate value of the Company on a pre-initial public offering basis is at least $750,000,000.



    In April 2000, the Company issued 5,372,593 shares of Series C Convertible Preferred Stock to various investors for aggregate consideration of approximately $56.6 million. The Series C Convertible Preferred Stock has a par value of $0.01 per share and has liquidation preference over the Company's common stock. The holders of the Series C Convertible Preferred Stock are entitled to receive dividends when and if declared by the Company's board of directors and at any time that dividends are declared on the Company's common stock. Each share of Series C Convertible Preferred Stock is convertible, at the option of the holder, at any time on or after the date of issuance, into one share of common stock upon the election of the holders of at least two-thirds of the then outstanding Series C Convertible Preferred Stock or the closing of a firm commitment underwritten public offering which raises gross proceeds of at least $75,000,000 and whereby the aggregate value of the Company on a pre-initial public offering basis is at least $750,000,000.



    During the second quarter of the year ended December 31, 2000, the Company recorded a one-time charge to earnings in the amount of $37.2 million to reflect the difference between the issuance price and the fair market value of the Series B and C preferred stock, as determined by a contemporaneous, independent appraisal.



    In April 2000, the Company issued two warrants to an affiliate of National Broadcasting Company, Inc. The first warrant is exercisable to purchase up to 3,752,445 shares of Common Stock at a per share exercise price of $5.00. The second warrant is exercisable to purchase up to 4,505,165 shares of Common Stock, plus an additional number of shares of Common Stock equal to 5% of any shares of Series B Preferred or Series C Preferred issued by the Company after the date of the Agreement., at a per share exercise price of $10.54. The exercise price for the first warrant is subject to adjustment if the aggregate market value of shares of Common Stock outstanding immediately after the closing of the Company's initial public offering is less than $350,000,000, determined utilizing the per share offering price in the Company's initial public offering. The exercise price for the second warrant is subject to reduction if the aggregate market value of shares of Common Stock outstanding immediately after the closing of the Company's initial public offering is less than $750,000,000, determined utilizing the per share offering price in the Company's initial public offering. The number of shares issuable upon the exercise of each warrant and the exercise of price of each warrant is subject to adjustment in the event of, among other things, a stock split, reclassification or merger, issuance of additional shares of Common Stock or preferred stock, issuance of options or convertible securities and payment of dividends or other distribution. Both of the warrants will expire in April 2005.

                          DIGITALCONVERGENCE.:COM INC.

12. SUBSEQUENT EVENTS (CONTINUED)

    The Company valued the warrants using the Black-Scholes option-pricing model. The fair value of the first warrant on the date of grant was $31.7 million, and the fair value of the second warrant was $31.4 million using the following assumptions: 1) volatility of 70.0%, 2) risk-free rate of interest of 6.5%, 3) fair market value of the common stock on date of grant of per share,
4) expected life of five years and 5) zero dividend yield. The Company will recognize a one-time expense for the fair market value of the warrants.

    The Company adopted the Employee Stock Purchase Plan in April 2000. A total of 1,000,000 shares of common stock are authorized for issuance under the plan. The plan provides for the grant of stock options to certain eligible employees. The purpose of the plan is to provide eligible employees with an incentive to advance the interests of the Company by providing an opportunity to purchase stock of the Company at a favorable price. The plan is administered by the Company's Compensation Committee.


    In April 2000, the Company repaid $3,000,000 in principal and $584,137 in interest related to the promissory note. In addition, the Company repaid the $2,500,000 of debentures and all related accrued interest.

                        DIGITAL:CONVERGENCE CORPORATION



     CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 1999 AND JUNE 30, 2000



                                  (UNAUDITED)



                                                                                      PRO FORMA
                                                     DECEMBER 31,      JUNE 30,        JUNE 30,
                                                         1999            2000            2000
                                                     -------------   -------------   ------------
                                      ASSETS
Current assets:
  Cash and cash equivalents........................  $ 45,539,823    $  45,759,080   $ 45,759,080
  Short-term investments...........................            --       66,916,319     66,916,319
  Accounts receivable..............................        31,847          266,721        266,721
  Prepaid expenses and other.......................        90,482       16,785,627     16,785,627
                                                     ------------    -------------   ------------
    Total current assets...........................    45,662,152      129,727,747    129,727,747
Property and equipment, net........................       469,991        4,088,236      4,088,236
Intangibles, net...................................        79,365          296,923        296,923
Other assets.......................................       306,859          940,323        940,323
                                                     ------------    -------------   ------------
    Total assets...................................  $ 46,518,367    $ 135,053,229   $135,053,229
                                                     ============    =============   ============

                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable.................................  $    357,818    $     188,733   $    188,733
  Accrued liabilities..............................       363,998        1,044,501      1,044,501
  Current portion of capital lease obligations.....         9,780           10,742         10,742
                                                     ------------    -------------   ------------
    Total current liabilities......................       731,596        1,243,976      1,243,976
Long-term debt to related parties (net of
  unamortized discount)............................     8,484,129        3,952,325      3,952,325
Accrued interest on long-term debt.................       639,541           36,822         36,822
Capital lease obligation...........................        18,911           13,261         13,261
Other liabilities..................................         2,475            2,656          2,656

Convertible preferred stock, subject to
  redemption.......................................    47,887,725      190,063,335             --

Stockholders' deficit
  Common stock, $.01 par value, 125,000,000
    authorized; 61,113,150 and 61,123,150 shares
    issued and outstanding, respectively (actual);
    125,000,000 authorized; 83,037,021 shares
    issued and outstanding (pro forma).............       611,132          611,232        830,371
  Additional paid-in capital.......................       517,325       66,276,284    256,120,480
  Deferred compensation, net.......................            --       (2,001,083)    (2,001,083)
  Excess of purchase price over Predecessor cost of
    net liabilities acquired.......................    (8,397,389)      (8,397,389)    (8,397,389)
  Accumulated deficit..............................    (3,977,078)    (116,748,190)  (116,748,190)
                                                     ------------    -------------   ------------
    Total stockholders' deficit....................   (11,246,010)     (60,259,146)   129,804,189
                                                     ------------    -------------   ------------
    Total liabilities and stockholders' deficit....  $ 46,518,367    $ 135,053,229   $135,053,229
                                                     ============    =============   ============



   The accompanying notes are an integral part of these consolidated interim financial statements.

                        DIGITAL:CONVERGENCE CORPORATION



                     CONSOLIDATED STATEMENTS OF OPERATIONS



                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000



                                  (UNAUDITED)



                                                                   SIX MONTHS ENDED
                                                              ---------------------------
                                                               JUNE 30,       JUNE 30,
                                                                 1999           2000
                                                              -----------   -------------
Revenues....................................................  $   292,800   $          --
Costs and expenses:
  Production and media costs................................      544,749         294,080
  Selling, general and administrative expenses (exclusive of non-cash compensation charges totalling $101.9 million
    in 2000.)...............................................      790,702      10,288,180
  Depreciation and amortization.............................       39,917         372,315
  Research and development costs............................      113,334       1,026,614
  Non-cash compensation charge related to issuance of
    warrants to NBC.........................................           --      63,092,209
  Non-cash compensation charge related to issuance of
    preferred stock.........................................           --      38,834,387
                                                              -----------   -------------
    Total operating expenses................................    1,488,702     113,907,785
                                                              -----------   -------------
      Operating loss........................................   (1,195,902)   (113,907,785)
Other income (expense):
  Loss on sale of assets....................................           --            (569)
  Interest income...........................................       33,855       1,884,415
  Interest expense..........................................     (357,485)       (747,173)
                                                              -----------   -------------
    Total other income (expense)............................     (323,630)      1,136,673
      Net loss..............................................  $(1,519,532)  $(112,771,112)
                                                              ===========   =============
Basic and diluted weighted average common shares
  outstanding...............................................   57,874,776      61,118,012
                                                              ===========   =============
Basic and diluted net loss per common share.................  $     (0.03)  $       (1.85)
                                                              ===========   =============
Pro forma basic and diluted weighted average common shares
  outstanding...............................................                   83,031,883
                                                                            =============
Pro forma basic and diluted net loss per common share.......                $       (1.36)
                                                                            =============
Supplemental pro forma basic and diluted weighted average
  common shares outstanding.................................                   83,405,311
                                                                            =============
Supplemental pro forma basic and diluted net loss per common
  share.....................................................                $       (1.35)
                                                                            =============



   The accompanying notes are an integral part of these consolidated interim financial statements.

                        DIGITAL:CONVERGENCE CORPORATION



                CONSOLIDATED STATEMENT OF STOCKHOLDER'S DEFICIT



                     FOR THE SIX MONTHS ENDED JUNE 30, 2000



                                                                       EXCESS OF
                                                                       PURCHASE
                                                                      PRICE OVER
                                                                      PREDECESSOR                                   TOTAL STOCK-
                                                        ADDITIONAL    COST OF NET                                      HOLDERS
                                NUMBER OF                 PAID-IN     LIABILITIES     DEFERRED       ACCUMULATED       EQUITY
                                  SHARES      AMOUNT      CAPITAL      ACQUIRED     COMPENSATION       DEFICIT        (DEFICIT)
                                ----------   --------   -----------   -----------   -------------   -------------   -------------
  Balances as of December 31,
    1999......................  61,113,150   $611,132   $   517,325   $(8,397,389)            --    $  (3,977,078)  $ (11,246,010)
  Issuance of warrants to
    NBC.......................         --          --    63,092,209           --              --               --      63,092,209
  Issuance of compensatory
    stock options to
    employees.................         --          --     2,557,850           --      (2,557,850)              --              --
  Issuance of compensatory
    common stock to
    employee..................     10,000         100       108,900           --              --               --         109,000
  Amortization of deferred
    stock based
    compensation..............         --          --            --           --         556,767               --         556,767
  Net loss....................         --          --            --           --              --     (112,771,112)   (112,771,112)
                                ----------   --------   -----------   -----------    -----------    -------------   -------------
  Balances as of June 30,
    2000......................  61,123,150   $611,232   $66,276,284   $(8,397,389)   $(2,001,083)   $(116,748,190)  $ (60,259,146)
                                ==========   ========   ===========   ===========    ===========    =============   =============



   The accompanying notes are an integral part of these consolidated interim financial statements.

                        DIGITAL:CONVERGENCE CORPORATION



                      CONSOLIDATED STATEMENT OF CASH FLOWS



                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000



                                                                  SIX MONTHS        SIX MONTHS
                                                                ENDED JUNE 30,    ENDED JUNE 30,
                                                                     1999              2000
                                                                ---------------   ---------------
  Cash flows from operating activities:
    Net loss..................................................    $(1,519,532)     $(112,771,112)
    Adjustments to reconcile net loss to net cash used in
      operating activities:
      Non-cash compensation charge for NBC warrants...........             --         63,092,209
      Non-cash compensation charge for issuance of preferred
        stock.................................................             --         38,834,387
      Non-cash compensation charge for issuance of common
        stock.................................................             --            109,000
      Deferred revenue from acquisition.......................       (156,000)                --
      Write-off of debt discount..............................             --            490,721
      Depreciation and amortization...........................         39,917            372,314
      Accretion of discount on long-term debt to related
        parties...............................................         37,966             25,149
      Amortization of deferred compensation...................             --            556,767
      Loss on sale of assets..................................             --                569
    Changes in operating assets and liabilities:
      Accounts receivable.....................................         (7,500)          (234,874)
      Prepaid expenses........................................         15,181        (16,695,145)
      Other assets............................................        (85,466)          (633,464)
      Accounts payable........................................        107,578           (169,085)
      Accrued interest........................................        308,750           (602,719)
      Accrued liabilities.....................................        125,239            680,503
      Deferred revenue........................................      1,250,000                 --
                                                                  -----------      -------------
        Net cash provided by (used in) operating activities...    $   116,133      $ (26,944,780)
                                                                  -----------      -------------
  Cash flows from investing activities:
    Cash acquired by entities under common control............        135,564                 --
    Purchase of short-term investments........................             --        (66,916,319)
    Purchase of property and equipment........................        (69,768)        (3,511,068)
    Purchase of intangibles...................................             --           (245,111)
                                                                  -----------      -------------
        Net cash provided by (used in) investing activities...         65,796        (70,672,498)
                                                                  -----------      -------------
  Cash flows from financing activities:
    Proceeds from advance from related parties................        147,090                 --
    Payments on advance from related parties..................       (610,670)                --
    Proceeds of long-term debt from related parties...........      2,500,000                 --
    Payments of long-term debt from related parties...........             --         (5,500,000)
    Payments on capital lease obligations.....................             --             (4,688)
    Proceeds from sale of common stock........................          4,125
    Proceeds from sale of preferred stock.....................             --        103,341,223
                                                                  -----------      -------------
        Net cash provided by financing activities.............      2,040,545         97,836,535
                                                                  -----------      -------------
  Net increase in cash and cash equivalents...................      2,222,474            219,257
  Cash and cash equivalents at beginning of year..............             --         45,539,823
                                                                  -----------      -------------
  Cash and cash equivalents at end of period..................    $ 2,222,474      $  45,759,080
                                                                  ===========      =============



   The accompanying notes are an integral part of these consolidated interim financial statements.

                        DIGITAL:CONVERGENCE CORPORATION



               NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS



                                  (UNAUDITED)



1.  BASIS OF PRESENTATION



    The Company was incorporated in the state of Delaware in September 1998 under the name of DigitalConvergence.:Com Inc. at which time the founder was issued 41,422,500 shares of common stock for $1,000. The accompanying financial statements include the consolidated accounts of DigitalConvergence.:Com Inc. and its wholly owned subsidiaries, DCCP Inc., Net Talk Interactive Inc., and DigitalDemographics.:Com Inc. (collectively, "Digital" or "the Company"). The Company had no operating activity until January 4, 1999 when the Company entered into an Asset Purchase Agreement (the "Purchase Agreement" or the "Acquisition") with Infotainment Telepictures, Inc. ("Infotainment" or the "Predecessor"). Pursuant to the Purchase Agreement, the Company purchased all of the rights, title and interest in and to the trade names, trademarks, designs, copyrights, patents pending, patents filed and other intellectual property, all of the rights in and to the radio and television show known as NET TALK INTERACTIVE!, formerly NET TALK LIVE! THE INTERNET TALK SHOW! including, but not limited to, all prior and future programming, all trademarks, copyrights, creative materials, designs and other intellectual property, all rights, title and interest in and to the furniture, fixtures and equipment and assumed certain liabilities ("the Assets") from the Predecessor.



    The aggregate purchase price for the Assets was $8,000,000 in the form of a promissory note, bearing interest at the rate of 6% per annum ("Promissory Note"). As the owner of a majority of the Company's common stock on the date of the Acquisition was part of a control group that controlled Infotainment, the Acquisition was accounted for as an acquisition of entities under common control. Accordingly, the assets and liabilities acquired were recorded at the Predecessor's historical cost, and the excess of the purchase price was charged to "Excess of purchase price over Predecessor cost of net liabilities acquired" in the amount of $8,397,389.



    In April 2000, the Board of Directors approved an amendment to the Certificate of Incorporation to increase the number of authorized shares of common and preferred stock to 125,000,000 and 27,000,000, respectively. In September 2000, the Board of Directors and Stockholders approved an amendment to the Amended Certificate of Incorporation to change the name of the Company to Digital:Convergence Corporation and to increase the number of authorized shares of common stock to 137,000,000.



    The financial information presented herein should be read in conjunction with the Company's annual consolidated financial statements for the year ended December 31, 1999. The foregoing unaudited interim consolidated financial statements reflect all adjustments (all of which are of a normal recurring nature) which are, in the opinion of management, necessary for a fair presentation of the results of the interim periods. The results for the interim periods are not necessarily indicative of results to be expected for the year.



2.  STOCK SPLITS



    A six hundred thirty-for-one stock split of the Company's common stock was effected in January 2000. All references in the consolidated financial statements to common shares, common share prices, common per share amounts and stock plans have been retroactively adjusted for the stock split.

                        DIGITAL:CONVERGENCE CORPORATION

                                  (UNAUDITED)



3.  PRO FORMA CONVERTIBLE PREFERRED STOCK SUBJECT TO REDEMPTION



    Effective upon the closing of this offering, the shares of Series A, B and C convertible preferred stock subject to redemption outstanding at June 30, 2000 will automatically convert into approximately 21,913,871 shares of common stock. The pro forma effects of this transaction are unaudited and have been reflected in the accompanying pro forma balance sheet as of June 30, 2000.



4.  BASIC AND DILUTED NET LOSS PER SHARE



    Basic net loss per share is computed using the weighted average number of common shares outstanding during the three months and six months ended June 30, 1999 and 2000. The Company had net losses for each period presented; therefore, none of the potential common shares were included in the computation of diluted net loss per share because such shares were anti-dilutive. Potential common shares at June 30, 2000 which were excluded from the diluted net loss per share calculation include 15,966 shares of Series A preferred stock convertible into 10,058,580 shares of common stock, 6,166,443 shares of Series B preferred stock convertible into common stock on a one for one basis, 5,688,848 shares of Series C preferred stock convertible to common stock on a one for one basis, options to purchase 9,532,200 shares of common stock and warrants to purchase 8,382,350 shares of common stock. There were no potential common shares outstanding during the three or six months ended June 30, 1999.



5.  PRO FORMA NET LOSS PER SHARE



    Pro forma net loss per share for the six months ended June 30, 2000 is computed using the weighted average number of common shares outstanding, including the conversion of the Company's Series A, Series B and Series C preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering, as if such conversion occurred on January 1, 2000. The resulting pro forma adjustment includes an increase in the weighted average shares used to compute the basic net loss per share by 21,913,871 shares.



6.  SUPPLEMENTAL PRO FORMA NET LOSS PER SHARE



    Supplemental pro forma net loss per share for the six months ended June 30, 2000 adjusts pro forma net loss per share to reflect the assumed issuance of 367,428 shares of Common Stock (based upon an assumed initial offering price of $11.00 per share) to fund the $3.5 million cash payment of debt plus approximately $200,000 of accrued interest to the Predecessor. The supplemental pro forma net loss used to calculate supplemental pro forma basic and diluted net loss per share includes an adjustment of $105,000 related to interest expenses recognized during the six months ended June 30, 2000 on the $3.5 million cash payment being made to the Predecessor.



7.  SHORT-TERM INVESTMENTS



    As of June 30, 2000, the Company used a portion of the proceeds from the sale of the Series B and Series C convertible preferred stock to purchase approximately $66.9 million in short-term investments. These investments are comprised of certificates of deposit at the Company's primary bank. These certificates of deposit are restricted by letters of credit issued by the Company's primary bank guaranteeing the funds for purchase of the Company's :CueCat devices. The amounts restricted under these letters of credit will increase as the Company places additional orders of the :CueCat devices.

                        DIGITAL:CONVERGENCE CORPORATION

                                  (UNAUDITED)



7.  SHORT-TERM INVESTMENTS (CONTINUED)


Upon payment of the underlying invoices related to the :CueCat devices, the letters of credit will be released.



8.  PREPAID EXPENSES AND OTHER



    During the six months ended June 30, 2000, the Company recorded approximately $16.3 million in prepaid manufacturing costs related to the production, shipping and packaging of the Company's :CueCat devices and :CRQ CD-ROMs. Subsequent to June 30, 2000, the prepaid manufacturing costs have increased to approximately $62 million. Upon the launch of the Company's technology beginning in August 2000, the Company will record the expense associated with the :CueCat devices and CD-ROMs as the devices and CDs are shipped to the Company's distribution partners.



9.  PROPERTY AND EQUIPMENT



    A summary of property and equipment is as follows:



                                             DECEMBER 31,     JUNE 30,    ESTIMATED
                                                 1999           2000        LIFE
                                             -------------   ----------   ---------
Computer and office equipment..............    $ 393,991     $3,332,322   3 Years
Studio and phone equipment.................      213,250        205,036   5 Years
Furniture and fixtures.....................       55,844        722,270   5 Years
Leasehold improvements.....................       24,577        379,722   Various
                                               ---------     ----------
Gross property and equipment...............      687,662      4,639,350
Less: accumulated depreciation.............     (217,671)      (551,114)
                                               ---------     ----------
Property and equipment, net................    $ 469,991     $4,088,236
                                               =========     ==========



10.  ACCRUED LIABILITIES



    Accrued liabilities were comprised of the following:



                                                      DECEMBER 31,     JUNE 30,
                                                          1999           2000
                                                      -------------   ----------
Accrued travel costs................................    $ 87,820      $  188,409
Accrued legal costs.................................      31,000         197,604
Accrued accounting costs............................      20,000              --
Accrued payroll and related expenses................     110,456         362,039
Accrued franchise tax...............................      75,752              --
Accrued telephone costs.............................          --         136,995
Accrued consulting fees.............................          --          56,773
Other accruals......................................      38,970         102,681
                                                        --------      ----------
                                                        $363,998      $1,044,501
                                                        ========      ==========

                        DIGITAL:CONVERGENCE CORPORATION

                                  (UNAUDITED)



11.  LONG-TERM DEBT TO RELATED PARTIES



    The Company used a portion of the proceeds from the issuance of the Series B and Series C convertible preferred stock to repay a portion of indebtedness to related parties. The Company repaid the $2.5 million principal of the 8% Debentures and all of the related accrued interest. Additionally, the Company paid $3.0 million of the principal and $584,137 of accrued interest on the promissory note issued to Infotainment Telepictures, Inc. In connection with the repayment of the 8% Debentures, the Company wrote-off the remaining balance of approximately $491,000 related to the debt discount. The amount of debt discount written off was recorded as additional interest expense during the six months ended June 30, 2000.



12.  ISSUANCE OF WARRANTS



    In April 2000, the Company issued two warrants to an affiliate of National Broadcasting Company, Inc. The first warrant is exercisable to purchase up to 3,752,445 shares of common stock at a per share exercise price of $5.00. The second warrant is exercisable to purchase up to 4,505,165 shares of common stock, plus an additional number of shares of common stock equal to 5% of any shares of Series B convertible preferred or Series C convertible preferred issued by the Company after the date of the Agreement, at a per share exercise price of $10.54. The exercise price for the first warrant is subject to adjustment if the aggregate market value of shares of common stock outstanding immediately after the closing of the Company's initial public offering is less than $350,000,000, determined utilizing the per share offering price in the Company's initial public offering. The exercise price for the second warrant is subject to reduction if the aggregate market value of shares of common stock outstanding immediately after the closing of the Company's initial public offering is less than $750,000,000, determined utilizing the per share offering price in the Company's initial public offering. The number of shares issuable upon the exercise of each warrant and the exercise of price of each warrant is subject to adjustment in the event of, among other things, a stock split, reclassification or merger, issuance of additional shares of common stock or convertible preferred stock, issuance of options or convertible securities and payment of dividends or other distribution. Both of the warrants will expire in April 2005.



    The Company valued the warrants using the Black-Scholes option-pricing model. The fair value of the first warrant on the date of grant was $31.7 million, and the fair value of the second warrant was $31.4 million using the following assumptions: 1) volatility of 70.0%, 2) risk-free rate of interest of 6.5%, 3) fair market value of the common stock on date of grant of $10.90 per share, 4) expected life of five years and 5) zero dividend yield. The Company has recognized a one-time expense for the fair market value of the warrants.



13.  SERIES B AND SERIES C CONVERTIBLE PREFERRED STOCK SUBJECT TO REDEMPTION



    In April and May 2000, the Company issued 6,166,443 shares of Series B convertible preferred stock to various investors for aggregate consideration of approximately $43.4 million. The Series B convertible preferred stock has a par value of $0.01 per share and has liquidation preference over the Company's common stock. In certain situations, including a change in control, the holders of Series B and C preferred stock can deem the event a liquidation of the Company. As a result, these shares have been classified as temporary equity on the balance sheet. The holders of the Series B convertible

                        DIGITAL:CONVERGENCE CORPORATION

                                  (UNAUDITED)



13. SERIES B AND SERIES C CONVERTIBLE PREFERRED STOCK SUBJECT TO REDEMPTION (CONTINUED)


preferred stock are entitled to receive dividends when and if declared by the Company's board of directors and at any time that dividends are declared on the Company's common stock. Each share of Series B convertible preferred stock is convertible, at the option of the holder, at any time on or after the date of issuance, into one share of common stock upon the election of the holders of at least two-thirds of the then outstanding Series B convertible preferred stock or the closing of a firm commitment underwritten public offering which raises gross proceeds of at least $75,000,000, and whereby the aggregate value of the Company on a pre-initial public offering basis is at least $750,000,000.



    In April and May 2000, the Company issued 5,688,848 shares of Series C convertible preferred stock to various investors for aggregate consideration of approximately $60.0 million. The Series C convertible preferred stock has a par value of $0.01 per share and has liquidation preference over the Company's common stock. The holders of the Series C convertible preferred stock are entitled to receive dividends when and if declared by the Company's board of directors and at any time that dividends are declared on the Company's common stock. Each share of Series C convertible preferred stock is convertible, at the option of the holder, at any time on or after the date of issuance, into one share of common stock upon the election of the holders of at least two-thirds of the then outstanding Series C convertible preferred stock or the closing of a firm commitment underwritten public offering which raises gross proceeds of at least $75,000,000 and whereby the aggregate value of the Company on a pre-initial public offering basis is at least $750,000,000.



    During the second quarter of the year ended December 31, 2000, the Company recorded a one-time charge to earnings in the amount of $38.8 million to reflect the difference between the issuance price and the fair market value of the Series B and C convertible preferred stock, as determined by a contemporaneous, independent appraisal.



14.  STOCK OPTION GRANTS



    From February to June 2000, the Company granted 2,269,000 stock options (of which 2,075,000 remained outstanding at June 30, 2000) to various employees at strike prices ranging from $5.00 to $10.90 per option. The Company recorded deferred compensation expense of approximately $2.6 million related to the difference between the fair market value of the common stock at the dates of grant and the respective strike prices, which is being amortized to compensation expense over the applicable vesting period of the options. As of June 30, 2000, approximately $557,000 of the deferred compensation has been recorded as compensation expense in selling, general and administrative expenses.



15.  EMPLOYEE STOCK PURCHASE PLAN



    The Company adopted the Employee Stock Purchase Plan in April 2000. A total of 1,000,000 shares of common stock are authorized for issuance under the plan. The plan provides for the grant of stock options to certain eligible employees. The purpose of the plan is to provide eligible employees with an incentive to advance the interests of the Company by providing an opportunity to purchase stock of the Company at a favorable price. The plan is administered by the Company's Compensation Committee.

                        DIGITAL:CONVERGENCE CORPORATION

                                  (UNAUDITED)



16.  RECENT ACCOUNTING PRONOUNCEMENTS



    In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN 44"), ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION. FIN 44 clarifies the application of Accounting Principles Board No. 25 for certain issues related to equity based instruments issued to employees. FIN 44 is effective on July 1, 2000, except for certain transactions, and will be applied on a prospective basis. Management believes that FIN 44 will not have a material effect on the accompanying financial statements.



17.  SUBSEQUENT EVENTS



    In August 2000, the Company issued 1,185,395 shares of Series B preferred stock and 1,581,277 shares of Series C preferred stock to an investor for aggregate consideration of $25.0 million. The Company will record a one-time charge to earnings in the amount of $8.2 million to reflect the difference between the issuance price and the fair market value of the Series B and C preferred stock of $11.99.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Infotainment Telepictures, Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholder's deficit, and cash flows present fairly, in all material respects, the financial position of Infotainment
Telepictures, Inc. (the "Company") at December 31, 1998 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

Dallas, Texas
February 29, 2000, except as to
Note 11 which is as of April 27, 2000

                        INFOTAINMENT TELEPICTURES, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1998

                                                                1998
                                                              ---------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 174,953
  Accounts receivable.......................................         --
  Deferred production costs.................................         --
  Prepaid expenses..........................................     22,725
  Deferred tax assets.......................................      2,846
                                                              ---------
      Total current assets..................................    200,524
  Property and equipment, net...............................    177,554
  Other assets..............................................      2,600
                                                              ---------
      Total assets..........................................  $ 380,678
                                                              =========

LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:
  Accounts payable and accrued expenses.....................  $  85,299
  Deferred revenue..........................................    156,000
  Advances from officer.....................................    197,919
  Notes payable.............................................    452,900
                                                              ---------
    Total current liabilities...............................    892,118
  Deferred tax liability....................................      2,846
                                                              ---------
    Total liabilities.......................................    894,964
Stockholder's deficit:
  Common stock, no par value, 25,000 shares authorized,
    issued and outstanding..................................         --
  Accumulated deficit.......................................   (514,286)
                                                              ---------
      Total stockholder's deficit...........................   (514,286)
                                                              ---------
        Total liabilities and stockholder's deficit.........  $ 380,678
                                                              =========

   The accompanying notes are an integral part of these financial statements.

                        INFOTAINMENT TELEPICTURES, INC.

                            STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                                1997         1998
                                                              ---------   -----------
Sales.......................................................  $ 689,967     1,636,422
Cost and expenses:
  Production costs..........................................    590,704       939,468
  Selling, general and administrative.......................    284,370       670,953
  Depreciation..............................................     40,515        54,908
  Research and development..................................         --        35,771
                                                              ---------   -----------
    Operating loss..........................................   (225,622)      (64,678)
                                                              ---------   -----------
  Interest expense..........................................     17,272        23,754
                                                              ---------   -----------
    Net loss................................................  $(242,894)  $   (88,432)
                                                              =========   ===========
Weighted average shares outstanding.........................     25,000        25,000
                                                              =========   ===========
Basic and diluted net loss per share........................  $   (9.72)  $     (3.54)
                                                              =========   ===========

   The accompanying notes are an integral part of these financial statements.

                        INFOTAINMENT TELEPICTURES, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDER'S DEFICIT

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                                                              TOTAL
                                                                  COMMON    ACCUMULATED   STOCKHOLDER'S
                                                       SHARES     STOCK       DEFICIT        DEFICIT
                                                      --------   --------   -----------   -------------
Balance at December 31, 1996........................   25,000         --      (182,960)      (182,960)
Net loss............................................       --                 (242,894)      (242,894)
                                                       ------    -------     ---------      ---------
Balance at December 31, 1997........................   25,000                 (425,854)      (425,854)
Net loss............................................       --                  (88,432)       (88,432)
                                                       ------    -------     ---------      ---------
Balance at December 31, 1998........................   25,000    $    --     $(514,286)     $(514,286)
                                                       ======    =======     =========      =========

   The accompanying notes are an integral part of these financial statements.

                        INFOTAINMENT TELEPICTURES, INC.

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                                1997        1998
                                                              ---------   ---------
Cash flows from operating activities:
  Net loss..................................................  $(242,894)  $ (88,432)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
      Depreciation..........................................     40,515      54,908
      Deferred revenue......................................    288,200    (272,000)
      Barter transactions (see Note 2 and 7)                    (17,000)     (2,400)
      Changes in operating assets and liabilities:
        Accounts receivable.................................    (38,462)     63,300
        Deferred production costs...........................     (4,743)     51,505
        Prepaid expenses....................................         --     (22,725)
        Other assets........................................         --      (2,600)
        Accounts payable and accrued expenses...............     29,648      44,536
                                                              ---------   ---------
          Net cash used in operating activities.............     55,264    (173,908)
                                                              ---------   ---------
Cash flows from investing activities:
  Purchase of property and equipment........................    (57,538)    (74,681)
                                                              ---------   ---------
          Net cash used in investing activities.............    (57,538)    (74,681)
                                                              ---------   ---------
Cash flows from financing activities:
  Borrowings on line of credit..............................         --     587,900
  Repayment of line of credit...............................         --    (135,000)
  Advances from officer.....................................    (84,928)    (29,530)
                                                              ---------   ---------
          Net cash provided by financing activities.........    (84,928)    423,370
                                                              ---------   ---------
Net increase in cash and cash equivalents...................    (87,202)    174,781

Cash and cash equivalents at beginning of year..............     87,374         172
                                                              ---------   ---------
Cash and cash equivalents at end of year....................  $     172   $ 174,953
                                                              =========   =========
Supplemental disclosure of cash flows:
  Cash paid during the year for interest....................  $      --   $   6,818
                                                              =========   =========
  Cash paid during the year for income taxes................  $      --   $      --
                                                              =========   =========
For disclosure of non-cash transactions see Note 7.

   The accompanying notes are an integral part of these financial statements.

                        INFOTAINMENT TELEPICTURES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

    The Company was incorporated in the state of Nevada in 1993 under the name "Gunn Industries." Since inception, the Company has been owned by a sole shareholder. By decision of the Board of Directors held on January 2, 1998, the name of the Company was changed to Infotainment Telepictures, Inc. ("Infotainment" or the "Company"). Infotainment is a media company focused on providing original radio, television and Internet programming relating to information technologies and the Internet and the production of infomercials for third parties for the sale of goods and services. The Company's properties include the radio and television program, NET TALK LIVE! THE INTERNET TALK SHOW, and the related Internet site. Revenues are derived from the sale of radio, television and Internet advertising and sponsorships on THE NET TALK LIVE! THE INTERNET TALK SHOW and revenue and royalties from the production of infomercials for third parties. In January 1999, substantially all of the Company's assets and liabilities were sold to DigitalConvergence.:Com Inc. ("Digital") (see
Note 11).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    The Company considers all highly liquid investments with maturities of three months or less at date of acquisition to be cash equivalents.

    PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from three to five years.

    The Company evaluates long-lived assets to be held and used in the business for impairment whenever events or changes in circumstances indicate that the net book value of the asset may not be recoverable. An impairment is determined by comparing expected future cash flows (undiscounted and before interest) to the net book value of the assets. If impairment exists, the amount of impairment is measured as the difference between the net book value of the assets and the estimated fair value of the related assets. Based on its most recent analysis, the Company believes that no impairment of property or equipment existed at December 31, 1998.

    CONCENTRATION OF CREDIT RISK

    The Company's revenue and accounts receivable primarily relate to the sale of advertising spots and sponsorships on NET TALK LIVE! THE INTERNET TALK SHOW and the production of infomercials. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. Credit losses have been within management's expectations and adequate allowances for any uncollectible trade receivables are maintained.

    Substantially all of the Company's accounts receivable are derived from sales to one customer in each of the years ended December 31, 1997 and 1998. Historically, the Company has not incurred material credit related losses.

                        INFOTAINMENT TELEPICTURES, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RESEARCH AND DEVELOPMENT

    Research and development costs are primarily costs incurred to develop, enhance and develop new applications for our technology. Research and development costs are charged to expense in the period incurred.

    ADVERTISING COSTS

    Advertising and promotion-related expenses are charged to operations when incurred. Advertising expense for 1997 and 1998 was approximately $0 and $10,031, respectively.

    INCOME TAXES

    Deferred income taxes are recorded to reflect the future tax consequences of temporary differences between the tax and financial bases of assets and liabilities based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect the taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

    REVENUE RECOGNITION

    Revenue derived from the sale of advertising spots and sponsorships during NET TALK LIVE! THE INTERNET TALK SHOW is recognized upon broadcast of the show in which the advertisement or sponsorship is aired. In cases where payment is received prior to the airing of the advertisement or sponsorship, the Company defers recognition of the corresponding revenue until the advertisement or sponsorship has been aired.

    Revenue derived from the production of infomercials is recognized when production is complete and the master is delivered to the customer, which is less than one year. Payments received in advance and costs incurred for production are deferred until completion of the related infomercial. Infomercial royalty revenue is recognized upon the sale of goods and/or services by the customer.

    BARTER TRANSACTIONS

    The Company trades advertisements and sponsorships on NET TALK LIVE! THE INTERNET TALK SHOW and Internet site in exchange for goods and services. Barter transactions are recorded at the fair market value of the goods and services provided or received, whichever is lower. Barter revenues are recognized in the period the advertisement or sponsorship is aired. If a barter agreement extends over the end of any accounting period, an asset or a liability is recorded based on the fair value of the related goods or services earned or to be provided at such period end. Historically, the goods and services provided and received have been exchanged in the same 30-day period. Therefore, advertising and sponsorship revenues are generally offset by an equal amount of production costs and/or property and equipment.

    In January 2000, the Emerging Issues Task Force ("EITF") released Issue
No. 99-17, "Accounting for Advertising Barter Transactions," which is effective for transactions occurring after January 20, 2000. Management does not expect adoption of the EITF to have a material impact on its operations and financial position.

                        INFOTAINMENT TELEPICTURES, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    NET LOSS PER SHARE

    Net loss per share is computed based on the weighted average number of shares of common stock outstanding and common equivalent shares. For the years ended December 31, 1997 and 1998, there were 25,000 shares of common stock issued and outstanding. Basic and diluted net loss per share are equal because the Company had no potentially dilutive shares outstanding during the years ended December 31, 1997 and 1998.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of the Company's cash and cash equivalents, accounts receivable, and accounts payable approximate their respective fair values.

    UNCERTAINTIES AND THE USE OF ESTIMATES AND ASSUMPTIONS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. PROPERTY AND EQUIPMENT

    A summary of property and equipment follows:

                                                              DECEMBER
                                                                 31,
                                                              ---------
                                                                1998
                                                              ---------
Computer equipment..........................................  $  53,280
Production equipment........................................    205,036
Phone equipment.............................................      8,214
Furniture and fixtures......................................     23,856
                                                              ---------
Property and equipment, gross...............................    290,386
Less accumulated depreciation...............................   (112,832)
                                                              ---------
Property and equipment, net.................................  $ 177,554
                                                              =========

                        INFOTAINMENT TELEPICTURES, INC.

4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    A summary of accounts payable and accrued expenses follows:

                                                              DECEMBER 31,
                                                              ------------
                                                                  1998
                                                              ------------
Accounts payable............................................     $21,515
Federal taxes...............................................      63,327
Other accruals..............................................         457
                                                                 -------
                                                                 $85,299
                                                                 =======

5. NOTES PAYABLE

    During 1998, the Company borrowed $587,900 through a line of credit with an investor of Digital at an interest rate of 8.0%, of which $135,000 was repaid in the same year. The note was unsecured. The remaining amount of the borrowings were repaid in 1999 in connection with the sale of the Company's assets and liabilities to Digital (see Note 11).

6. INCOME TAXES

    Income tax expense on income before income taxes consists of:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1997       1998
                                                          --------   --------
Current provision:
  Federal...............................................  $     --   $     --
  State.................................................        --         --
Deferred provision......................................   (74,838)   (22,848)
Valuation allowance.....................................    74,838     22,848
                                                          --------   --------
Total income tax benefit................................  $     --   $     --
                                                          ========   ========

    Reconciliations of the U.S. corporate income tax rate and the effective tax rate on loss before income taxes are summarized below:

                                                             DECEMBER 31,
                                                         --------------------
                                                           1997        1998
                                                         ---------   --------
U.S. corporate tax rate                                        34%        34%
Loss before taxes......................................  $(242,894)  $(88,432)
                                                         ---------   --------
Tax benefit at statutory rates.........................  $ (82,584)  $(30,067)
Tax effect of non income tax penalties.................      6,222      6,920
Tax effect of meals and entertainment..................      1,524        299
Increase in valuation allowance........................     74,838     22,848
                                                         ---------   --------
Total income tax benefit...............................  $      --   $     --
                                                         =========   ========

                        INFOTAINMENT TELEPICTURES, INC.

6. INCOME TAXES (CONTINUED)
    The components of the deferred tax asset and liability as of December 31, 1998 are as follows.

                                                                1998
                                                              ---------
ASSETS:
Net operating losses........................................  $ 158,692
Other temporary differences.................................      2,489
Valuation allowance.........................................   (158,335)
                                                              ---------
Deferred tax assets.........................................      2,846
                                                              =========
LIABILITIES:
Differences between book and tax basis of property and
  equipment.................................................      2,846
                                                              =========
Deferred tax liability......................................      2,846
                                                              ---------
Net deferred tax asset (liability)..........................  $      --
                                                              =========

    The expiration date of the net operating losses is as follows:

                                                                     EXPIRATION
                                                           AMOUNT       DATE
                                                          --------   ----------
                                                          $ 32,480        2010
                                                           148,854        2011
                                                           225,563        2012
                                                            59,843        2019
                                                          --------
                                                          $466,740
                                                          ========

7. BARTER TRANSACTIONS

    During the periods presented, in exchange for advertisements and sponsorships on NET TALK LIVE! THE INTERNET TALK SHOW, the Company has primarily received radio and television airtime to broadcast the show.

    For the years ended December 31, 1997 and 1998, barter transactions are summarized as follows:

                                                             DECEMBER 31,
                                                         --------------------
                                                           1997        1998
                                                         ---------   --------
Revenues...............................................  $ 293,275   $ 48,930
Expenses...............................................   (276,275)   (46,530)
Property and equipment.................................    (17,000)    (2,400)
                                                         ---------   --------
Total..................................................  $      --   $     --
                                                         =========   ========

    The decrease of barter transactions from 1997 and 1998 results from new broadcast contracts with other radio and television stations by which the Company generally pays cash to the stations for the value of the air time.

                        INFOTAINMENT TELEPICTURES, INC.

8. LEASES

    The Company has a noncancelable lease for facilities that expires in 2001. Future minimum lease payments under the lease are as follows:

                   YEAR ENDING                      OPERATING
                   DECEMBER 31,                      LEASES
--------------------------------------------------  ---------
1999..............................................   $31,200
2000..............................................    31,200
2001..............................................    10,300
                                                     -------
Total minimum lease payments......................   $72,700
                                                     =======

    Rental expense from operating leases amounted to $17,000, and $20,275 for the years ended December 31, 1997, and 1998, respectively. These expenses include $17,000, and $0, respectively resulting from a barter transaction (see
Note 7).

9. MAJOR CUSTOMERS AND CONTRACTS

    CUSTOMERS

    For the year ended December 31, 1997, two customers accounted for approximately 28.0% and 63.1% of the Company's total revenues, respectively.

    For the year ended December 31, 1998, three customers, accounted for approximately 26.5%, 25.3% and 24.9% of the Company's total revenues, respectively.

    CONTRACTS

    In June 1997, the Company entered into a contract with Nissi
Cosmetics, Inc. ("Nissi") to produce two infomercials, two direct response spots and two web sites for the advertising and marketing of a Nissi product. The Company received a flat fee for its services.

    In December 1997, the Company entered into a contract with Computer
City, Inc. ("Computer City") for Computer City to become a broadcast sponsor of NET TALK LIVE! THE INTERNET TALK SHOW. This contract, which terminated after six months, provided for sponsorship of the show, including commercial spots within the show, as well as the linking and co-branding of the respective company's web sites and personal appearances by the cast members of the show. The Company received a per show fee for these services.

    In December 1997, the Company entered into a contract with GTE Internetworking for GTE Internetworking to become a broadcast sponsor of NET TALK LIVE! THE INTERNET TALK SHOW This one-year contract provided for sponsorship of the show, including commercial spots within the show, as well as the linking and co-branding of the respective company's web sites. The Company received a per show fee for these services.

    In December 1997, the Company entered into a contract with The Associates for The Associates to become a broadcast sponsor of NET TALK LIVE! THE INTERNET TALK SHOW. This sixteen-week contract provided for sponsorship of the show, including commercial spots within the show, and the development of a web site for The Associates' product. The Company received a per show fee for these services.

                        INFOTAINMENT TELEPICTURES, INC.

9. MAJOR CUSTOMERS AND CONTRACTS (CONTINUED)
    In December 1998, the Company entered into a contract with Microsoft Corporation ("Microsoft") to produce and air two commercial spots on its NET TALK LIVE! THE INTERNET TALK SHOW each week for a minimum of sixteen weeks, as a part of Microsoft's "watch and win" marketing campaign. For these services, the Company received a flat fee plus various production and modification fees.

10. RELATED PARTY TRANSACTIONS

    Included in current liabilities on the accompanying balance sheet is an advance from a director of the Company for $197,919 for the year ended December 31, 1998.

11. SUBSEQUENT EVENTS

    On January 4, 1999, the Company entered into an Asset Purchase Agreement (the "Agreement") pursuant to which the Company sold substantially all of its assets and certain liabilities to Digital. The transaction will be accounted for as a business acquisition of entities under common control. In accordance with the Agreement, the Company sold all of its rights, title and interest in and to the trade names, trademarks, designs, copyrights, patents pending, patents filed and other intellectual property, all of the Company's rights in and to the radio and television show known as NET TALK LIVE! THE INTERNET TALK SHOW including, but not limited to, all prior and future programming, all trademarks, copyrights, creative materials, designs and other intellectual property, and all of the Company's right, title and interest in and to the furniture, fixtures and equipment ("the Assets").

    The aggregate purchase price for the Assets was $8,000,000, payable in the form of a promissory note, bearing interest at the rate of 6% per annum ("Promissory Note"). The promissory note and accrued interest thereon is payable on a quarterly basis to the Company beginning March 31, 2001. All or a portion of the Promissory Note will be repaid if certain events occur. In any event, all principal and interest amounts for the Promissory Note will be fully paid to the Company by January 31, 2004. During the month of October 1999, Digital repaid $1,500,000 of the promissory note. During the month of April 2000, Digital repaid $3,000,000 of principal and $584,137 of interest on the promissory note.

    On January 29, 1999, the Company entered into individual agreements with certain independent contractors who had provided services to the Company for the period from 1996 through early 1999. According to the contract agreements, the Company agrees to pay future cash bonuses to the individuals contingent upon the occurrence of two events including (1) the finalization of an initial public offering whereby Digital raises a net amount of proceeds of at least
$30 million and (2) the receipt of at least $8 million in cash collections by Digital prior to the date of an initial public offering which raises a net amount of proceeds of at least $30 million. As a result of the $1,500,000 voluntary repayment of the promissory note by Digital in October 1999, management elected to prepay a certain percentage of these bonuses in the amount of approximately $132,000 even though the conditions of the bonus agreements had not been satisfied. The payments remain the property of the contractors regardless of whether the conditions of the bonus agreements are met. As of the date of this report, the Company remains liable for an additional $1,000,000, contingent upon the satisfaction of the stipulated conditions of the bonus agreements.

                        INFOTAINMENT TELEPICTURES, INC.

11. SUBSEQUENT EVENTS (CONTINUED)
LEGAL PROCEEDINGS

    In September 1999, the Company became a co-defendant in a lawsuit pending in state court in Dallas, Texas. The plaintiff, Nissi Cosmetics, Inc., alleges that the Company breached a 1997 contract for the creation of two websites, two informercials, and two direct response spots for the advertising and marketing of certain of Nissi Cosmetics' body color, or self-tanning, products. Nissi Cosmetics seeks recovery of $585,000 paid to defendants, and unspecified damages for "lost profits." The Company filed a general denial and intends to vigorously defend the matter. In the opinion of management, the ultimate resolution of any such claims would not have a material adverse impact on the financial position of the Company.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    Through and including             , 2000 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                               10,000,000 SHARES


                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                              MERRILL LYNCH & CO.

                                  ING BARINGS

                         BANC OF AMERICA SECURITIES LLC

                            BEAR, STEARNS & CO. INC.

                                           , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED            , 2000
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS


                               10,000,000 SHARES


                                     [LOGO]

                                  COMMON STOCK

                               ------------------


    This is Digital:Convergence Corporation's initial public offering of common stock. Digital:Convergence Corporation is selling all of the shares in this
offering. The international managers are offering       shares outside the U.S.
and Canada and the U.S. underwriters are offering       shares in the U.S. and
Canada.



    We expect the public offering price to be $11.00 per share. Currently, no public market exists for the shares. After pricing of the offering, we expect that the shares will be quoted on the Nasdaq National Market under the symbol "DGTL."



    INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 OF THIS PROSPECTUS.


                             ---------------------


                                                            PER SHARE           TOTAL
                                                            ---------           -----
Public offering price..................................         $                 $
Underwriting discount..................................         $                 $
Proceeds, before expenses, to Digital:Convergence
  Corporation..........................................         $                 $



    The international managers may also purchase up to an additional 1,500,000 shares from Digital:Convergence Corporation at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The U.S. underwriters may similarly purchase up to an
aggregate of an additional       shares from Digital:Convergence Corporation.


    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares of common stock will be ready for delivery on or about
          , 2000.

                              --------------------


MERRILL LYNCH INTERNATIONAL                                  ING BARINGS LIMITED


                              --------------------

BANK OF AMERICA INTERNATIONAL LIMITED        BEAR, STEARNS INTERNATIONAL LIMITED

                              --------------------

                The date of this prospectus is           , 2000

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                                  UNDERWRITING

GENERAL

    We are offering our shares outside the U.S. and Canada through the international managers and in the U.S. and Canada through the U.S. underwriters. Merrill Lynch International, ING Barings Limited, as agent for ING Bank, N.V., London Branch, Bank of America International Limited and Bear, Stearns International Limited are acting as lead managers of the international managers named below. Subject to the terms and conditions described in an international purchase agreement among us and the international managers, and concurrently
with the sale of       shares to the U.S. underwriters, we have agreed to sell
to the international managers, and the international managers severally and not jointly have agreed to purchase from us, the number of shares listed opposite their names below.

                                                                NUMBER
                   INTERNATIONAL MANAGER                       OF SHARES
                   ---------------------                      -----------
Merrill Lynch International.................................
ING Barings Limited, as agent for ING Bank, N.V., London
  Branch....................................................
Bank of America International Limited.......................
Bear, Stearns International Limited.........................

                                                              -----------
    Total...................................................
                                                              ===========

    We have also entered into a U.S. purchase agreement with the U.S. underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, ING Barings LLC, Banc of America Securities LLC and Bear, Stearns & Co. Inc. are acting as U.S. representatives, for sale of the shares in the U.S. and Canada. Subject to the terms and conditions set forth in the U.S. purchase agreement,
and concurrently with the sale of       shares to the international managers
pursuant to the international purchase agreement, we have agreed to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase
from us,       shares. The initial public offering price per share and the total underwriting discount per share are identical under the international purchase agreement and the U.S. purchase agreement.

    The international managers and the U.S. underwriters have agreed to purchase all of the shares sold under the international and U.S. purchase agreements if any of these shares are purchased. If an underwriter defaults, the U.S. and international purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of shares to be purchased by the international managers and the U.S. underwriters are conditioned on one another.


    We have agreed to indemnify the international managers and the U.S. underwriters against specified liabilities, including liabilities under the Securities Act, or to contribute to payments the international managers and the U.S. underwriters may be required to make in respect of those liabilities.


    The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

    Merrill Lynch will be facilitating Internet distribution for this offering to several of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the website maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch website relating to this offering is not a part of this prospectus.


COMMISSIONS AND DISCOUNTS

    The lead managers have advised us that the international managers propose initially to offer the shares to the public at the initial public offering price set forth on the cover page of this prospectus and to dealers at that price less
a concession not in excess of $   per share. The international managers may
allow, and the dealers may re-allow, a discount not in excess of $   per share
to other dealers. After the initial public offering, the public offering price, concessions and discount may be changed.

    The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the international managers and the U.S. underwriters of their over-allotment options.

                                                                PER         WITHOUT        WITH
                                                               SHARE        OPTIONS       OPTIONS
                                                            -----------   -----------   -----------
Public offering price......................................      $             $             $
Underwriting discount......................................      $             $             $
Proceeds, before expenses, to us...........................      $             $             $

    The expenses of the offering, not including the underwriting discount, are
estimated at $      and are payable by us.

OVER-ALLOTMENT OPTIONS

    We have granted an option to the international managers to purchase up to additional shares at the public offering price less the underwriting discount. The international managers may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the international managers exercise this option, each will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares proportionate to that international manager's initial amount reflected in the above table.

    We have also granted an option to the U.S. underwriters, exercisable for 30 days from the date of this prospectus, to purchase up to additional shares to cover any over-allotments on terms similar to those granted to the international managers.

INTERSYNDICATE AGREEMENT

    The international managers and the U.S. underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the international managers and the U.S. underwriters may sell shares to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the international managers and any dealer to whom they sell shares will not offer to sell or sell shares to U.S. or Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the U.S. underwriters and any dealer to whom they sell shares will not offer to sell or sell shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement.

NO SALES OF SIMILAR SECURITIES


    We and our executive officers and directors and several existing stockholders have agreed, with exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce & Co. Specifically, we and these other individuals have agreed not to directly or indirectly


    - offer, pledge, sell or contract to sell any common stock,

    - sell any option or contract to purchase any common stock,

    - purchase any option or contract to sell any common stock,

    - grant any option, right or warrant for the sale of any common stock,

    - lend or otherwise dispose of or transfer any common stock,

    - request or demand that we file a registration statement related to the common stock, or


    - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.


    This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

QUOTATION ON THE NASDAQ NATIONAL MARKET

    We expect the shares to be approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "DGTL."

    Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us and the U.S. representatives and lead managers. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

    - the valuation multiples of publicly traded companies that the U.S. representatives and the lead managers believe to be comparable to us,

    - our financial information,

    - the history of, and the prospects for, our company and the industry in which we compete,

    - an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

    - the present state of our development, and

    - the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

    An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

    The underwriters do not expect to sell more than 5% of the shares being offered in this offering to accounts over which they exercise discretionary authority.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

    Until the distribution of the shares is completed, SEC rules may limit underwriters from bidding for and purchasing our common stock. However, the U.S. representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.


    If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the U.S. representatives may reduce that short position by purchasing shares in the open market. The U.S. representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of the purchases.



    The U.S. representatives may also impose a penalty bid on underwriters and selling group members. This means that if the U.S. representatives purchase shares in the open market to reduce the underwriter's short position or to stabilize the price of the shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares in that it discourages resales of those shares.


    Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. representatives or lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

UK SELLING RESTRICTIONS

    Each international manager has agreed that

    - it has not offered or sold and will not offer or sell any shares of common stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

    - it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom; and


    - it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of common stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements)(Exemptions) Order 1996 as amended by the Financial Services Act 1986 (Investment Advertisements)(Exemptions) Order 1997 or is a person to whom the document may otherwise lawfully be issued or passed on.


NO PUBLIC OFFERING OUTSIDE THE UNITED STATES


    No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or shares of our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of our common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares of common stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of the country or jurisdiction.


    Purchasers of the shares offered by this prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price on the cover page of this prospectus.

OTHER RELATIONSHIPS

    ING Barings LLC has performed investment banking and financial advisory services for us in the past for which it has received customary fees and may, in the future, perform similar services for us and receive additional compensation from us for those services. In connection with our private placement of Series A preferred stock in September 1999, ING Barings LLC received a placement fee of approximately $1.7 million in December 1999 for acting as placement agent. In addition, ING Barings LLC and DING.com LLC, an entity affiliated with ING Barings, purchased 1,587 and 2,875 shares of Series A preferred stock, respectively, in our Series A financing for a purchase price of $4,999,050 and $9,056,250, respectively. The shares held by ING Barings LLC and DING.com LLC will convert automatically into 999,810 and 1,811,250 shares of our common stock, respectively, upon completion of this offering.


    In addition, an affiliate of ING Barings LLC, ING Furman Selz Asset Management, has performed financial advisory services for us in the past in connection with short-term investments of our cash resources, for which it has received customary fees, and may perform similar services for us in the future and receive additional compensation from us for those services. As of September 25, 2000, ING Furman Selz Asset Management has been paid $22,140.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

    Through and including             , 2000 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                               10,000,000 SHARES


                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                          MERRILL LYNCH INTERNATIONAL

                              ING BARINGS LIMITED

                     BANK OF AMERICA INTERNATIONAL LIMITED

                      BEAR, STEARNS INTERNATIONAL LIMITED

                                           , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Digital:Convergence Corporation in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.



SEC registration fee........................................  $         33,396
NASD filing fee.............................................            10,500
Nasdaq National Market Listing Fee..........................         *
Printing and engraving costs................................         *
Legal fees and expenses.....................................         *
Accounting fees and expenses................................         *
Transfer Agent and Registrar fees...........................         *
Miscellaneous expenses......................................         *
                                                              ----------------
  Total.....................................................  $      *
                                                              ================


------------------------

*   To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

    The Company's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permitted by the DGCL. In addition, as permitted by the DGCL, the Amended and Restated Certificate of Incorporation provides that directors of the company shall have no personal liability to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to the company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

    The Company's By-laws provides for the indemnification of all current and former directors and all current or former officers to the fullest extent permitted by the DGCL.


    Digital:Convergence Corporation has entered into indemnification agreements with its directors and executive officers, and intends to enter into indemnification agreements with any new directors and executive officers in the future.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


    The following information relates to all securities issued or sold by Digital:Convergence Corporation in the last three years and not registered under the Securities Act. Each of the transactions described below was conducted in reliance upon the exemption from registration provided in Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder. Each of the certificates representing Digital:Convergence Corporation's securities issued in connection with such transaction contains a restrictive legend. The information provided in this Item takes into account a 630 for 1 stock split of the common stock effected on January 3, 2000.



    On September 25, 1998, Digital:Convergence Corporation sold 41,422,500 shares of common stock of Digital:Convergence Corporation (the "Common Stock") to J. Jovan Philyaw for a purchase price of $1,000.



    On January 28, 1999, Digital:Convergence Corporation issued $2,500,000 of 8.0% Debentures, Series 1999A to B&G Partnership, Ltd., BCG Partnership, Ltd. and JAT III, L.L.C.



    On January 28, 1999, Digital:Convergence Corporation sold 3,150,000 shares of Common Stock to B&G Partnership, Ltd. for a purchase price of $500.



    On January 28, 1999, Digital:Convergence Corporation sold 3,150,000 shares of Common Stock to BCG Partnership, Ltd. for a purchase price of $500.



    On January 28, 1999, Digital:Convergence Corporation sold 9,450,000 shares of Common Stock to JAT III, L.L.C. for a purchase price of $1,500.



    On January 29, 1999, Digital:Convergence Corporation sold 315,000 shares of Common Stock to BCG Partnership, Ltd. for a purchase price of $50.



    On January 29, 1999, Digital:Convergence Corporation sold 315,000 shares of Common Stock to JAT III, L.L.C. for a purchase price of $50.



    On January 29, 1999, Digital:Convergence Corporation sold 850,500 shares of Common Stock to Dave Mathews for a purchase price of $135.



    On January 29, 1999, Digital:Convergence Corporation sold 567,000 shares of Common Stock to Brad Smith for a purchase price of $90.



    On January 29, 1999, Digital:Convergence Corporation sold 472,500 shares of Common Stock to Laura Lewis for a purchase price of $75.



    On January 29, 1999, Digital:Convergence Corporation sold 346,500 shares of Common Stock to Luis Vallecillo for a purchase price of $55.

    On January 29, 1999, Digital:Convergence Corporation sold 157,500 shares of Common Stock to Kurt Boxdorfer for a purchase price of $25.



    On January 29, 1999, Digital:Convergence Corporation sold 78,750 shares of Common Stock to Jeff Harris for a purchase price of $12.50.



    On January 29, 1999, Digital:Convergence Corporation sold 78,750 shares of Common Stock to Brandon Brown for a purchase price of $12.50.



    On January 29, 1999, Digital:Convergence Corporation sold 220,500 shares of Common Stock to Kozette Hedger for a purchase price of $35.



    On January 29, 1999, Digital:Convergence Corporation sold 47,250 shares of Common Stock to Georgia Foy for a purchase price of $7.50.



    On January 29, 1999, Digital:Convergence Corporation sold 18,900 shares of Common Stock to Mike Simeone for a purchase price of $3.



    On May 17, 1999, Digital:Convergence Corporation sold 472,500 shares of Common Stock to William Leftwich for a purchase price of $75.



    Between August 1, 1999, and December 31, 1999, Digital:Convergence Corporation issued options pursuant to its 1999 Stock Option Plan for the purchase of 7,585,200 shares of Common Stock at a weighted average exercise price of $3.88 per share.



    Between September 28, 1999 and January 14, 2000, Digital:Convergence Corporation sold 2,875 shares of Series A Convertible Preferred Stock to DING.com LLC for a purchase price of $9,056,250.



    On September 29, 1999, Digital:Convergence Corporation issued to Belo Enterprises, Inc. a warrant to purchase 124,740 shares of Common Stock at an exercise price of $5.00 per share that expires on September 29, 2004.



    On September 30, 1999, Digital:Convergence Corporation sold 3,970 shares of Series A Convertible Preferred Stock to Belo Enterprises, Inc. for a purchase price of $12,505,500.



    On October 1, 1999, Digital:Convergence Corporation sold 6,350 shares of Series A Convertible Preferred Stock of Digital:Convergence Corporation to Young & Rubicam Inc. for a purchase price of $20,002,500.



    On October 1, 1999, Digital:Convergence Corporation sold 1,587 shares of Series A Convertible Preferred Stock to ING Capital LLC for a purchase price of $4,999,050.



    On October 15, 1999, Digital:Convergence Corporation sold 318 shares of Series A Convertible Preferred Stock to Michael H. Anderson for a purchase price of $1,001,700.



    On October 18, 1999, Digital:Convergence Corporation sold 318 shares of Series A Convertible Preferred Stock to Ingram Capital, Inc. for a purchase price of $1,001,700.



    On October 29, 1999, Digital:Convergence Corporation sold 318 shares of Series A Convertible Preferred Stock to LJBB Investment Group LP for a purchase price of $1,001,700.



    On November 3, 1999, Digital:Convergence Corporation sold 16 shares of Series A Convertible Preferred Stock to Robert D. Hamman for a purchase price of $50,400.



    On November 3, 1999, Digital:Convergence Corporation sold 16 shares of Series A Convertible Preferred Stock to Robert D. Hamman as Trustee for the Robert D. Hamman CLU, Inc. Profit Sharing Plan for a purchase price of $50,400.



    On November 5, 1999, Digital:Convergence Corporation sold 198 shares of Series A Convertible Preferred Stock to Digital Investment Partners for a purchase price of $623,700.

    During February through September 26, 2000, Digital:Convergence Corporation issued stock options to various employees and a consultant to purchase 3,504,500 shares of Common Stock at exercise prices ranging from $5.00 to $10.90 per share.



    On April 18, 2000, Digital:Convergence Corporation issued to an affiliate of National Broadcasting Company, Inc. warrants to purchase up to 3,752,445 shares of Common Stock at an exercise price of $5.00 per share, and also warrants to purchase up to 4,505,165 shares of Common Stock at an exercise price of $10.54 per share.



    On April 25, 2000, Digital:Convergence Corporation sold 5,929,364 shares of Series B Convertible Preferred Stock to accredited investors, as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, for an aggregate purchase price of $41.7 million.



    On April 25, 2000, Digital:Convergence Corporation sold 5,372,593 shares of Series C Convertible Preferred Stock to accredited investors, as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, for an aggregate purchase price of $56.6 million.



    On May 4, 2000, Digital:Convergence Corporation sold 237,079 shares of Series B Convertible Preferred Stock to accredited investors, as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, for an aggregate purchase price of $1.7 million.



    On May 4, 2000, Digital:Convergence Corporation sold 316,255 shares of Series C Convertible Preferred Stock to accredited investors as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, for an aggregate purchase price of $3.3 million.



    On August 23, 2000, Digital:Convergence Corporation sold 1,185,395 shares of Series B Convertible Preferred Stock and 1,581,277 shares of Series C Convertible Preferred Stock to a qualified institutional investor for a purchase price of $8.3 million and $16.7 million, respectively.



    On September 20, 2000, Digital:Convergence Corporation issued to an affiliate of National Broadcasting Company, Inc. warrants to purchase up to 166,000 shares of Common Stock at an exercise price of $10.54 per share pursuant to a Warrant Agreement dated April 18, 2000.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) EXHIBITS


       EXHIBIT
       NUMBER                       DESCRIPTION
---------------------               -----------
       *1.1                    --   Form of Underwriting Agreement
       #2.1.1                  --   Asset Purchase Agreement, dated January 4, 1999, by and
                                    between Digital:Convergence Corporation and Infotainment
                                    Telepictures, Inc.
       #2.1.2                  --   First Amendment to Asset Purchase Agreement, dated
                                    January 4, 1999, by and between Digital:Convergence
                                    Corporation and Infotainment Telepictures, Inc.
       *2.1.3                  --   Second Amendment to Asset Purchase Agreement, dated
                                               , 2000, by and between Digital:Convergence
                                    Corporation and Infotainment Telepictures, Inc.
       #3.1                    --   Form of Second Amended and Restated Certificate of
                                    Incorporation
       #3.2                    --   Form of Amended and Restated Bylaws
       *4.1                    --   Form of Common Stock Certificate
       #4.2                    --   Amended Certificate of Designation of Series A Convertible
                                    Preferred Stock
       #4.3                    --   Certificate of Designation of Series B Convertible Preferred
                                    Stock
       #4.4                    --   Certificate of Designation of Series C Convertible Preferred
                                    Stock
       +4.5                    --   First Amended and Restated Registration Rights Agreement,
                                    dated April 25, 2000, by and among Digital:Convergence
                                    Corporation and the security holders named therein
       +4.6                    --   First Amended and Restated Stockholders Agreement, dated
                                    April 25, 2000, by and among Digital:Convergence Corporation and the security holders named therein

       EXHIBIT
       NUMBER                       DESCRIPTION
---------------------               -----------
       +4.7                    --   Credit Agreement, dated May 16, 2000, by and between
                                    Comerica Bank-Texas and Digital:Convergence Corporation
       *4.8                    --   Form of Rights Agreement between Digital:Convergence
                                    Corporation and Rights Agent
       *5.1                    --   Opinion of Vinson & Elkins L.L.P.
      #10.1                    --   Employment Agreement, dated as of August 16, 1999, by and
                                    between Digital:Convergence Corporation and Michael N. Garin
      #10.2                    --   Employment Agreement, dated as of August 16, 1999, by and
                                    between Digital:Convergence Corporation and Gregory D.
                                    Lerman
      #10.3.1                  --   Employment Agreement, dated as of August 16, 1999, by and
                                    between Digital:Convergence Corporation and Scott P. Carlin
      #10.3.2                  --   First Amendment to Employment Agreement, dated as of
                                    August 16, 1999, by and between Digital:Convergence
                                    Corporation and Scott P. Carlin
      #10.4                    --   Employment Agreement, dated as of January 3, 2000, by and
                                    between Digital:Convergence Corporation and Donald E. Welsh
      #10.5                    --   Employment Agreement, dated as of December 15, 1999, by and between Digital:Convergence Corporation and Douglas L. Davis
      #10.6                    --   Employment Agreement, dated as of January 1, 2000, by and
                                    between Digital:Convergence Corporation and Patrick V. Stark
      +10.7                    --   Broadcast Station and Cable Channel Agreement, dated
                                    April 4, 2000, by and between Digital:Convergence
                                    Corporation and Belo Interactive, Inc.
      #10.8.1                  --   Warrant Agreement, dated September 29, 1999, by and between
                                    Digital:Convergence Corporation and Belo Enterprises, Inc.
      #10.8.2                  --   Warrant Certificate No. 1, dated September 29, 1999, for the purchase of Digital:Convergence Corporation common stock by
                                    Belo Enterprises, Inc.
      +10.9                    --   Licensing Agreement, dated as of April 18, 2000, by and
                                    between Digital:Convergence Corporation and National
                                    Broadcasting Company, Inc.
      +10.10.1                 --   Warrant Agreement, dated as of April 18, 2000, by and
                                    between Digital:Convergence Corporation and NBC-DCCI
                                    Holding, Inc.
      +10.10.2                 --   Warrant Certificate No. 1, dated April 18, 2000, for the
                                    purchase of Digital:Convergence Corporation common stock by
                                    NBC-DCCI Holding, Inc.
      +10.10.3                 --   Warrant Certificate No. 2, dated September 20, 2000, for the purchase of Digital:Convergence Corporation common stock by
                                    NBC-DCCI Holding, Inc.
      +10.11                   --   Warrant Agreement, dated as of April 18, 2000, by and
                                    between Digital:Convergence Corporation and NBC-DCCI
                                    Holding, Inc.
      +10.12                   --   Warrant Certificate No. 1, dated April 18, 2000, for the
                                    purchase of Digital:Convergence Corporation common stock by
                                    NBC-DCCI Holding, Inc.
      #10.13                   --   Promissory Note, dated January 4, 1999, by and between
                                    Digital:Convergence Corporation and Infotainment
                                    Telepictures, Inc.
      #10.14                   --   Debenture, dated January 28, 1999, by and between
                                    Digital:Convergence Corporation and JAT III L.L.C.
      #10.15                   --   Debenture, dated January 28, 1999, by and between
                                    Digital:Convergence Corporation and B&G Partnership, Ltd.
      #10.16                   --   Debenture, dated January 28, 1999, by and between
                                    Digital:Convergence Corporation and BCG Partnership, Ltd.
      #10.17                   --   Form of Indemnification Agreement for directors and officers of Digital:Convergence Corporation
      #10.18.1                 --   Digital:Convergence Corporation 1999 Stock Option Plan
      +10.18.2                 --   First Amendment to the Digital:Convergence Corporation 1999
                                    Stock Option Plan
      +10.19                   --   Digital:Convergence Corporation Employee Stock Purchase Plan

       EXHIBIT
       NUMBER                       DESCRIPTION
---------------------               -----------
      #10.20.1                 --   Stock Purchase Agreement, dated May 17, 1999, by and between
                                    Digital:Convergence Corporation and William S. Leftwich
      +10.20.2                 --   First Amendment to Stock Purchase Agreement, dated
                                    August 16, 1999, by and between Digital:Convergence
                                    Corporation and William S. Leftwich
      #10.21                   --   Form of Proprietary Rights and Information Agreement
      #10.22                   --   Manufacturing and Marketing Agreement, effective as of
                                    December 6, 1999, by and between Digital:Convergence
                                    Corporation and RadioShack Corporation
      #10.23                   --   Print Publishing Agreement, dated January 13, 2000, by and between Digital:Convergence Corporation and Forbes, Inc.
      #10.24                   --   Print License Agreement, dated February 16, 2000, by and
                                    between Digital:Convergence Corporation and Wired Magazine
      +10.25                   --   Agreement, dated as of August 30, 2000, by and between
                                    Digital:Convergence Corporation and A.T. Cross Company
      +21.1                    --   Subsidiaries of Digital:Convergence Corporation
      +23.1                    --   Consent of PricewaterhouseCoopers LLP
      *23.2                    --   Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)
      #24.1                    --   Power of Attorney (included in signature page)
       27.1                    --   Financial Data Schedule


------------------------

+   Filed herewith

*   To be filed by amendment


#  Previously filed


    (b) FINANCIAL STATEMENT SCHEDULES

    The following reports of independent accountants and financial statement schedules are included in this Registration Statement:


    - Report of Independent Accountants on Financial Statement Schedule of Digital:Convergence Corporation Inc.


    - Report of Independent Accountants on Financial Statement Schedule of Infotainment Telepictures, Inc.


    - Valuation and Qualifying Accounts of Digital:Convergence Corporation Inc. for the year ended December 31, 1999


    - Valuation and Qualifying Accounts of Infotainment Telepictures, Inc. for the years ended December 31, 1997 and 1998

ITEM 17. UNDERTAKINGS

    The Registrant hereby undertakes:

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) To provide to the underwriter(s) at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter(s) to permit prompt delivery to each purchaser.

    (c) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (d) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 26th day of September 2000.



                                                       DIGITAL:CONVERGENCE CORPORATION

                                                       By:             /s/ MICHAEL N. GARIN
                                                            -----------------------------------------
                                                                         Michael N. Garin
                                                              PRESIDENT AND CHIEF OPERATING OFFICER



    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                          *
     -------------------------------------------       Chief Executive Officer and  September 26, 2000
                  J. Jovan Philyaw                       Chairman of the Board

                /s/ MICHAEL N. GARIN
     -------------------------------------------       President, Chief Operating   September 26, 2000
                  Michael N. Garin                       Officer and Director

                          *                            Chief Financial Officer and
     -------------------------------------------         Principal Accounting       September 26, 2000
                 William S. Leftwich                     Officer

                          *
     -------------------------------------------       Director                     September 26, 2000
                  Patrick V. Stark

                          *
     -------------------------------------------       Director                     September 26, 2000
                  Michael H. Jordan

                          *
     -------------------------------------------       Director                     September 26, 2000
                   William O. Hunt

                          *
     -------------------------------------------       Director                     September 26, 2000
                   Jack A. Turpin




*   By:                  /s/ MICHAEL N. GARIN
                 -------------------------------------
                           Michael N. Garin                                                  September 26, 2000
                           ATTORNEY-IN-FACT

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE

To the Board of Directors of

DigitalConvergence.:Com Inc.


    Our audits of the consolidated financial statements referred to in our report dated April 27, 2000 appearing in this Registration Statement on Form S-1 of DigitalConvergence.:Com Inc. also included an audit of the financial statement schedule listed in such Registration Statement. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.


                                          PricewaterhouseCoopers LLP

Dallas, Texas
April 27, 2000

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                         FINANCIAL STATEMENT SCHEDULES

To the Board of Directors of

Infotainment Telepictures, Inc.


    Our audits of the consolidated financial statements referred to in our report dated February 29, 2000, except as to Note 11 which is as of April 27, 2000 appearing in this Registration Statement on Form S-1 of DigitalConvergence.:Com Inc. also included an audit of the financial statement schedules listed in such Registration Statement. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.


                                          PricewaterhouseCoopers LLP

Dallas, Texas
February 29, 2000

                                                                     SCHEDULE II


                          DIGITALCONVERGENCE.:COM INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)


                                                                   ADDITIONS
                                                      BALANCE AT   CHARGED TO                BALANCE AT
                                                      BEGINNING    COSTS AND                   END OF
CLASSIFICATION                                        OF PERIOD     EXPENSES    DEDUCTIONS     PERIOD
--------------                                        ----------   ----------   ----------   ----------
December 31, 1999
  Income tax valuation allowance....................    $  158       $4,311       $    --      $4,469
                                                        ======       ======       =======      ======


    (a) This schedule should be read in conjunction with the DigitalConvergence.:Com Inc. audited consolidated financial statements and related notes thereto.

                                                                     SCHEDULE II

                        INFOTAINMENT TELEPICTURES, INC.
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
                                 (IN THOUSANDS)

                                                                   ADDITIONS
                                                      BALANCE AT   CHARGED TO                BALANCE AT
                                                      BEGINNING    COSTS AND                   END OF
DESCRIPTION                                           OF PERIOD     EXPENSES    DEDUCTIONS     PERIOD
-----------                                           ----------   ----------   ----------   ----------
1997
  Income tax valuation allowance....................     $ 61         $74           $--         $135
                                                         ====         ===           ===         ====

1998
  Income tax valuation allowance....................     $135         $23           $--         $158
                                                         ====         ===           ===         ====

    (a) This schedule should be read in conjunction with the Infotainment Telepictures, Inc. audited financial statements and related notes thereto.

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                       DESCRIPTION
---------------------               -----------
            *1.1               --   Form of Underwriting Agreement
            #2.1.1             --   Asset Purchase Agreement, dated January 4, 1999, by and
                                    between Digital:Convergence Corporation and Infotainment
                                    Telepictures, Inc.
            #2.1.2             --   First Amendment to Asset Purchase Agreement, dated
                                    January 4, 1999, by and between Digital:Convergence
                                    Corporation and Infotainment Telepictures, Inc.
            *2.1.3             --   Second Amendment to Asset Purchase Agreement, dated        ,
                                    2000, by and between Digital:Convergence Corporation and
                                    Infotainment Telepictures, Inc.
            #3.1               --   Form of Second Amended and Restated Certificate of
                                    Incorporation
            #3.2               --   Form of Amended and Restated Bylaws
            *4.1               --   Form of Common Stock Certificate
            #4.2               --   Amended Certificate of Designation of Series A Convertible
                                    Preferred Stock
            #4.3               --   Certificate of Designation of Series B Convertible Preferred
                                    Stock
            #4.4               --   Certificate of Designation of Series C Convertible Preferred
                                    Stock
            +4.5               --   First Amended and Restated Registration Rights Agreement,
                                    dated April 25, 2000, by and among Digital:Convergence
                                    Corporation and the security holders named therein
            +4.6               --   First Amended and Restated Stockholders Agreement, dated
                                    April 25, 2000, by and among Digital:Convergence Corporation and the security holders named therein
            +4.7               --   Credit Agreement, dated May 16, 2000, by and between
                                    Comerica Bank-Texas and Digital:Convergence Corporation
            *4.8               --   Form of Rights Agreement between Digital:Convergence
                                    Corporation and Rights Agent
            *5.1               --   Opinion of Vinson & Elkins L.L.P.
           #10.1               --   Employment Agreement, dated as of August 16, 1999, by and
                                    between Digital:Convergence Corporation and Michael N. Garin
           #10.2               --   Employment Agreement, dated as of August 16, 1999, by and
                                    between Digital:Convergence Corporation and Gregory D.
                                    Lerman
           #10.3.1             --   Employment Agreement, dated as of August 16, 1999, by and
                                    between Digital:Convergence Corporation and Scott P. Carlin
           #10.3.2             --   First Amendment to Employment Agreement, dated as of
                                    August 16, 1999, by and between Digital:Convergence
                                    Corporation and Scott P. Carlin
           #10.4               --   Employment Agreement, dated as of January 3, 2000, by and
                                    between Digital:Convergence Corporation and Donald E. Welsh
           #10.5               --   Employment Agreement, dated as of December 15, 1999, by and between Digital:Convergence Corporation and Douglas L. Davis
           #10.6               --   Employment Agreement, dated as of January 1, 2000, by and
                                    between Digital:Convergence Corporation and Patrick V. Stark
           +10.7               --   Broadcast Station and Cable Channel Agreement, dated
                                    April 4, 2000, by and between Digital:Convergence
                                    Corporation and Belo Interactive, Inc.
           #10.8.1             --   Warrant Agreement, dated September 29, 1999, by and between
                                    Digital:Convergence Corporation and Belo Enterprises, Inc.
           #10.8.2             --   Warrant Certificate No. 1, dated September 29, 1999, for the purchase of Digital:Convergence Corporation common stock by
                                    Belo Enterprises, Inc.
           +10.9               --   Licensing Agreement, dated as of April 18, 2000, by and
                                    between Digital:Convergence Corporation and National
                                    Broadcasting Company, Inc.
           +10.10.1            --   Warrant Agreement, dated as of April 18, 2000, by and
                                    between Digital:Convergence Corporation and NBC-DCCI
                                    Holding, Inc.
           +10.10.2            --   Warrant Certificate No. 1, dated April 18, 2000, for the
                                    purchase of Digital:Convergence Corporation common stock by
                                    NBC-DCCI Holding, Inc.
           +10.10.3            --   Warrant Certificate No. 2, dated September 20, 2000, for the purchase of Digital:Convergence Corporation common stock by
                                    NBC-DCCI Holding, Inc.

       EXHIBIT
       NUMBER                       DESCRIPTION
---------------------               -----------
           +10.11              --   Warrant Agreement, dated as of April 18, 2000, by and
                                    between Digital:Convergence Corporation and NBC-DCCI
                                    Holding, Inc.
           +10.12              --   Warrant Certificate No. 1, dated April 18, 2000, for the
                                    purchase of Digital:Convergence Corporation common stock by
                                    NBC-DCCI Holding, Inc.
           #10.13              --   Promissory Note, dated January 4, 1999, by and between
                                    Digital:Convergence Corporation and Infotainment
                                    Telepictures, Inc.
           #10.14              --   Debenture, dated January 28, 1999, by and between
                                    Digital:Convergence Corporation and JAT III L.L.C.
           #10.15              --   Debenture, dated January 28, 1999, by and between
                                    Digital:Convergence Corporation and B&G Partnership, Ltd.
           #10.16              --   Debenture, dated January 28, 1999, by and between
                                    Digital:Convergence Corporation and BCG Partnership, Ltd.
           #10.17              --   Form of Indemnification Agreement for directors and officers of Digital:Convergence Corporation
           #10.18.1            --   Digital:Convergence Corporation 1999 Stock Option Plan
           +10.18.2            --   First Amendment to the Digital:Convergence Corporation 1999
                                    Stock Option Plan
           +10.19              --   Digital:Convergence Corporation Employee Stock Purchase Plan
           #10.20.1            --   Stock Purchase Agreement, dated May 17, 1999, by and between
                                    Digital:Convergence Corporation and William S. Leftwich
           +10.20.2            --   First Amendment to Stock Purchase Agreement, dated
                                    August 16, 1999, by and between Digital:Convergence
                                    Corporation and William S. Leftwich
           #10.21              --   Form of Proprietary Rights and Information Agreement
           #10.22              --   Manufacturing and Marketing Agreement, effective as of
                                    December 6, 1999, by and between Digital:Convergence
                                    Corporation and RadioShack Corporation
           #10.23              --   Print Publishing Agreement, dated January 13, 2000, by and between Digital:Convergence Corporation and Forbes, Inc.
           #10.24              --   Print License Agreement, dated February 16, 2000, by and
                                    between Digital:Convergence Corporation and Wired Magazine
           +10.25              --   Agreement, dated as of August 30, 2000, by and between
                                    Digital:Convergence Corporation and A.T. Cross Company
           +21.1               --   Subsidiaries of Digital:Convergence Corporation
           +23.1               --   Consent of PricewaterhouseCoopers LLP
           *23.2               --   Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)
           #24.1               --   Power of Attorney (included in signature page)
            27.1               --   Financial Data Schedule


------------------------

+   Filed herewith

*   To be filed by amendment


#  Previously filed